Exhibit 4.3

CREDIT AGREEMENT

dated as of

August 13, 2010,

among

ENERGYSOLUTIONS, INC.,

ENERGYSOLUTIONS, LLC,
as the Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent

CREDIT SUISSE AG

and

CITIBANK, N.A.,

as Syndication Agents

J.P. MORGAN SECURITIES INC.,

CREDIT SUISSE SECURITIES (USA) LLC

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

EXHIBITS

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Guarantee and Collateral Agreement
Exhibit D	-	Form of Interest Election Request
Exhibit E	-	Form of Loan Certificate
Exhibit F	-	Form of Promissory Note
Exhibit G	-	Form of Perfection Certificate
Exhibit H	-	Form of Performance Certificate
Exhibit I	-	Form of Subordination Agreement

SCHEDULES

Schedule 2.1	-	Commitments
Schedule 2.6	-	Existing Letters of Credit
Schedule 4.3A	-	Subsidiaries and Joint Ventures
Schedule 4.3B	-	Voting Restrictions
Schedule 4.4	-	Consents; Conflicts; Liens
Schedule 4.6	-	Licenses; Necessary Authorizations
Schedule 4.9	-	Litigation
Schedule 4.10	-	Taxes; Other Liabilities
Schedule 4.16	-	Governmental Regulation
Schedule 4.19	-	Agreements with Affiliates
Schedule 4.22	-	Real Property; Mortgaged Properties
Schedule 4.27	-	Employee Relations
Schedule 5.17	-	Post-Closing Collateral Obligations
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.5	-	Existing Investments

v

CREDIT AGREEMENT dated as of August 13, 2010 (this “Agreement”), among ENERGYSOLUTIONS, INC., a Delaware corporation (“Parent”), ENERGYSOLUTIONS, LLC, a Utah limited liability company (“EnergySolutions”), as the Borrower, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.

WHEREAS, Parent and EnergySolutions desire to enter into financing transactions pursuant to which (a) EnergySolutions will obtain senior secured credit facilities consisting of (i) Term Loans (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) in U.S. Dollars in an aggregate principal amount of $560,000,000 ($310,000,000 of the proceeds of which shall be used to cash collateralize EnergySolutions’ reimbursement obligations in respect of Deposit Letters of Credit) and (ii) Revolving Loans in U.S. Dollars and Revolving Letters of Credit in U.S. Dollars and Available Foreign Currencies in an aggregate principal or face amount not exceeding the equivalent of $105,000,000 and (b) Parent and EnergySolutions will issue Senior Notes in an aggregate principal amount of $300,000,000;

WHEREAS, Parent and EnergySolutions desire to consummate the transactions contemplated by the Zion Agreements, which provide, among other things, for the acquisition by ZionSolutions, a wholly owned Subsidiary of EnergySolutions, of certain assets relating to the Zion Energy Center, Units 1 and 2, located in Zion, Illinois (the “Zion Acquisition”) from Exelon Generation Company, LLC (“Exelon”); and

WHEREAS, the proceeds of the senior secured credit facilities referred to above will be used as follows: (a) $250,000,000 of the proceeds of the Term Loans will be used to refinance Indebtedness of EnergySolutions and Duratek, Inc., a wholly owned Subsidiary of EnergySolutions (“Duratek”), outstanding under the Existing Credit Agreements, (b) $310,000,000 of the proceeds of the Term Loans will be deposited in the Deposit L/C Escrow Account for the purpose of cash collateralizing EnergySolutions’ reimbursement obligations to the Deposit Issuing Banks in respect of Deposit Letters of Credit, (c) the proceeds of the Revolving Loans and drawings under the Revolving Letters of Credit will be used for working capital and other general corporate purposes and (d) the Deposit Letters of Credit will replace synthetic letters of credit issued under the Existing Credit Agreements and will provide credit support for the obligations of Parent and EnergySolutions under the Zion Agreements.

NOW, THEREFORE, the Lenders and the Issuing Banks are willing to make such loans and issue such letters of credit to or for the account of EnergySolutions on the terms and subject to the conditions set forth herein.  Accordingly, in consideration of the premises and the agreements herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.1  Defined Terms.  For the purposes hereof, the following terms shall have the following meanings:

“Accession Agreement” shall have the meaning set forth in Section 2.18(g).

“Acquisition” shall mean (whether by purchase, exchange, issuance of capital stock, limited partnership interests, general partnership interests or other equity or debt securities, merger, reorganization or any other method) (a) any acquisition by Parent, EnergySolutions or any of their respective Subsidiaries of all or substantially all of the Equity Interests in any other Person, which Person shall then become consolidated with EnergySolutions or any of its Subsidiaries in accordance with GAAP, or (b) any acquisition by Parent, EnergySolutions or any of their respective Subsidiaries of all or substantially all of the assets of any other Person; provided that Acquisition shall not mean or include any Real Property Acquisition.

“Acquisition Entity” shall mean, in respect of any Acquisition of any Person, collectively, and on a consolidated basis, such Person and all subsidiaries and other Affiliates of such Person, if any, that are acquired with such Person, in one transaction or a series of two or more related transactions.

“Additional Permitted Debt” shall mean Indebtedness of EnergySolutions that (a) is unsecured, (b) other than in the case of Indebtedness incurred pursuant to Section 7.1(u), is not guaranteed by Parent or any of its Subsidiaries, (c) matures no earlier than 180 days after the Term Maturity Date, (d) requires no payment of principal (whether by way of scheduled amortization, mandatory redemption, mandatory prepayment, sinking fund or otherwise) to be made prior to its maturity date (except after such Indebtedness has been accelerated as a result of the occurrence of an event of default thereunder), provided that in the case of Indebtedness incurred pursuant to Section 7.1(u), the terms of such Indebtedness may require redemptions or offers to purchase upon asset sales and change of control events on customary terms, and (e) does not require Parent, EnergySolutions or any of their respective Subsidiaries to maintain any specified financial condition.

“Adjusted Eurodollar Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the Eurodollar Reserve Percentage; provided that, notwithstanding the foregoing, the Adjusted Eurodollar Rate, when used in reference to any Term Borrowing, or the Loans comprising any such Borrowing, shall at no time be less than 1.75% per annum.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article IX.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, the Person specified; provided, however, that for purposes of Sections 4.19 and 7.7, the term “Affiliate” shall also mean any Person that is a director or an executive officer of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).  Unless the context otherwise requires, “Affiliate” shall mean an Affiliate of Parent and shall include its Subsidiaries.

“Aggregate Revolving Commitment” shall mean the sum of the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Exposure” shall mean the sum of the Revolving Exposures of all the Revolving Lenders.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Agreement Currency” shall have the meaning set forth in Section 10.19(b).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the Adjusted Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in U.S. Dollars with a maturity of one month plus 1%; provided that, notwithstanding the foregoing, the Alternate Base Rate, when used in reference to any Term Borrowing, or the Loans comprising any such Borrowing, shall at no time be less than 2.75% per annum.  For purposes of clause (c) above, the Adjusted Eurodollar Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to such day for deposits in U.S. Dollars with a maturity of one month.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively.

“Applicable Creditor” shall have the meaning set forth in Section 10.19(b).

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of any Governmental Authority applicable to such Person, including the Licenses, all Environmental Laws and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which such Person is a party or by which such Person is bound.

“Applicable Margin” shall mean, for any day, (a) with respect to any Term Loan, (i) 3.50% per annum, in the case of a Base Rate Loan, or (ii) 4.50% per annum, in the case of a Eurodollar Loan, and (b) with respect to any Revolving Loan, (i) 3.50% per annum, in the case of a Base Rate Loan, or (ii) 4.50% per annum, in the case of a Eurodollar Loan.

“Applicable Section 7.1(u) Prepayment Percentage” shall mean, on any date of incurrence of Additional Permitted Debt pursuant to Section 7.1(u), (a) 100% if the Leverage Ratio as of such date shall be (i) equal to or greater than 2.75:1.00 on a pro forma basis after giving effect thereto and to any concurrent prepayment of Loans required by Section 7.1(u) or (ii) less than 2.75:1.00 but any lesser prepayment of Loans contemplated by clause (b) below would not result in a Leverage Ratio less than 2.75:1.00, and (b) 50% if the Leverage Ratio as of such date shall be less than 2.75:1.00 on a pro forma basis after giving effect thereto and to any concurrent prepayment of Loans required by Section 7.1(u), in each case, assuming the relevant period for the determination of Consolidated Adjusted EBITDA for purposes of calculation of the Leverage Ratio is the four consecutive fiscal quarter period ending on the Latest Financial Reporting Date.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean each of J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., in its capacity as a joint lead arranger and joint bookrunner for the credit facilities established under this Agreement.

“Assignment and Assumption” shall mean an assignment and assumption, substantially in the form of Exhibit A, entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required under Section 10.4(b).

“Authorized Signatory” shall mean such officers of each Loan Party or, with respect to certain limited liability companies or partnerships that do not have officers, such managers, managing members or general partners thereof, in each case as may be duly authorized and designated in writing to the Administrative Agent by such Loan Party to execute documents, agreements and instruments on behalf of such Loan Party.

“Available Excess Cash Flow” shall mean, at any date of determination, the aggregate amount of (a) 50% of Excess Cash Flow for the partial fiscal year of Parent commencing on October 1, 2010 and ending on December 31, 2010 and (b) Excess Cash Flow for each full fiscal year thereafter ending prior to such date of determination that, in each case, (i) was not and is not required to be applied to the prepayment of Term Loans pursuant to Section 2.11 and (ii) has not been utilized on or prior to such date of determination for Permitted Uses.

“Available Foreign Currencies” shall mean Canadian Dollars, Euro, Sterling and such other currencies as agreed to by the Administrative Agent and EnergySolutions.

“Bankruptcy Event” shall mean, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Government Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Borrower” shall mean EnergySolutions, LLC, a Utah limited liability company.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by EnergySolutions for a Borrowing in accordance with Section 2.3, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Capital Expenditures” shall mean, for any period, without duplication, (a) the additions to property, plant and equipment and other expenditures of Parent and its consolidated Subsidiaries that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of Parent and its consolidated Subsidiaries for such period prepared in accordance with GAAP, (b) Real Property Acquisitions during such period and (c) such portion of principal payments on Capitalized Lease Obligations made by Parent and its consolidated Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment; provided that, solely for the purposes of Section 7.15, Capital Expenditures shall not include any expenditures that (i) constitute Permitted Acquisitions, (ii) are made with casualty insurance proceeds to the extent such proceeds are permitted to be reinvested pursuant to the terms of this Agreement, (iii) are deemed to occur by virtue of the trade-in or other exchange of existing assets permitted under this Agreement, (iv) are made with the cash proceeds of an asset disposition permitted under this Agreement to purchase an asset or (v) are expenditures by any Special Purpose Subsidiary.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as a lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Equivalents” shall have the meaning set forth in Section 7.5(a).

“Cash Interest Expense” shall mean, for any period, for Parent and its Subsidiaries on a consolidated basis, interest expense during such period in respect of Indebtedness for Money Borrowed (including any net obligations owing under interest rate Derivative Contracts), as determined in accordance with GAAP, that is payable in cash, and shall also include, without duplication, the interest cash component during such period in respect of amounts payable under Capitalized Lease Obligations, less interest income for such period that is payable in cash.

“Change in Law” shall mean the occurrence, after the date of this Agreement of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that with respect to any Lender or Participant that shall have acquired its interest hereunder pursuant to an assignment or a participation, a Change in Law shall be deemed to have occurred only if such change shall have occurred after the date of such assignment or participation, as applicable; provided further that, notwithstanding the foregoing, such Person shall be entitled to the benefits of Section 2.16 to the same extent as the Person from whom it has acquired such assignment or participation, as applicable.

“Change of Control” shall mean (a) the acquisition of ownership by any Person other than Parent of any Equity Interest in EnergySolutions; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Equity Interests in Parent representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Parent; (c) persons who were (i) directors of Parent on the date hereof, (ii) nominated by the board of directors of Parent or (iii) appointed by directors who were directors of Parent on the date hereof or were nominated as provided in clause (ii) above, in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of Parent (other than any such solicitation made by the board of directors of Parent), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of Parent; or (d) the occurrence of a “Change of Control” as defined in the Senior Notes Documents or any “change of control” (or similar event, however denominated) with respect to Parent or EnergySolutions under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of Parent, EnergySolutions or any of their respective Subsidiaries or any preferred Equity Interests in Parent.

“Citibank” shall mean Citibank, N.A.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans, or to the extent such Loans have different terms and conditions than the Term Loans, Incremental Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment, a Revolving Commitment or an Incremental Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or a Commitment of a particular Class.  Incremental Term Loans and Incremental Term Commitments that have different terms and conditions shall constitute separate Classes of Loans and Commitments.

“Closing Date” shall mean the date on which all the conditions specified in Section 3.1 are satisfied (or waived in accordance with Section 10.10).

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean any property of any kind on which Liens are purported to be created in favor of the Administrative Agent, for itself and for the benefit of the Secured Parties, as security for the Secured Obligations, pursuant to any of the Security Documents.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a)           the Administrative Agent shall have received from Parent, EnergySolutions and each of their respective Subsidiaries (other than (A) any non-operating Subsidiary with total assets of less than $1,000,000, (B) any Non-U.S. Subsidiary, (C) Zion Solutions or (D) any other Special Purpose Subsidiary (but only to the extent that, and for so long as, such other Special Purpose Subsidiary is prohibited by any Applicable Law, including any order of any Governmental Authority, or by its organizational documents or SPS Project Documentation from providing the Guarantees and granting the Liens contemplated by the Guarantee and Collateral Agreement)) either (i) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Subsidiary after the Closing Date (subject to any additional exceptions set forth in Section 5.12(a)), a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in clauses (b) and (e) of Section 3.1 with respect to such Person; provided that each Domestic DRE shall execute and deliver such counterpart of or supplement to the Guarantee and Collateral Agreement solely as a “Grantor” and not as a “Guarantor” thereunder.

(b)           all Equity Interests in any Subsidiary owned by or on behalf of any Loan Party or Domestic DRE shall have been pledged pursuant to the Guarantee and Collateral Agreement and, in the case of Equity Interests in any Non-U.S. Subsidiary where the Administrative Agent so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement, provided that the applicable Loan Party or Domestic DRE, as the case may be, shall not be required to pledge (i) the Equity Interest of ZionSolutions, (ii) the Equity Interests of any other Special Purpose Subsidiary to the extent that, and for so long as, such pledge is prohibited by any Applicable Law, including any order of any Governmental Authority, or by the organizational documents or SPS Project Documentation of such other Special Purpose Subsidiary, (iii) the Equity Interests acquired after the Closing Date in any joint venture that becomes a Subsidiary as a result of such acquisition, if and for so long as such pledge is prohibited by the organizational or membership documents of such joint venture and such prohibition was not agreed to in contemplation of such acquisition and (iv) more than 65% of the outstanding voting Equity Interests of any Subsidiary that is a “first tier” Non-U.S. Subsidiary (provided that such pledge shall not be required to the extent it is prohibited under the laws of the jurisdiction of organization of such Non-U.S. Subsidiary), and the Administrative Agent shall, to the extent required by the Guarantee and Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)           (i) all Indebtedness of Parent, EnergySolutions and each of their respective Subsidiaries and (ii) all Indebtedness of any other Person (other than Cash Equivalents held in book entry form or securities accounts) in a principal amount of $1,000,000 or more that, in each case, is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Guarantee and Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)           all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e)           the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner or lessee of such Mortgaged Property, (ii) a Mortgage Policy issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first priority Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such endorsements (but specifically excluding creditors’ rights endorsements), coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) if improvements located upon any Mortgaged Property are located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; provided, however, that the Administrative Agent shall not require new surveys with respect to any Mortgaged Property if the title insurance company issuing the Mortgage Policy in respect of such Mortgaged Property will agree to a issue survey related endorsements thereto upon receipt of a survey affidavit executed by the applicable record owner or lessee;

(f)            with respect to the Deposit L/C Escrow Account, each deposit account (other than (i) any deposit account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, payroll taxes, employee benefits and similar expenses, (ii) any non-domestic deposit account the funds in which are used, in the ordinary course of business, solely in the operation of Non-U.S. Subsidiaries and (iii) deposit accounts the daily balance in which does not at any time exceed $1,000,000 for any such account or $5,000,000 for all such accounts) and each securities account maintained by any Loan Party with any depositary bank or securities intermediary the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and such depositary bank or securities intermediary, as the case may be, of a Control Agreement; and

(g)           each Loan Party shall have obtained all landlord, warehouseman, agent, bailee and processor acknowledgments required to be obtained by it pursuant to the Guarantee and Collateral Agreement and all other consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent, in consultation with Parent and EnergySolutions, reasonably determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to EnergySolutions and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” shall mean a Term Commitment, a Revolving Commitment or any Incremental Commitment, or any combination thereof (as the context requires).

“Consolidated Adjusted EBITDA” shall mean, for any period, for Parent and its Subsidiaries on a consolidated basis, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Cash Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation, amortization and accretion of asset retirement obligations for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) any extraordinary charges for such period, (v) any noncash charges for such period (excluding any additions to bad debt reserves or bad debt expense and any noncash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period or amortization of a prepaid cash item that was paid in a prior period), (vi) any losses attributable to early extinguishment of Indebtedness or obligations under any Derivative Contract, (vii) any noncash  expenses for such period resulting from the grant of stock options or

Equity Interests in Parent to any director, officer or employee of Parent, EnergySolutions or any of their respective Subsidiaries pursuant to a written plan or agreement approved by the board of directors of Parent, (viii) the cumulative effect of a change in accounting principles, (ix) any costs for such period (if incurred prior to September 30, 2010) relating to the Transactions, that are expensed rather than capitalized as debt issuance costs, in an aggregate amount for all periods not to exceed $5,000,000, (x) pro forma adjustments for cost savings and synergies (net of continuing associated expenses) relating to any Permitted Acquisition during the 12-month period commencing on the date of consummation of such Permitted Acquisition, to the extent such cost savings and synergies could be reflected in pro forma consolidated financial statements of Parent reflecting such Permitted Acquisition that are prepared in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted by the staff of the SEC, (xi) amortization and write-offs of debt issuance costs, (xii) non-cash impairment charges, write-offs or write-downs relating to goodwill or intangible assets, (xiii) non-cash SFAS 133 income (or loss) relating to hedging activities and (xiv) non-cash expenses or gains related to recording of the fair market value of Derivative Contracts, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period, (ii) any noncash items of income for such period (excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual for anticipated cash charges in any prior period, but only to the extent such accrual reduced Consolidated EBITDA for such prior period), (iii) any gains attributable to the early extinguishment of Indebtedness or obligations under any Derivative Contract and (iv) the cumulative effect of a change in accounting principles; provided further that Consolidated Adjusted EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition, or any exclusive license, of assets by Parent or any of its consolidated Subsidiaries, other than dispositions of inventory and other dispositions and licenses in the ordinary course of business.

“Consolidated Net Income” shall mean, for any period, the net income or loss of Parent and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than Parent ) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to Parent, EnergySolutions or, subject to clauses (b) and (c) below, any other consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary (other than EnergySolutions or any other Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon Parent or any Subsidiary or any law applicable to Parent or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly owned by Parent to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Covered Taxes” shall have the meaning set forth in Section 2.17(a).

“CS” shall mean Credit Suisse AG.

“Debt Service” shall mean, for any period, for Parent and its consolidated Subsidiaries, the amount of Cash Interest Expense during such period, together with scheduled principal repayments made (excluding any repayments made or required to be made in accordance with Section 2.11) in respect of Indebtedness for Money Borrowed during such period.  For purposes of this definition, “principal” shall include the principal component of payments for such period in respect of Capitalized Lease Obligations.

“Default” shall mean any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default specified in Section 8.1.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Revolving Letters of Credit or (iii) pay over to the Administrative Agent or any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good-faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified EnergySolutions, the Administrative Agent or any Lender Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Revolving Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Default Rate” shall mean a rate per annum equal to (a) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.7 or (b) in the case of any other amount, 2% per annum plus the rate applicable to Base Rate Revolving Loans as provided in Section 2.7.

“Deposit Issuing Bank” shall mean (a) each of JPMCB and CS, (b) solely in respect of any Existing Deposit Letter of Credit, the Revolving Lender that is the issuer thereof, as set forth on Schedule 2.6, and (c) each Revolving Lender that shall have become a Deposit Issuing Bank hereunder as provided in Section 2.6(n) (other than any Person that shall have ceased to be a Deposit Issuing Bank as provided in Section 2.6(o)), each in its capacity as an issuer of Deposit Letters of Credit hereunder.  Each Deposit Issuing Bank may, in its discretion, arrange for one or more Deposit Letters of Credit to be issued by Affiliates of such Deposit Issuing Bank, in which case the term “Deposit Issuing Bank” shall include any such Affiliate with respect to Deposit Letters of Credit issued by such Affiliate (it being agreed that such Deposit Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.6 with respect to such Deposit Letters of Credit).

“Deposit L/C Depositary Bank” shall have the meaning set forth in Section 2.6(m).

“Deposit L/C Disbursement” shall mean a payment or disbursement made by a Deposit Issuing Bank pursuant to a Deposit Letter of Credit.

“Deposit L/C Escrow Account” shall have the meaning set forth in Section 2.6(m).

“Deposit L/C Escrow Account Balance” shall mean, at any time, the aggregate amount of cash on deposit in the Deposit L/C Escrow Account.

“Deposit L/C Exposure” shall mean, at any time, the sum of (a) the sum of the Dollar Equivalents of the undrawn amounts of all outstanding Deposit Letters of Credit at such time and (b) the sum of the Dollar Equivalents of all Deposit L/C Disbursements that have not yet been reimbursed by or on behalf of EnergySolutions at such time.

“Deposit L/C Increase Election” shall have the meaning specified in Section 2.18(a).

“Deposit L/C Secured Obligations” shall have the meaning specified in the Guarantee and Collateral Agreement.

“Deposit L/C Specified Amount” shall mean $310,000,000, representing the maximum aggregate face amount of Deposit Letters of Credit permitted to be outstanding under this Agreement, as such amount may be (a) decreased from time to time pursuant to Section 2.19 and (b) increased from time to time pursuant to Section 2.18.

“Deposit Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.6(b) and any Existing Deposit Letter of Credit.

“Derivative Contract” shall mean any forward contract (other than a forward contract to purchase inputs or provide services entered into in the ordinary course of the Permitted Business), futures contract, option (other than an option to purchase inputs or provide services entered into in the ordinary course of the Permitted Business), swap, notional principal contract, synthetic position or other financial contract similar to any of the foregoing and, for the avoidance of doubt, shall include any Hedge Agreement.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)  matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)  is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)  is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by Parent, EnergySolutions or any of their respective Subsidiaries, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days  after the Term Maturity Date; provided, however, that an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in U.S. Dollars, such amount and (b) with respect to any amount denominated in any Available Foreign Currency, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate.

“Domestic DRE” shall mean any Subsidiary that (a) is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia, (b) is a disregarded entity for Federal Income tax purposes, (c) does not hold any assets other than Equity Interests in Non-U.S. Subsidiaries, (d) does not engage in any business or activity other than ownership of such Equity Interests and (e) does not have any liabilities or other obligations.

“Domestic Subsidiary” shall mean any Subsidiary, except any Domestic DRE, incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Duratek” shall have the meaning set forth in the recitals hereto.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or Parent, EnergySolutions, any of their respective Subsidiaries or other Affiliates.

“Eligible Deposit Account Investments” shall mean (a) to the extent available with the applicable Deposit L/C Depositary Bank, money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000 and (b) investments in money market deposit accounts issued or offered by JPMCB or its Affiliates.

“Engagement Letter” shall mean the Engagement Letter dated July 21, 2010, among EnergySolutions, the Administrative Agent and the Arrangers.

“Environmental Cleanup Activities” shall have the meaning set forth in Section 5.16(c).

“Environmental Law” shall mean any applicable Federal, state or local law, statute, treaty, convention, rule, regulation, ordinance, code, decree, injunction, criterion, guideline, directive, Environmental Permit, writ, order or judgment (including common law), and any applicable requirement thereunder, relating to human health or safety as it relates to environmental protection or Hazardous Materials, Hazardous Materials, pollution, noise, the environment or natural resources.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, proceedings, demands, judgments, orders, decrees, directives, fines, penalties, fees, expenses and costs (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, administrative oversight, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief), whether contingent or otherwise, arising out of or relating to: (a) non-compliance with any Environmental Law (including any permitting, licensing or financial assurance requirements thereunder), (b) the generation, use, handling, transportation, storage, treatment, processing, enrichment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract or agreement enforceable under Applicable Law pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, authorization, approval, license, registration, consent, order, certificate, waiver, exception, variance, exemption or filing with or issued by any Governmental Authority relating to or required by any Environmental Law.

“Environmental Testing” shall have the meaning set forth in Section 5.16(c).

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), including a Subsidiary or an Affiliate of EnergySolutions, that together with EnergySolutions is treated as a single employer (within the meaning of Section 414(b) or 414(c) of the Code) or, solely for the purpose of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Affiliate Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code maintained by an ERISA Affiliate or to which an ERISA Affiliate contributed, contributes or is obligated to contribute.

“Euro” or “€” shall mean the single currency of the Participating Member States.

“Eurocurrency Liabilities” shall have the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which U.S. Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage”, for any Interest Period, shall mean the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to such Interest Period.

“Event of Default” shall mean each of the events specified in Section 8.1.

“Excess Cash Flow” shall mean, for each fiscal year, based on the audited financial statements for such fiscal year required to be provided under Section 6.2, without duplication, (a) Consolidated Adjusted EBITDA for such fiscal year minus (b) the sum of (i) Capital Expenditures by Parent and its consolidated Subsidiaries during such fiscal year (other than Capital Expenditures that are financed with Excluded Sources), (ii) cash Taxes accrued or paid (unless previously accrued) by Parent and its consolidated Subsidiaries during such fiscal year, (iii) Debt Service paid by Parent and its consolidated Subsidiaries during such fiscal year, (iv) the amount, if any, by which Net Working Capital increased during such fiscal year, (v) to the extent included in the calculation of Consolidated Adjusted EBITDA, legal fees and expenses of, or the payment of any judgment against, any Loan Party paid by Parent during such fiscal year, (vi) up to $10,000,000 of Restricted Payments actually made to holders of Equity Interests of Parent during such fiscal year in accordance with Section 7.7(b)(i) and (vii) cash paid by Parent and its consolidated Subsidiaries in respect of Permitted Acquisitions during such fiscal year, other than to the extent financed with Excluded Sources and plus (c) the amount, if any, by which Net Working Capital decreased during such fiscal year.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934.

“Exchange Rate” shall mean, on any day with respect to any Available Foreign Currency, the rate at which such Available Foreign Currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters WRLD Page for such Available Foreign Currency; in the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as determined by the Administrative Agent, or, in the absence of any such publicly available service, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Available Foreign Currency are then being conducted, at or about 10:00 a.m., New York City time, on such date for the purchase of U.S. Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent demonstrable error.

“Excluded Asset Sales” shall mean (a) sales, leases or other dispositions of inventory in the ordinary course of business and obsolete or worn-out assets, (b) any sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing or securitization transaction, (c) any transfer of assets by any consolidated Subsidiary of EnergySolutions to EnergySolutions and any transfer of assets by EnergySolutions or Parent to any of their respective consolidated Subsidiaries, or between any of such Consolidated Subsidiaries, so long as the security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and remain perfected and of the same priority (to at least the same extent as in effect immediately prior to such transfer), (d) any sale or disposition of personal property with a fair market value in the aggregate of less than $2,500,000 per year, (e) dispositions of personal property to the extent that (i) such personal property is exchanged for credit against the purchase price of replacement personal property performing the same function or (ii) the proceeds of any such disposition are promptly applied to the purchase price of similar replacement personal property, (f) sales, transfers, contributions or dispositions of assets contributed for the purpose of creating a Special Purpose Subsidiary other than ZionSolutions otherwise permitted herein not to exceed $10,000,000 per such Special Purpose Subsidiary, (g) sales, transfers, contributions or dispositions of assets (i) of a Special Purpose Subsidiary for the purpose of terminating, liquidating or winding down such Special Purpose Subsidiary or (ii) pursuant to the Zion Agreements with a fair market value not exceeding the fair market value of any assets to be disposed of or transferred pursuant to the Zion Agreements in the forms delivered to the Administrative Agent prior to the Closing Date (without, for the avoidance of doubt, giving effect to any amendments or modifications thereof pursuant to clause (o) of the definition of the term “Zion Agreements”) or (h) additional dispositions or transfers of assets in connection with the Zion Acquisition pursuant to the Zion Agreements with an aggregate fair market value not exceeding $5,000,000.

“Excluded Sources” shall mean (a) proceeds of any incurrence or issuance of Long-Term Indebtedness and Capitalized Lease Obligations and (b) Net Proceeds of any sale, transfer, lease or other disposition, or any exclusive license, of assets made in reliance on Section 7.4 or of any casualty or condemnation event.

“Exelon” shall have the meaning set forth in the recitals hereto.

“Existing Credit Agreements” shall mean (a) the Third Amended and Restated Credit Agreement dated as of September 23, 2009, as amended as of January 14, 2010 and as further amended as of July 12, 2010, among Parent, EnergySolutions, the lenders party thereto and Citicorp North America, Inc. (“CNAI”), as administrative agent, and (b) the Amended and Restated Credit Agreement, dated as of September 23, 2009, as amended as of January 14, 2010 and as further amended as of July 12, 2010, among Duratek, the lenders party thereto and CNAI, as administrative agent.

“Existing Deposit Letter of Credit” shall mean each Existing Letter of Credit designated as a “Deposit Letter of Credit” on Schedule 2.6.

“Existing Letter of Credit” shall mean each letter of credit previously issued for the account of EnergySolutions or any of its Subsidiaries pursuant to any of the Existing Credit Agreements that is outstanding on the Closing Date and listed on Schedule 2.6, but shall not include any renewal or extension of any such letter of credit other than an Existing Letter of Credit issued by a Revolving Issuing Bank.

“Existing Revolving Letter of Credit” shall mean each Existing Letter of Credit designated as a “Revolving Letter of Credit” on Schedule 2.6.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as in effect on the Closing Date.

“Federal Funds Rate” shall mean, as of any date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with the members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent or its Affiliates from three Federal funds brokers of recognized standing selected by the Administrative Agent or its Affiliates.

“Fee Letter” shall mean the Fee Letter dated July 21, 2010, among EnergySolutions, the Administrative Agent and the Arrangers.

“Financial Officer” shall mean, with respect to any Person, the chief financial officer, chief accounting officer, treasurer or controller of such Person.

“Foreign Pledge Agreement” shall mean a pledge or charge agreement granting a Lien on Equity Interests in a Non-U.S. Subsidiary to secure the Secured Obligations, governed by the law of the jurisdiction of organization of such Non-U.S. Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of Parent)).

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement among Parent, EnergySolutions, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit C, together with all supplements thereto.

“Hazardous Material” shall mean (a) any petroleum or petroleum product, explosive, radioactive material (including any natural or artificial radioactive byproduct, daughter product, isotope or waste), asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, dioxins, furans or lead and (b) any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, solid, liquid or gas, in each case whether naturally occurring, human made or the by-product of any process, (i) that is now or hereafter becomes defined as or included within the definition of a “hazardous substance”, “hazardous waste”, “hazardous material”, “radioactive waste”, “mixed waste”, “toxic chemical”, “toxic substance”, “toxic waste”, “hazardous chemical”, “extremely hazardous substance”, “extremely hazardous waste”, “restricted hazardous waste”, “pollutant”, “contaminant”, or any other words of similar meaning under any Environmental Law or (ii) exposure to which or the presence, use, generation, treatment, Release, transport, enrichment, refinement or storage of which is now or hereafter prohibited, limited, restricted or regulated under any Environmental Law or by any Governmental Authority.

“Hedge Agreements” shall mean (a) Derivative Contracts entered into to hedge or mitigate risks to which Parent, EnergySolutions or any of their respective Subsidiaries has actual exposure (other than in respect of Equity Interests or Indebtedness of Parent, EnergySolutions or any of their respective Subsidiaries) and (b) Derivative Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent, EnergySolutions or any of their respective Subsidiaries.

“Historical Financial Statements” shall have the meaning set forth in Section 4.11.

“Increase Effective Date” shall have the meaning set forth in Section 2.18(a).

“Incremental Commitment Cap” shall mean, at any time, the excess, if any, of (a) $150,000,000 over (b) the sum of the aggregate amount of all Incremental Term Commitments and Incremental Revolving Commitments established prior to such time in accordance with Section 2.18.

“Incremental Commitments” shall mean, collectively, the Incremental Term Commitments and the Incremental Revolving Commitments.

“Incremental Facility Amendment” shall have the meaning set forth in Section 2.18(g).

“Incremental Lender” shall mean any Lender that shall have become a Lender hereunder pursuant to Section 2.18.

“Incremental Loan” shall mean any Loan made pursuant to an Incremental Commitment.

“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.18(a).

“Incremental Term Commitment” shall have the meaning set forth in Section 2.18(a).

“Incremental Term Loan” shall have the meaning set forth in Section 2.18(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or represented by notes payable and drafts accepted representing extensions of credit, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that, if recourse for the payment of such Indebtedness is limited exclusively to such property and such Person has no personal liability with respect thereto, the amount of Indebtedness under this clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capitalized Lease Obligations of such Person, (h) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Money Borrowed” shall mean, as of any date with respect to any Person, without duplication, (a) all Indebtedness of such Person for borrowed money or represented by notes payable and drafts accepted representing extensions of credit, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person owing under Derivative Contracts (after giving effect to applicable netting agreements with the counterparty), (d) all Indebtedness of such Person upon which interest charges are customarily paid, (e) all Capitalized Lease Obligations of such Person, (f) all unsatisfied reimbursement obligations of such Person in respect of draws under any letter of credit or letter of guaranty (it being understood that no undrawn letters of credit shall constitute Indebtedness for Money Borrowed), (g) all Indebtedness of such Person issued or assumed as full or partial payment for property or services (other than trade accounts payable arising in the ordinary course of business, but only if and for so long as such accounts are payable on customary trade terms) and (h) Guarantees of any of the foregoing; provided that solely for the purposes of determining compliance with Sections 2.18(b)(iii) and 7.6(a), the Term Loans shall be deemed to constitute Indebtedness for Money Borrowed only to the extent the outstanding principal amount thereof exceeds the Deposit L/C Escrow Account Balance.  For purposes of this definition, interest which is accrued but not paid on the scheduled due date for such interest shall be deemed to constitute Indebtedness for Money Borrowed.

“Indemnitee” shall have the meaning set forth in Section 10.2(b).

“Interest Coverage Ratio” shall mean, as of any calculation date and for the four consecutive fiscal quarter period most recently ended on or prior to such date, on a consolidated basis for Parent and its Subsidiaries, the ratio of Consolidated Adjusted EBITDA to Cash Interest Expense for such period.

“Interest Election Request” shall mean a request by EnergySolutions to convert or continue a Borrowing in accordance with Section 2.5, which shall be, in the case of any such written request, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Interest Payment Date” shall mean (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by each Lender participating therein, nine or 12 months thereafter), as EnergySolutions may elect; provided that (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person.  The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b)

any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of Parent) of such Equity Interests or other property as of the time of the transfer, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such transfer, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of Parent) of such Equity Interests at the time of the issuance thereof.

“IP Security Agreements” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Issuing Bank” shall mean any Deposit Issuing Bank or Revolving Issuing Bank.

“JPMCB” shall mean JPMorgan Chase Bank, N.A.

“Judgment Currency” shall have the meaning set forth in Section 10.19(b).

“Latest Financial Reporting Date” shall have the meaning set forth in Section 7.1(u).

“L/C Calculation Date” means, with respect to any L/C Disbursement made in an Available Foreign Currency, (a) the date on which the applicable Issuing Bank shall advise the Administrative Agent that it purchased with U.S. Dollars the currency used to make such L/C Disbursement or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such purchase, the date on which such L/C Disbursement is made.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exchange Rate” means, on any day, with respect to U.S. Dollars in relation to any Available Foreign Currency, the rate at which U.S. Dollars may be exchanged into such Available Foreign Currency, as set forth at approximately 12:00 noon, New York City time, on such day on the applicable Reuters World Currency Page.  In the event that such rate does not appear on the applicable Reuters World Currency Page, the L/C Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and EnergySolutions or, in the absence of such agreement, such L/C Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., London time, on such date for the purchase of such Available Foreign Currency with U.S. Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with EnergySolutions, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“L/C Exposure” shall mean, at any time, the sum of the Deposit L/C Exposure and the Revolving L/C Exposure at such time.

“Lender” shall mean each Person listed on the signature pages hereto as a Lender and any other Person that becomes a Lender hereunder pursuant to Section 2.18 or 10.4, for so long as such Person shall be a party to this Agreement.

“Lender Party” shall mean any Lender or any Issuing Bank.

“Letter of Credit” shall mean, as the context may require, a Revolving Letter of Credit or a Deposit Letter of Credit.

“Leverage Ratio” shall mean, as of any calculation date, on a consolidated basis for Parent and its Subsidiaries, the ratio of Indebtedness for Money Borrowed as of such calculation date to Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such calculation date.

“Licenses” shall mean any permits or licenses held by Parent, EnergySolutions or any of their respective Subsidiaries, all of which are listed as of the Closing Date on Schedule 4.6.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether created by statute, contract, the common law or otherwise, and whether or not choate, vested or perfected; provided, however, that the term “Lien” shall not include any license, sublicense, lease or sublease (other than any capital or synthetic lease) of or with respect to any personal property.

“Loan Certificate” shall mean a certificate in the form of Exhibit E.

“Loan Documents” shall mean this Agreement, the Guarantee and Collateral Agreement, the other Security Documents and, except for purposes of Section 10.10, the Notes.

“Loan Parties” shall mean, collectively, Parent, EnergySolutions and each Subsidiary Guarantor.

“Loans” shall mean, collectively, the Term Loans and the Revolving Loans and shall include, unless the context otherwise requires, the Incremental Loans of either Class.

“Long-Term Indebtedness” shall mean any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Long-Term Funded Indebtedness” shall mean, as of any date, the sum of all Long-Term Indebtedness of EnergySolutions and its Subsidiaries of the types referred to in clauses (a) and (b) of the definition of the term “Indebtedness”.  As used in Section 5.11, “Long-Term Funded Indebtedness” shall include (i) the Term Loans only to the extent such Loans constitute “Indebtedness for Money Borrowed” for purposes of Section 7.6(a) and (ii) the Senior Notes.

“Majority in Interest”, when used in reference to the Lenders of any Class, shall mean, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders, Lenders holding outstanding Term Loans representing more than 50% of all Term Loans outstanding at such time.

“Majority Lenders” shall mean, at any time, Lenders having Revolving Exposures, Term Loans and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Revolving Commitments at such time.

“Material Adverse Change” shall mean any act, omission, event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on or affecting (a) the Transactions, (b) the business, assets, properties, liabilities (fixed or contingent), condition (financial or otherwise), operations, business or prospects of Parent, EnergySolutions and their respective Subsidiaries, taken as a whole, or (c) the validity, enforceability or priority of any of the Loan Documents or the Liens thereunder or the rights and remedies of the Administrative Agent and the Lender Parties thereunder.

“Material Indebtedness” shall mean Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Derivative Contracts, of any one or more of Parent, EnergySolutions and their respective Subsidiaries in an aggregate principal amount of $5,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent, EnergySolutions or any of their respective Subsidiaries in respect of any Derivative Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent, EnergySolutions or any such Subsidiary would be required to pay if such Derivative Contract were terminated at such time.

“MNPI” shall mean material information concerning Parent, EnergySolutions and each of their respective Subsidiaries and their respective securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” shall mean Moody’s Investors Service, a subsidiary of Moody’s Corporation, and any successor to its rating agency business.

“Mortgage” shall mean a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Policy” shall mean each mortgage title insurance policy issued, or to be issued, in favor of the Administrative Agent in connection with any Mortgage and each endorsement issued, or to be issued, to any mortgage title insurance policy in connection with any amendment thereof, as provided for herein.

“Mortgaged Property” shall mean (a) as of the Closing Date, the real property designated as “Mortgaged Property” on Schedule 4.22 and (b) thereafter, all of the real property referred to in clause (a) together with any and all real property which is encumbered by a Mortgage pursuant to Sections 5.10 and 5.12.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA that has been maintained, sponsored or contributed to by Parent, EnergySolutions, any of their respective Subsidiaries or any of their respective ERISA Affiliates.

“Necessary Authorizations” shall mean all approvals and licenses from, and all filings and registrations with, any Governmental Authority, including the Licenses and all grants, approvals, licenses, filings and registrations necessary in order to enable Parent or any of its Subsidiaries to own, construct, maintain and operate its Permitted Business and to make and hold Investments in other Persons who own, construct, maintain and operate their respective Permitted Businesses.

“Net Proceeds” shall mean, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by Parent, EnergySolutions and their respective Subsidiaries to Persons that are not Affiliates of Parent, EnergySolutions or any of their respective Subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a sale/leaseback transaction or a casualty or a condemnation or similar proceeding), or an exclusive license, of an asset, the amount of all payments required to be made by Parent, EnergySolutions and their respective Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Parent, EnergySolutions and their respective Subsidiaries, and the amount of any reserves established by Parent, EnergySolutions and their respective Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred (or the year any payment is received in respect of such event) or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of Parent).  For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause

(b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Working Capital” shall mean, at any date, (a) the consolidated current assets of Parent and its consolidated Subsidiaries as of such date (excluding cash and Cash Equivalents) minus (b) the consolidated current liabilities of Parent and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness).  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Defaulting Lender” shall mean a Revolving Lender that is not a Defaulting Lender.

“Non-U.S. Lender” shall mean a Lender that is not a U.S. Person.

“Non-U.S. Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary or a Domestic DRE.

“Note” shall mean any promissory note in the form of Exhibit F executed and delivered to any Lender pursuant to Section 2.12

“Obligations” shall have the meaning set forth in the Guarantee and Collateral Agreement.

“Other Taxes” shall have the meaning set forth in Section 2.17(b)

“Parent” shall have the meaning set forth in the preamble hereto.

“Participant” shall have the meaning set forth in Section 10.4(c).

“Participant Register” shall have the meaning set forth in Section 10.4(c).

“Participating Member State” shall mean any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to the Economic and Monetary Union.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law on October 26, 2001.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” shall mean a certificate signed by an Authorized Signatory of each Loan Party in substantially the form of Exhibit G, together with all attachments contemplated thereby.

“Performance Certificate” shall mean a certificate of a Financial Officer of Parent and EnergySolutions as to its financial performance and compliance with, among other things, the covenants set forth in Sections 7.6 and 7.15, in substantially the form of Exhibit H.

“Permitted Acquisition” shall mean (a) an Acquisition by EnergySolutions or any of its Subsidiaries of any Person (i) which, along with its subsidiaries acquired in the same Acquisition, is primarily engaged in a Permitted Business, (ii) not less than 90% of the consolidated assets, revenues and net income of which, for each of the two most recent fiscal years, are located in, or derived from operations in, the United States, and (iii) which, along with each of its domestic subsidiaries, satisfies the Collateral and Guarantee Requirement as provided in Section 5.12 and (b) an Acquisition by EnergySolutions or any of its Subsidiaries of a Special Purpose Subsidiary.

“Permitted Asset Sale” shall mean the sale by Parent, EnergySolutions or any of their respective Subsidiaries of any part of its or their assets, including any Equity Interests of Subsidiaries, as and to the extent permitted under Section 7.4.

“Permitted Business” shall mean (a) all existing business operations of Parent and its Subsidiaries conducted as of the Closing Date, as well as those reasonably related thereto, including environmental services, and (b) any reasonably related business in respect of the use and management of Hazardous Material and Hazardous Material waste in accordance with Applicable Law, the Licenses and the Necessary Authorizations.

“Permitted Encumbrances” shall mean Permitted Liens other than those referred to in clauses (a), (b), (h), (m), (n), (o), (q) and (r) of the definition thereof.

“Permitted Investments” shall mean Investments described in and permitted to be made under Section 7.5.

“Permitted Liens” shall mean, as applied to any Person:

(a)           Liens (i) for taxes and assessments, judgments, governmental charges or levies or claims relating to such taxes, in an aggregate amount not in excess of $500,000, (ii) on Real Property for real estate taxes not yet due and (iii) for taxes, assessments, judgments, governmental charges or levies or claims not overdue for a period of not more than 30 days or the nonpayment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto and remain unstayed for a period of 30 days after their commencement;

(b)           Liens created under the Loan Documents;

(c)           Liens of landlords, carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet overdue by more than 30 days or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor in accordance with GAAP;

(d)           Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and social security insurance;

(e)           restrictions on the transfer of assets imposed by any of the Licenses as now in effect or by any Environmental Laws, any state laws and any regulations thereunder;

(f)            easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

(g)           purchase money security interests which are perfected automatically by operation of law, only for the period (not to exceed 20 days) of automatic perfection under the law of the applicable jurisdiction, and limited to Liens on assets so purchased;

(h)           cash collateralization of the mark-to-market value of the Obligations under Secured Hedge Agreements in an aggregate amount not to exceed $2,000,000;

(i)            any Liens of record listed on Schedule 7.2 attached hereto;

(j)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(k)           Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into by the Loan Parties or any of their subsidiaries in the ordinary course of business;

(l)            Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof) and (iii) the Indebtedness secured thereby is permitted under Section 7.1;

(m)          other Liens securing Indebtedness outstanding in an aggregate amount not to exceed $5,000,000;

(n)           Liens in favor of Exelon and its permitted assigns on any Equity Interests of, ZionSolutions to secure obligations of Parent and EnergySolutions to Exelon under the Zion Agreements; provided that the Liens securing such obligations shall be created pursuant to documentation reasonably satisfactory to the Administrative Agent;

(o)           Liens on the assets or properties of, or on any Equity Interests of, any Special Purpose Subsidiary other than ZionSolutions incurred as a result of the formation or acquisition of such Special Purpose Subsidiary (i) pursuant to the SPS Project Documentation of such

Special Purpose Subsidiary, (ii) in favor of the counterparty to such SPS Project Documentation and (iii) to secure obligations in an aggregate amount not to exceed $20,000,000 per Special Purpose Subsidiary and $50,000,000 in the aggregate; and

(p)           easements granted solely for the purpose of securing the availability of capacity at EnergySolutions’ Class A low level radioactive disposal site in Clive, Utah for the disposal of Class A low level radioactive waste in connection with the SPS Project Documentation of any Special Purpose Subsidiary (including the Zion Agreements); provided that (i) the aggregate space of all such easements granted pursuant to the Zion Agreements shall not exceed 10% of the available aggregate space at such Clive, Utah disposal site for the disposal of such radioactive waste and (ii) the aggregate space of all such easements granted pursuant to the SPS Project Documentation of any other Special Purpose Subsidiary shall not exceed 5% in the case of any such Special Purpose Subsidiary, and shall not exceed 15% for all such Special Purpose Subsidiaries taken together, in each case, of the available aggregate space at such Clive, Utah disposal site for the disposal of such radioactive waste;

(q)           leases, licenses, subleases or sublicenses of or with respect to any real property granted to other Persons in the ordinary course of business and not interfering in any material respect with the business of Parent or its subsidiaries; and

(r)            any interest or title of a lessor, licensee, sublicensee, licensor or sublicensor under any lease or license agreement of or with respect to any real property granted in the ordinary course of business.

“Permitted Uses” shall mean (a) Investments made pursuant to Section 7.5(c)(x), (b) Restricted Payments made pursuant to Section 7.7(b)(ii) and expenditures and payments made pursuant to Section 7.7(c)(vii) and (c) Capital Expenditures made pursuant to Section 7.15(b).

“Person” shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, maintained or contributed to by Parent, EnergySolutions, any of their respective Subsidiaries or any of their respective ERISA Affiliates.

“Platform” shall have the meaning set forth in Section 10.18(b).

“Post-Increase Revolving Lenders” shall have the meaning set forth in Section 2.18(d).

“Pre-Increase Revolving Lenders” shall have the meaning set forth in Section 2.18(d).

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” shall mean, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Property” shall mean any property now or hereafter owned, operated or leased by Parent, EnergySolutions or any of their respective Subsidiaries.

“Pro Rata Share” shall mean, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time; provided that in the case of Section 2.21, when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Pro Rata Share of each Revolving Lender shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Public Side Lender Representatives” shall mean, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Real Property Acquisition” shall mean (whether by purchase, exchange, issuance of capital stock, limited partnership interests, general partnership interests or other equity or debt securities, merger, reorganization or any other method) the acquisition by Parent, EnergySolutions or any of their respective Subsidiaries of any interest in real property, whether done and made individually or as part of a transaction including assets or property other than real property.

“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender (and, in the case of a Lender that is classified as a partnership for U.S. Federal tax purposes, a Person treated as the beneficial owner thereof for U.S. Federal tax purposes), (c) any Issuing Bank and (d) any other Person to which any obligation under any Loan Document is owed by any Loan Party.

“Refinancing Indebtedness” shall mean, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and reasonable fees and expenses (including underwriting fees and prepayment premiums not in excess of 4% that are contractually required to be paid in connection with a refinancing but excluding make-whole payments and premiums paid in connection with a tender offer for, or open market purchases of, such Original Indebtedness) relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the Term Maturity Date; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of Parent if Parent shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of Parent only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.  Notwithstanding the foregoing, any Refinancing Indebtedness in respect of Additional Permitted Debt must also meet the requirements set forth in clauses (a) through (e) of the definition of the term “Additional Permitted Debt”.

“Register” shall have the meaning set forth in Section 10.4(b).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean the release, deposit, disposal, leakage, burial, discharge, emission, injection, spillage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, migrating, placement and the like (including the disposal of barrels, containers and other closed receptacles) into, within, through, upon or under the environment (including any land, soils, subsurface strata, water or indoor or outdoor air) or any building, structure facility or fixture.

“Remedial Actions” shall mean all actions, including any capital expenditures, undertaken to (a) clean up, remove, treat or in any other way address any Hazardous Material; (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) bring facilities on any property owned, operated or leased by the Loan Parties and the facilities located and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits.

“Reportable Event” shall have the meaning set forth in Section 4043 of ERISA.

“Restricted Debt Payment” shall mean any payment or other distribution by Parent, EnergySolutions or any of their respective Subsidiaries of, or in respect of, Indebtedness other than any such payment or distribution that is expressly permitted by Section 7.7(c).

“Restricted Payment” shall mean any direct or indirect distribution, dividend or other payment (whether in cash, securities or other property) by Parent, EnergySolutions or any of their respective Subsidiaries to any Person on account of any Equity Interests of Parent, EnergySolutions or any of their respective Subsidiaries.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the Revolving Termination Date.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder and to acquire participations in Revolving Letters of Credit, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.19, (b) increased from time to time pursuant to Section 2.18 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  As of the Closing Date, the aggregate amount of the Lenders’ Revolving Commitments is $105,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s Revolving L/C Exposure at such time.

“Revolving Issuing Bank” shall mean (a) each of JPMCB, CS and Citibank, (b) solely in respect of any Existing Revolving Letter of Credit, the Revolving Lender that is the issuer thereof, as set forth on Schedule 2.6, and (c) each Revolving Lender that shall have become a Revolving Issuing Bank hereunder as provided in Section 2.6(n) (other than any Person that shall have ceased to be a Revolving Issuing Bank as provided in Section 2.6(o)), each in its capacity as an issuer of Revolving Letters of Credit hereunder.  Each Revolving Issuing Bank may, in its discretion, arrange for one or more Revolving Letters of Credit to be issued by Affiliates of such Revolving Issuing Bank, in which case the term “Revolving Issuing Bank” shall include any such Affiliate with respect to Revolving Letters of Credit issued by such Affiliate (it being agreed that such Revolving Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.6 with respect to such Revolving Letters of Credit).

“Revolving L/C Cash Collateral Account” shall have the meaning set forth in Section 2.6(l).

“Revolving L/C Disbursement” shall mean a payment or disbursement made by a Revolving Issuing Bank pursuant to a Revolving Letter of Credit.  In the event that a Revolving L/C Disbursement is not reimbursed by EnergySolutions as provided in Section 2.6(h) and the Revolving Lenders fund participations in such Revolving L/C Disbursement as provided in Section 2.6(f), the amount of such Revolving L/D Disbursement shall for all purposes hereof be deemed to be the aggregate U.S. Dollar amount funded by the Revolving Lenders pursuant to Section 2.6(f).

“Revolving L/C Exposure” shall mean, at any time, the sum of (a) the sum of the Dollar Equivalents of the undrawn amounts of all outstanding Revolving Letters of Credit at such time and (b) the sum of the Dollar Equivalents of all Revolving L/C Disbursements that have not yet been reimbursed by or on behalf of EnergySolutions at such time.  The Revolving L/C Exposure of any Revolving Lender at any time shall be its Pro Rata Share of the total Revolving L/C Exposure at such time.

“Revolving L/C Share” shall mean, with respect each of JPMCB, CS and Citibank in its capacity as a Revolving Issuing Bank, (a) 39%, in the case of JPMCB, (b) 33%, in the case of CS, and (c) 28%, in the case of Citibank, of the Revolving L/C Specified Amount.

“Revolving L/C Specified Amount”, at any time, shall mean the lesser of (a) $100,000,000 and (b) the Aggregate Revolving Commitment at such time.

“Revolving Lender” shall mean a Lender with a Revolving Commitment or a Revolving Exposure.

“Revolving Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.6(a) and any Existing Revolving Letter of Credit, other than any such letter of credit that shall have ceased to be a “Revolving Letter of Credit” outstanding hereunder pursuant to Section 10.14.

“Revolving Loans” shall mean the revolving loans made by the Lenders to EnergySolutions pursuant to Section 2.1(b) and shall include, unless the context otherwise requires, any Incremental Revolving Loans.

“Revolving Maturity Date” shall mean the fifth anniversary of the date of this Agreement.

“Revolving Termination Date” shall mean the earlier of (a) the Revolving Maturity Date and (b) the date of termination or expiration of the Revolving Commitments.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Hedge Agreement” shall have the meaning set forth in the Guarantee and Collateral Agreement.

“Secured Leverage Ratio” shall mean, as of any calculation date, on a consolidated basis for Parent and its Subsidiaries, the ratio of Indebtedness for Money Borrowed that is secured by a Lien on any asset or property of Parent and its consolidated Subsidiaries as of such calculation date to Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such calculation date.

“Secured Obligations” shall have the meaning set forth in the Guarantee and Collateral Agreement.

“Secured Parties” shall have the meaning set forth in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the United States Securities Act of 1933.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the IP Security Agreements, the Mortgages, the Control Agreements, the Foreign Pledge Agreements, if any, and any other agreement or instrument providing collateral to the Administrative Agent, for the benefit of the Secured Parties, securing the Secured Obligations, whether now or hereafter in existence, and any filings, instruments, agreements and documents related thereto.

“Security Interest” shall mean all Liens in favor of the Administrative Agent, for itself and for the benefit of the Secured Parties, created hereunder or under any of the Security Documents to secure the Secured Obligations.

“Senior Notes” shall mean the Senior Unsecured Notes due 2018, to be issued by Parent and EnergySolutions on or prior to the Closing Date, and the Indebtedness represented thereby.

“Senior Notes Documents” shall mean the indenture under which the Senior Notes (or any Refinancing Indebtedness in respect thereof) are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any Guarantee or other right in respect thereof.

“Solvent” shall mean, with respect to any Loan Party as of any date of determination, that (a) the sum of such Loan Party’s liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s assets; (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on such date of determination or with respect to any transaction contemplated or undertaken on or after such date of determination; (c) such Loan Party has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (d) such Loan Party is “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Special Purpose Subsidiary” shall mean (a) ZionSolutions and (b) no more than five other Subsidiaries, each of which (i) is a wholly owned Subsidiary of EnergySolutions (other than with respect to directors’ qualifying shares or de minimis non-economic interests held by the transferor of the assets to such Subsidiary pursuant to the applicable SPS Project Documentation (as defined below) of such Subsidiary), (ii) has been designated with reasonable prior notice by EnergySolutions to the Administrative Agent as a Special Purpose Subsidiary and (iii) has been formed for the purpose of entering into one or more contracts (such contracts and all related documentation, together with the Zion Agreements, the “SPS Project Documentation”) to decommission nuclear or other power facilities whereby any such Subsidiary purchases and/or leases all or part of the assets of such facilities in part to succeed to licenses or permits granted in respect of such facilities by the United States Nuclear Regulatory Commission or any other Federal or state governmental entity.

“SPS Project Documentation” shall have the meaning set forth in the definition of the term “Special Purpose Subsidiary”.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Sterling” or “£” shall mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” of any Person shall mean any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person.

“Subordination Agreement” shall mean a subordination agreement among the Loan Parties, certain other subordinated lenders and the Administrative Agent substantially in the form of Exhibit I.

“subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” shall mean any subsidiary of Parent or EnergySolutions, as applicable (including any subsidiary of any Subsidiary of Parent or EnergySolutions, as applicable).

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of EnergySolutions that guarantees the Secured Obligations in accordance with the terms of this Agreement.

“Tax Distributions” shall mean (1) the amount of Parent’s tax liability, provided that such distributions are actually used for such purpose, or (2) at any time Parent owns any assets other than Equity Interests in EnergySolutions, the sum of (but without duplication for) (i) the amount of tax payable by Parent as a result of the operations of EnergySolutions and its Subsidiaries and (ii) the amount of taxes required of Parent in order to maintain Parent’s corporate existence, provided that such distributions are actually used for such purpose.

“Taxes” shall have the meaning set forth in Section 2.17(a).

“Term Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder, expressed as an amount representing the maximum principal amount of Term Loans to be made by such Lender, as such commitment may be

(a) reduced from time to time pursuant to Section 2.19, (b) increased from time to time pursuant to Section 2.18 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4.  The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable.  As of the Closing Date, the aggregate amount of the Lenders’ Term Commitments is $560,000,000.

“Term Lender” shall mean a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” shall mean the term loans made by the Lenders to EnergySolutions pursuant to Section 2.1(a) and shall include, unless the context otherwise requires, any Incremental Term Loans.

“Term Maturity Date” shall mean the sixth anniversary of the date of this Agreement.

“Transactions” shall mean (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by each Loan Party of the Senior Notes Documents to which it is to be a party, the issuance of the Senior Notes and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Alternate Base Rate.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“U.S. Dollars” or “$” shall mean the lawful currency of the United States of America.

“wholly owned”, when used in reference to a subsidiary of any Person, shall mean that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.

“Withholding Agent” shall mean each of EnergySolutions and the Administrative Agent.

“Yield Differential” shall have the meaning set forth in Section 2.18(b).

“Zion Acquisition” shall have the meaning set forth in the recitals hereto.

“Zion Agreements” shall mean, collectively, the following documents (each in the form delivered to the Administrative Agent on August 11, 2010 except as otherwise permitted in clause (o) below): (a) the ZionSolutions Limited Liability Company Agreement entered into by the members of ZionSolutions, (b) the Asset Sale Agreement (and the amendment thereto dated as of August 17, 2009), (c) an Assignment and Assumption Agreement to be entered into by and between Exelon and ZionSolutions, (d) a Bill of Sale to be entered into by and between Exelon and ZionSolutions, (e) a Lease Agreement to be entered into by and between Exelon and ZionSolutions, (f) a Put Option Agreement to be entered into by and between Exelon and ZionSolutions, (g) a Pledge Agreement made by EnergySolutions in favor of Exelon, (h) the Guaranty made as of December 11, 2007 by Parent in favor of Exelon, (i) an Irrevocable Easement for Disposal Capacity to be made by EnergySolutions to a certain trustee named thereto, (j) a Disposal Services Agreement to be entered into by and between EnergySolutions and a certain trustee named thereto, (k) a Leased Personnel Agreement to be entered into by and between Exelon and ZionSolutions, (l) the Performance Guaranty made as of December 11, 2007 by EnergySolutions in favor of Exelon, (m) a Trust Agreement by and among EnergySolutions, a trustee named thereto and other parties party thereto in connection with a backup non-qualified decommissioning trust fund, (n) a Credit Support Agreement among Exelon, EnergySolutions and Parent and (o) all amendments or modifications to any of the agreements listed in the foregoing clauses (a) through (n) to the extent such amendments or modifications are delivered to the Administrative Agent not later than 10 Business Days prior to becoming effective and, to the extent such amendments or modifications could reasonably be expected to adversely affect the interests of the Lenders in any material respect, the Administrative Agent has consented thereto in writing (it being understood that any modification, amendment or waiver of any Zion Agreement that increases the amount of Indebtedness of Parent, EnergySolutions or their respective Subsidiaries pursuant to such Zion Agreement shall be deemed to adversely affect the interests of the Lenders in a material respect).  All capitalized terms in this paragraph not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Sale Agreement dated as of December 11, 2007, by and among Exelon, ZionSolutions, EnergySolutions and Parent, as in effect on the Closing Date.

“ZionSolutions” shall mean ZionSolutions, LLC, a Delaware limited liability company organized for the purpose of consummating the Zion Acquisition.

SECTION 1.2  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.3  Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if EnergySolutions by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Majority Lenders, by notice to EnergySolutions, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii)  notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Parent or any Subsidiary at “fair value”, as defined therein.

SECTION 1.4  Pro Forma Calculations.  For purposes of computing each of the Leverage Ratio, Secured Leverage Ratio and the Interest Coverage Ratio for any purpose hereunder, such ratio (and any financial calculations or components required to be made or included therein) shall be determined, with respect to the relevant period, after giving pro forma effect to each Permitted Acquisition and disposition of a Person, line of business or division consummated during such period (including, in each case, any incurrence, assumption, refinancing or repayment of Indebtedness for Money Borrowed), as if such Permitted Acquisition, disposition or related transactions had been consummated on the first day of such period, in each case, either (a) prepared in accordance with Regulation S-X under the Securities Act or (b)(i) that have been certified by a financial officer of EnergySolutions as having been prepared in good faith based upon reasonable assumptions and (ii) are reasonably acceptable to the Administrative Agent.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

SECTION 1.5  Currency Translation.  The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in an Available Foreign Currency as of (a) a date on or about the date on which the applicable Issuing Bank receives a request from

EnergySolutions for the issuance of such Letter of Credit, (b) each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount thereof shall be increased, (c) on the last Business Day of each subsequent calendar month and (d) at such other times as designated by the Administrative Agent, in each case using the Exchange Rate for such currency in relation to U.S. Dollars in effect on the date of determination.  Each amount determined as aforesaid shall, except as provided in the last two sentences of this Section 1.5, be the Dollar Equivalent of the applicable Letter of Credit until the next required calculation thereof pursuant to the preceding sentence of this paragraph.  The Administrative Agent shall in addition determine the Dollar Equivalent of any Letter of Credit denominated in an Available Foreign Currency as provided in Sections 2.6(h) and 2.6(i).  The Administrative Agent shall notify EnergySolutions and the applicable Issuing Bank of each calculation of the Dollar Equivalent of each Letter of Credit denominated in an Available Foreign Currency.  Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI, Article VII (other than Section 7.6) or Article VIII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with Article VII with respect to the amount of any Indebtedness, Investment, disposition of assets or Restricted Payment in a currency other than U.S. Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in the Exchange Rate occurring after the time such Indebtedness, Investment, disposition or Restricted Payment is incurred or made; provided further that, for the avoidance of doubt, the foregoing provisions of this Section 1.5 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Investment, disposition or Restricted Payment may be incurred or made at any time under such Sections.  For purposes of Sections 2.18(b)(iii) and 7.6, amounts in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the currency exchange rates used in preparing Parent’s most recently delivered financial statements.

ARTICLE II

The Credits

SECTION 2.1  Commitments and Loans.  Subject to the terms and conditions set forth herein, each Lender agrees to make (a) a Term Loan denominated in U.S. Dollars to EnergySolutions on the Closing Date in a principal amount not exceeding such Lender’s Term Commitment and (b) Revolving Loans denominated in U.S. Dollars to EnergySolutions from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, EnergySolutions may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.2  Manner of Borrowing and Disbursement.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any

Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.7(c), each Term Borrowing and each Revolving Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as EnergySolutions may request in accordance herewith; provided that all Borrowings made on the Closing Date must be made as Base Rate Borrowings unless EnergySolutions shall have given the notice required for a Eurodollar Borrowing under Section 2.3 and provided an indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent, extending the benefits of Section 2.14 to Lenders in respect of such Borrowings.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of EnergySolutions to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is, in the case of a Term Borrowing, an integral multiple of $1,000,000 and not less than $5,000,000, and in the case of a Revolving Borrowing, an integral multiple of $100,000 and not less than $500,000; provided that a Eurodollar Borrowing that results from the continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is, in the case of a Term Borrowing, an integral multiple of $1,000,000 and not less than $5,000,000, and in the case of a Revolving Borrowing, an integral multiple of $100,000 and not less than $500,000; provided that a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of a Revolving L/C Disbursement as contemplated by Section 2.6(h).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, EnergySolutions shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Term Maturity Date or the Revolving Maturity Date, as applicable.

SECTION 2.3  Requests for Borrowings.  To request a Borrowing hereunder, EnergySolutions shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Closing Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of an executed written Borrowing Request.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(a)           whether the requested Borrowing is to be a Term Borrowing or a Revolving Borrowing;

(b)           the aggregate amount of such Borrowing;

(c)           the date of such Borrowing, which shall be a Business Day;

(d)           whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(e)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f)            the location and number of the account of EnergySolutions to which funds are to be disbursed or, in the case of any Base Rate Revolving Borrowing requested to finance the reimbursement of a Revolving L/C Disbursement as provided in Section 2.6(h), the identity of the Revolving Issuing Bank that made such Revolving L/C Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then EnergySolutions shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.4  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to EnergySolutions by promptly remitting the amounts so received, in like funds, to an account of EnergySolutions or, in the case of Base Rate Revolving Loans made to finance the reimbursement of a Revolving L/C Disbursement as provided in Section 2.6(h), to the Revolving Issuing Bank specified by EnergySolutions in the applicable Borrowing Request.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.4 and may, in reliance on such assumption, make available to EnergySolutions a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and EnergySolutions severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to EnergySolutions to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by EnergySolutions, the interest rate applicable to Base Rate Revolving Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.5  Interest Elections.  (a)  Each Borrowing initially shall be of the Type and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.3.  Thereafter, EnergySolutions may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.5.  EnergySolutions may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section 2.5, EnergySolutions shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if EnergySolutions were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of an executed written Interest Election Request.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then EnergySolutions shall be deemed to have selected an Interest Period of one month’s duration.

(c)           Promptly following receipt of an Interest Election Request in accordance with this Section 2.5, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)           If EnergySolutions fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurodollar Borrowing for an additional Interest Period of one month or (ii) in the case of a Revolving Borrowing, be converted to a Base Rate Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred, then so long as such Event of Default is continuing and without any further action by any party, (x) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (y) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.6  Letters of Credit.  (a)  Revolving Letters of Credit.  Subject to the terms and conditions set forth herein, EnergySolutions may request the issuance of letters of credit (“Revolving Letters of Credit”) for its own account or, so long as EnergySolutions is a joint and several co-applicant with respect thereto, the account of any of its Subsidiaries, denominated in U.S. Dollars and, to the extent agreed to by the applicable Revolving Issuing Bank, any Available Foreign Currency, and in a form reasonably acceptable to the Administrative Agent and the applicable Revolving Issuing Bank, at any time and from time to time during the Revolving Availability Period.  Each Existing Letter of Credit designated as a “Revolving Letter of Credit” on Schedule 2.6 shall be deemed, for all purposes of this Agreement (including paragraphs (f) and (h) of this Section 2.6), to be a Revolving Letter of Credit issued hereunder.  EnergySolutions unconditionally and irrevocably agrees that, in connection with any Revolving Letter of Credit issued for the account of any of its Subsidiaries as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of Revolving L/C Disbursements, the payment of interest thereon and the payment of fees due under Section 2.9 to the same extent as if it were the sole account party in respect of such Revolving Letter of Credit.  Notwithstanding anything contained in any letter of credit application furnished to any Revolving Issuing Bank in connection with the issuance of any Revolving Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Revolving Issuing Bank to secure obligations in respect of such Revolving Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b)           Deposit Letters of Credit.  Subject to the terms and conditions set forth herein, EnergySolutions may request the issuance of letters of credit (“Deposit Letters of Credit”) for its own account or, so long as EnergySolutions is a joint and several co-applicant with respect thereto, the account of any of its Subsidiaries, denominated in U.S. Dollars and, to the extent agreed to by the applicable Deposit Issuing Bank, any Available Foreign Currency, and in a form reasonably acceptable to the Administrative Agent and the applicable Deposit Issuing Bank, at any time and from time to time during the period from and including the Closing Date to but excluding the date on which the Deposit L/C Specified Amount is cancelled or permanently reduced to zero in accordance with Section 2.19.  Each Existing Letter of Credit designated as a “Deposit Letter of Credit” on Schedule 2.6 shall be deemed, for all purposes of this Agreement (including paragraph (i) of this Section 2.6), to be a Deposit Letter of Credit issued hereunder.  EnergySolutions unconditionally and irrevocably agrees that, in connection with any Deposit

Letter of Credit issued for the account of any of its Subsidiaries as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of Deposit L/C Disbursements, the payment of interest thereon and the payment of fees due under Section 2.9 to the same extent as if it were the sole account party in respect of such Deposit Letter of Credit.  Notwithstanding anything contained in any letter of credit application furnished to any Deposit Issuing Bank in connection with the issuance of any Deposit Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Deposit Issuing Bank to secure obligations in respect of such Deposit Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(c)           Notice of Issuance, Amendment, Renewal, Extension.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, EnergySolutions shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, at least five Business Days prior to the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying whether such Letter of Credit is to be a Revolving Letter of Credit or a Deposit Letter of Credit, the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (e) of this Section 2.6), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, EnergySolutions also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request.

(d)           Conditions.  A Revolving Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Revolving Letter of Credit EnergySolutions shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Revolving L/C Exposure will not exceed the Revolving L/C Specified Amount, (ii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment and (iii) the Revolving L/C Exposure attributable to Revolving Letters of Credit issued by any Revolving Issuing Bank will not exceed such Revolving Issuing Bank’s Revolving L/C Share, unless otherwise agreed to by such Revolving Issuing Bank.  A Deposit Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Deposit Letter of Credit EnergySolutions shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the Deposit L/C Exposure will not exceed the lesser of (i) the Deposit L/C Specified Amount and (ii) the Deposit L/C Escrow Account Balance.  The applicable Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of any Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (c) of this Section 2.6.

(e)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to (A) in the case of a Revolving Letter of Credit, the Revolving Maturity Date and (B) in the case of a Deposit Letter of Credit, the Term Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by EnergySolutions and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(f)            Participations in Revolving Letters of Credit.  By the issuance of a Revolving Letter of Credit (or an amendment to a Revolving Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Revolving Issuing Bank or any Revolving Lender, the Revolving Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Revolving Issuing Bank, a participation in such Revolving Letter of Credit equal to such Revolving Lender’s Pro Rata Share of the Stated Amount of such Revolving Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Revolving Issuing Bank, such Revolving Lender’s Pro Rata Share of each Revolving L/C Disbursement made by such Revolving Issuing Bank under such Revolving Letter of Credit and not reimbursed by EnergySolutions on the date due as provided in paragraph (h) of this Section 2.6, or of any reimbursement payment required to be refunded to EnergySolutions for any reason.  Such payment by the Revolving Lenders shall be made (i) if the currency of the applicable Revolving L/C Disbursement shall be U.S. Dollars, then in U.S. Dollars and (ii) if the currency of the applicable Revolving L/C Disbursement shall be an Available Foreign Currency, in an amount of U.S. Dollars, calculated by the Administrative Agent based on current exchange rates on the applicable L/C Calculation Date, sufficient to enable the Administrative Agent to purchase an amount of such Available Foreign Currency equal to the amount of such Revolving L/C Disbursement.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Revolving Letter of Credit, the applicable Revolving Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Parent and EnergySolutions deemed made pursuant to Section 3.2, unless, at least one Business Day prior to the time such Revolving Letter of Credit is issued, amended, renewed or extended, the Majority in Interest of the Revolving Lenders shall have notified the applicable Revolving Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 3.2 would not be satisfied if such Revolving Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any

Revolving Issuing Bank shall have received any such notice, it shall have no obligation to issue, amend, renew or extend any Revolving Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(g)           Disbursements.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and EnergySolutions by telephone (confirmed by hand delivery, facsimile or other electronic transmission) of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve EnergySolutions of its obligation to reimburse such L/C Disbursement.

(h)           Reimbursement of Revolving L/C Disbursements.  If a Revolving Issuing Bank shall make a Revolving L/C Disbursement in respect of a Revolving Letter of Credit, EnergySolutions shall reimburse such Revolving L/C Disbursement by paying to the Administrative Agent an amount in U.S. Dollars equal to the Dollar Equivalent of such Revolving L/C Disbursement (calculated using the L/C Exchange Rate as of the applicable L/C Calculation Date) not later than (i) if EnergySolutions shall have received notice of such Revolving L/C Disbursement prior to 10:00 a.m., New York City time, on any Business Day, then 2:00 p.m., New York City time, on such Business Day or (ii) otherwise, 2:00 p.m., New York City time, on the Business Day immediately following the day that EnergySolutions receives such notice; provided that, in the case of a Revolving L/C Disbursement denominated in U.S. Dollars, if the amount of such L/C Disbursement is $1,000,000 or more, EnergySolutions may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with a Base Rate Revolving Borrowing and, to the extent so financed, EnergySolutions’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing.  If EnergySolutions fails to reimburse any Revolving L/C Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the amount of the payment then due from EnergySolutions in respect of such Revolving L/C Disbursement and such Revolving Lender’s Pro Rata Share thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay in U.S. Dollars to the Administrative Agent its Pro Rata Share of the amount then due from EnergySolutions, in the same manner as provided in Section 2.4 with respect to Loans made by such Lender (and Section 2.4 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Revolving Issuing Bank the amounts so received by it from the Revolving Lenders.  Any payment made by a Revolving Lender pursuant to this paragraph (other than the funding of a Base Rate Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve EnergySolutions of its obligation to reimburse such Revolving L/C Disbursement.

(i)            Reimbursement of Deposit L/C Disbursements.  If a Deposit Issuing Bank shall make a Deposit L/C Disbursement in respect of a Deposit Letter of Credit, EnergySolutions shall reimburse such Deposit L/C Disbursement by paying to the Administrative Agent an amount in U.S. Dollars equal to the Dollar Equivalent of such Deposit L/C Disbursement (calculated using the L/C Exchange Rate as of the applicable L/C Calculation Date) not later than (i) if

EnergySolutions shall have received notice of such Deposit L/C Disbursement prior to 10:00 a.m., New York City time, on any Business Day, then 2:00 p.m., New York City time, on such Business Day  or (ii) otherwise, 2:00 p.m., New York City time, on the Business Day immediately following the day that EnergySolutions receives such notice.  If EnergySolutions shall fail to reimburse any Deposit L/C Disbursement by the time specified above, the Administrative Agent shall promptly instruct the Deposit L/C Depositary Bank to withdraw from the Deposit L/C Escrow Account, and pay to the Administrative Agent for the account of the applicable Deposit Issuing Bank, an amount equal to the payment then due from EnergySolutions in respect of such Deposit L/C Disbursement, whereupon EnergySolutions shall be deemed to have reimbursed such Deposit L/C Disbursement.

(j)            Obligations Absolute.  EnergySolutions’ obligation to reimburse L/C Disbursements as provided in paragraphs (h) and (i) of this Section 2.6 is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, EnergySolutions’ obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to EnergySolutions to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by EnergySolutions to the extent permitted by applicable law) suffered by EnergySolutions that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(k)           Interim Interest.  If an Issuing Bank shall make any L/C Disbursement, then, unless EnergySolutions shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that EnergySolutions reimburses, or is deemed pursuant to the last sentence of paragraph (i) of this Section 2.6 to have reimbursed, such L/C Disbursement in full at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if EnergySolutions fails to reimburse such L/C Disbursement when due pursuant to paragraph (h) or (i) of this Section 2.6, then Section 2.7(d) shall apply.  Interest accrued pursuant to this paragraph (k) shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that in the case of Revolving Letters of Credit, interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (h) of this Section 2.6 to reimburse the applicable Revolving Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which EnergySolutions reimburses the applicable L/C Disbursement in full.

(l)            Cash Collateralization of Revolving Letters of Credit.  If any Event of Default shall occur and be continuing, on the Business Day that EnergySolutions receives notice from the Administrative Agent or the Majority Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, EnergySolutions shall deposit in an account with the Administrative Agent (the “Revolving L/C Cash Collateral Account”), in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to 105% of the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to EnergySolutions described in Section 8.1(f) or 8.1(g).  EnergySolutions also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(a).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of EnergySolutions under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Revolving L/C Cash Collateral Account.  Other than any interest earned on the investment of such deposits solely in Eligible Deposit Account Investments, which investments shall be made at the request of EnergySolutions and at EnergySolutions’ risk (including the risk of loss) and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the Revolving L/C Cash Collateral Account.  Moneys in the Revolving L/C Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Revolving Issuing Banks for Revolving L/C Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of EnergySolutions for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of a Majority in Interest of the Revolving Lenders), be applied to satisfy other obligations of EnergySolutions under this Agreement.  If EnergySolutions is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to EnergySolutions within three Business Days after all Events of Default have been cured or waived.  If EnergySolutions is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(a), such amount (to the extent not applied as aforesaid) shall be returned to EnergySolutions as and to the extent that, after giving effect to such return, (i) the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment, (ii) the Revolving L/C Exposure would not exceed the Revolving L/C Specified Amount and (iii) no Default shall have occurred and be continuing.

(m)          Deposit L/C Escrow Account.  EnergySolutions shall cause $310,000,000 of the proceeds of the Term Loans to be deposited, promptly upon receipt thereof on the Closing Date, in one or more escrow accounts (each a “Deposit L/C Escrow Account”) of EnergySolutions with the Administrative Agent and/or another depositary bank reasonably satisfactory to the Administrative Agent (each a “Deposit L/C Depositary Bank”).  At the direction of the Administrative Agent, separate Deposit L/C Escrow Accounts can be established with a Deposit L/C Depositary Bank to provide collateral in respect of Deposit L/C Exposure attributable to Deposit Letters of Credit issued by one or more Deposit Issuing Banks, in which case each such Deposit L/C Escrow Account will be administered in accordance with the provisions of this Section 2.6(m) in relation to the Deposit L/C Specified Amount (as determined by the Administrative Agent) and the Deposit L/C Exposure associated with such Deposit Issuing Banks and Deposit Letters of Credit issued thereby.  EnergySolutions shall grant to the Administrative Agent a fully perfected security interest in each Deposit L/C Escrow Account, all cash, investments and balances therein and all proceeds thereof, for the benefit of the Deposit Issuing Banks as collateral for the payment and performance of the Deposit L/C Secured Obligations, and separately for the benefit of all other Secured Parties as collateral for the payment and performance of all other Secured Obligations, in each case with the priorities set forth in the Guarantee and Collateral Agreement.  Amounts on deposit in a Deposit L/C Escrow Account shall be held by the relevant Deposit L/C Depositary Bank which shall enter into a Control Agreement with the Administrative Agent for the benefit of the Secured Parties.  The Administrative Agent and the relevant Deposit L/C Depositary Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over each Deposit L/C Escrow Account and no other Person shall be entitled to exercise any right or power with respect thereto.  Other than any interest earned on the investment of such deposits solely in Eligible Deposit Account Investments (or such other investments as may be reasonably agreed to by EnergySolutions, the Administrative Agent and the applicable Deposit Issuing Bank), which investments shall be made at the request of EnergySolutions and at EnergySolutions’ risk (including the risk of loss) and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the Deposit L/C Escrow Account.  If an Event of Default shall have occurred and be continuing, moneys in each Deposit L/C Escrow Account shall be applied by the Administrative Agent to reimburse the Deposit Issuing Banks for Deposit L/C Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Deposit L/C Secured Obligations and the other Secured Obligations in accordance with the Guarantee and Collateral Agreement.  If at any time the Deposit L/C Exposure shall exceed the Deposit L/C Escrow Account Balance, EnergySolutions shall promptly cause additional funds to be deposited in the Deposit L/C Escrow Accounts in such amounts as shall be necessary to eliminate such excess.  Except as expressly provided in the immediately preceding sentence and in Section 2.18, EnergySolutions shall not have the right to deposit additional funds in the Deposit L/C Escrow Accounts.  So long as no Default shall have occurred and be continuing or would result therefrom, EnergySolutions shall have the right at any time and from time to time, upon at least three Business Days’ prior written notice to the

Administrative Agent, to request the release of (and the Administrative Agent hereby agrees to instruct each Deposit L/C Depositary Bank to release and pay to EnergySolutions) any amounts on deposit in the relevant Deposit L/C Escrow Account in excess of the sum of (i) 101% of the  Deposit L/C Exposure attributable to Deposit Letters of Credit denominated in U.S. Dollars and (ii) 105% of the Deposit L/C Exposure attributable to Deposit Letters of Credit denominated in Available Foreign Currencies, in each case attributable to such Deposit L/C Escrow Account at such time, other than any such excess amounts held pursuant to Section 2.11(e) in such Deposit L/C Escrow Account pending application thereof to the prepayment of Term Loans as required by such Section, provided that at no time shall the Deposit L/C Escrow Account Balance in any Deposit L/C Escrow Account be less than the Deposit L/C Specified Amount attributable to such Deposit L/C Escrow Account at such time.  It is understood and agreed that the Deposit L/C Escrow Account Balance required to be maintained in excess of the Deposit L/C Exposure attributable to a Deposit L/C Escrow Account may modified from time to time as agreed to by EnergySolutions, the Administrative Agent and the applicable Deposit Issuing Bank.  EnergySolutions hereby agrees to, if requested at any time by a Deposit Issuing Bank, maintain a Deposit L/C Escrow Account Balance equal to such greater percentage of the Deposit L/C Exposure attributable to a Deposit L/C Escrow Account as shall be necessary to ensure that the applicable Deposit Issuing Bank shall be subject only to the capital requirements attributable to the levels of cash collateralization required hereby on the date hereof.  In addition, the Administrative Agent hereby agrees to instruct the Deposit L/C Depositary Banks to release and pay to EnergySolutions any amounts remaining on deposit in the Deposit L/C Escrow Accounts, after making the prepayments of Term Loans required by Section 2.11(e), on the later of (i) the date on which the Deposit L/C Specified Amount is cancelled or permanently reduced to zero and (ii) there ceases to be any Deposit L/C Exposure.

(n)           Designation of Additional Issuing Banks.  EnergySolutions may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Revolving Issuing Banks or Deposit Issuing Bank one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as a Revolving Issuing Bank or a Deposit Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by EnergySolutions, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Revolving Issuing Bank or Deposit Issuing Bank, as applicable, under this Agreement and (ii) references herein to the term “Revolving Issuing Bank” or “Deposit Issuing Bank”, as applicable, shall be deemed to include such Revolving Lender in its capacity as an issuer of Revolving Letters of Credit or Deposit Letters of Credit hereunder.

(o)           Termination of an Issuing Bank.  EnergySolutions may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the L/C Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, EnergySolutions shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.9(d) or 2.9(e).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(p)           Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.6, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount and currency of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date, amount and currency of such L/C Disbursement, (iv) on any Business Day on which EnergySolutions fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such L/C Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(q)           L/C Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the Stated Amount thereof shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at the time of determination.

SECTION 2.7  Interest.  (a)  Base Rate Loans.  Interest on each Base Rate Loan shall be computed on the basis of a year of 360 days or, when the Alternate Base Rate is based on the Prime Rate, 365 days (or 366 days in a leap year) for the actual number of days elapsed and shall be accrued at the Alternate Base Rate plus the Applicable Margin and be due and payable in arrears on each applicable Interest Payment Date for the period ending on and including the date immediately preceding such Interest Payment Date. Accrued interest on Base Rate Loans shall also be due and payable on the Revolving Termination Date and Term Maturity Date, as applicable.  In the event of any prepayment or repayment of any Base Rate Loan (other than a Revolving Loan prior to the Revolving Termination Date), accrued interest on the amount prepaid or repaid shall be due and payable on the date of such prepayment or repayment.

(b)           Eurodollar Loans.  Interest on each Eurodollar Loan shall be computed on the basis of a year of 360 days for the actual number of days elapsed and shall be accrued at the Adjusted Eurodollar Rate plus the Applicable Margin and be due and payable in arrears on each applicable Interest Payment Date for the period ending on and including the date immediately preceding such Interest Payment Date.  Accrued interest on Eurodollar Loans shall also be due and payable on the Revolving Termination Date and Term Maturity Date, as applicable.  In the event of (i) any prepayment or repayment of any Eurodollar Loan, accrued interest on the amount prepaid or repaid shall be due and payable on the date of such prepayment or repayment and (ii) any conversion of a Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be due and payable on the effective date of such conversion.

(c)           Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(ii)           the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to EnergySolutions and the Lenders of such Class as promptly as practicable and, until the Administrative Agent notifies EnergySolutions and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be continued as a Base Rate Borrowing, and (ii) any Borrowing Request for a Eurodollar Borrowing of such Class shall be treated as a request for a Base Rate Borrowing.

(d)           Interest Upon Default.  All overdue principal in respect of the Loans and all accrued and unpaid overdue interest, premium and other unpaid sums, shall bear interest, after as well as before judgment, at the Default Rate.  Such interest shall be payable on demand and shall accrue until the earliest of (i) cure or waiver in accordance with Section 10.10 of all payment Defaults hereunder, (ii) agreement by the Majority Lenders to rescind the accrual of interest at the Default Rate and (iii) payment in full of the Obligations.

SECTION 2.8  Repayment of Loans; Amortization.  (a)  EnergySolutions hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender on the Term Maturity Date and (ii) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date.

(b)           EnergySolutions shall repay Term Borrowings on the last day of each March, June, September and December, beginning with the first such date to occur after the Closing Date and ending with the last such date to occur prior to the Term Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Term Borrowings outstanding on the Closing Date (as such amount may be adjusted pursuant to Section 2.10(b) or 2.11(f)).

SECTION 2.9  Fees.  (a)  Fees Payable Under the Fee Letter.  EnergySolutions agrees to pay such fees as are mutually agreed upon and as are described in the Fee Letter.

(b)           Commitment Fees.  EnergySolutions shall pay to the Administrative Agent, for the account of each Revolving Lender, a commitment fee, payable in arrears quarterly on the last Business Day of each calendar quarter and on the Revolving Termination Date, computed at the rate of 0.50% per annum on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Lender’s Revolving Commitment terminates.  For purposes of computing commitment fees hereunder, the Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and the Revolving L/C Exposure of such Lender.

(c)           Participation Fees.  EnergySolutions shall pay to the Administrative Agent, for the account of each Revolving Lender, a participation fee in respect of its participations in Revolving Letters of Credit, payable in arrears quarterly on the last Business Day of each calendar quarter and on the Revolving Termination Date and thereafter on demand, computed at the Applicable Margin for Eurodollar Revolving Loans on the daily amount of such Lender’s Revolving L/C Exposure (excluding any portion thereof attributable to unreimbursed Revolving L/C Disbursements) during the period from and including the Closing Date to but excluding the later of (i) the date on which such Lender’s Revolving Commitment terminates and (ii) the date on which such Lender ceases to have any Revolving L/C Exposure.  Participation fees in respect of Revolving Letters of Credit shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

(d)           Revolving Letters of Credit Fronting Fees.  EnergySolutions shall pay to each Revolving Issuing Bank, for its own account, a fronting fee in respect of each Revolving Letter of Credit issued by it, payable in arrears quarterly on the last Business Day of each calendar quarter and on the Revolving Termination Date and thereafter on demand, computed at the rate of 0.25% per annum on the average daily amount of the Revolving L/C Exposure attributable to Revolving Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of (i) the Revolving Termination Date and (ii) the date on which there ceases to be any such Revolving L/C Exposure, and shall also pay to such Revolving Issuing Bank customary issuance fees, transfer fees and other fees and charges in connection with the issuance, administration, amendment, payment and negotiation of Revolving Letters of Credit.  Fronting fees in respect of Revolving Letters of Credit shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

(e)           Deposit Letters of Credit Fronting Fees.  EnergySolutions shall pay to each Deposit Issuing Bank, for its own account, a fronting fee in respect of each Deposit Letter of Credit issued by it, payable in arrears quarterly on the last Business Day of each calendar quarter and on the date on which the Deposit L/C Specified Amount is cancelled or permanently reduced to zero and thereafter on demand, computed at the rate of 0.25% per annum on the average daily amount of the Deposit L/C Exposure attributable to Deposit Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of (i) the date on which the Deposit L/C Specified Amount is cancelled or permanently reduced to zero and (ii) the date on which there ceases to be any such Deposit L/C Exposure, and shall also pay to the Deposit Issuing Bank customary issuance fees, transfer fees and other fees and charges in connection with the issuance, administration, amendment, payment and negotiation of Deposit Letter of Credits.  Fronting fees in respect of Deposit Letters of Credit shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

(f)            All fees paid pursuant to this Section 2.9 shall not be refundable under any circumstances.

SECTION 2.10  Optional Prepayments.  (a)  Optional Prepayment of Loans.  Subject to Sections 2.10(b) and 2.13, the principal amount of any Base Rate Loan may be prepaid in full or in part at any time, upon not less than one Business Day’s prior written notice to the Administrative Agent of such prepayment.  Subject to Sections 2.10(b) and 2.13, the principal amount of any Eurodollar Loan may be prepaid in full or in part at any time upon not less than three Business Days’ prior written notice to the Administrative Agent of such prepayment.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.  A notice of optional prepayment hereunder shall be irrevocable; provided that (i) if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.19, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.19 and (ii) a notice of prepayment of Term Borrowings pursuant to this Section 2.10 may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by EnergySolutions (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.

(b)           Application of Optional Prepayments.  Each optional prepayment of Term Loans hereunder shall be applied (i) first, in direct order of maturities, to the next four scheduled principal repayment installments of Term Loans and (ii) second, to the other principal repayment installments of Term Loans on a pro rata basis.  No optional prepayment of Revolving Loans hereunder shall reduce the Revolving Commitments.

SECTION 2.11  Mandatory Prepayment of Loans.  (a)  Subject to Sections 2.11(f) and 2.13, in the event and on each occasion that (i) the Revolving L/C Exposure exceeds 105% of the Revolving L/C Specified Amount, EnergySolutions shall deposit, within two Business Days of receiving notice from the Administrative Agent thereof, cash collateral in the Revolving L/C Cash Collateral Account in accordance with Section 2.6(l) and (ii) the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment (except as a result of Exchange Rate fluctuations not requiring the deposit of cash collateral pursuant to clause (i) above), EnergySolutions shall immediately prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in the Revolving L/C Cash Collateral Account in accordance with Section 2.6(l)), in each case in such amounts and such currencies as shall be necessary to eliminate such excess.

(b)           Subject to Sections 2.11(f) and 2.13, in addition to the scheduled repayments provided for in Section 2.8(b), EnergySolutions shall prepay Term Loans in an aggregate amount equal to 100% of the Net Proceeds (i) from any Permitted Asset Sales (other than any Excluded Asset Sales) and (ii) received as a result of any casualty or condemnation.  Notwithstanding the foregoing, with respect to any Net Proceeds received or realized in respect of any Permitted

Asset Sales (other than any Excluded Asset Sales) or any insured casualty events, so long as no Default or Event of Default shall have occurred and be continuing, EnergySolutions may reinvest all or any portion of such Net Proceeds (but, in the case of Net Proceeds received or realized in respect of an insured casualty event, not in excess of $10,000,000 per any such event) in assets used or useful in its business within 365 days following receipt of such Net Proceeds (or, if longer, within a period of 180 days after entry by EnergySolutions or one or more of its Subsidiaries during such 365-day period into a written agreement with a third party to acquire such assets with such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied; provided, however, that (A) if the property subject to such asset sale or casualty event constituted Collateral under the Security Documents, then any capital assets purchased with the Net Proceeds thereof pursuant to this paragraph shall be mortgaged or pledged, as the case may be, to the Administrative Agent for the benefit of the Secured Parties and (B) if any Net Proceeds are no longer intended to be so reinvested in assets in accordance with the provisions of this paragraph at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Proceeds shall be immediately applied to the prepayment of the Term Loans in accordance herewith.

(c)           Subject to Sections 2.11(f) and 2.13, in addition to the scheduled repayments provided for in Section 2.8(b), EnergySolutions shall prepay Term Loans in an aggregate amount equal to 100% of the Net Proceeds received after the Closing Date from any Indebtedness for Money Borrowed incurred by Parent, EnergySolutions or any of their respective Subsidiaries, except for Indebtedness for Money Borrowed permitted by Section 7.1 (other than Section 7.1(u)), on the third Business Day following receipt thereof.

(d)           Subject to Sections 2.11(f) and 2.13, in addition to the scheduled repayments provided for in Section 2.8(b), for each fiscal year during the term hereof (commencing with the fiscal year ending on December 31, 2011), on or prior to the fifth Business Day following delivery of the financial statements required by Section 6.2 (and in any event no later than the last day on which such financial statements may be delivered in compliance with such Section), EnergySolutions shall prepay Term Loans, in an aggregate amount equal to (i) 50%, if the Leverage Ratio as of the end of such fiscal year is equal to or greater than 3.0:1.0, or (ii) 25%, if the Leverage Ratio as of the end of such fiscal year is less than 3.0:1.0 but greater than 1.0:1.0, in each case of the excess of (A) Excess Cash Flow for such fiscal year over (B) the aggregate amount of optional prepayments of Term Loans made on or prior to such date during the then current fiscal or during the immediately preceding fiscal year after the Excess Cash Flow prepayment date therein (other than any optional prepayments financed with Excluded Sources).  If the Leverage Ratio as of the end of such fiscal year is equal to or less than 1.0:1.0, EnergySolutions shall not be required to prepay Term Loans in accordance with this Section 2.11(d).

(e)           Subject to Section 2.11(f) and 2.13, in the event and on each occasion that the Deposit L/C Specified Amount is reduced in accordance with Section 2.19(c), EnergySolutions agrees that the Administrative Agent shall cause an amount equal to the amount of such reduction to be withdrawn from the Deposit L/C Escrow Account and applied to the prepayment of Term Loans, unless a Default has occurred and is continuing or would result therefrom, in which case funds on deposit in the Deposit L/C Escrow Account shall be applied in accordance with the Guarantee and Collateral Agreement until such time as all Defaults shall have been cured or waived and only then, to the extent any such funds remain available, to the prepayment of the Term Loans in accordance with this Section.

(f)            Each mandatory prepayment of Term Loans pursuant to this Section 2.11 shall be applied (i) first, in direct order of maturities, to the next four scheduled principal repayment installments of Term Loans and (ii) second, to the other principal repayment installments of Term Loans on a pro rata basis.  No mandatory prepayment of Revolving Loans pursuant to this Section 2.11 shall reduce the Revolving Commitments.

SECTION 2.12  Evidence of Debt; Notes.  (a)  The Loans shall be repayable in accordance with the terms and provisions set forth herein.  Upon the request of any Lender, Notes shall be issued by EnergySolutions and payable to the order of such Lender reflecting such Lender’s Commitment or Loans, as applicable.  The Notes issued by EnergySolutions to the Lenders shall be duly executed and delivered by one or more Authorized Signatories.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of EnergySolutions owing to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Register maintained by the Administrative Agent pursuant to Section 10.4 shall include records of (i) the date and amount of each Loan made hereunder, the Type of such Loan and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from EnergySolutions to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from EnergySolutions hereunder and each Lender’s share thereof.

(d)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 10.4 and by each Lender in its account or accounts pursuant to paragraph (b) of this Section 2.12 shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from EnergySolutions to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of EnergySolutions under this Agreement.

SECTION 2.13  Payments Generally; Term Loan Call Protection.  (a)  Each payment (including any prepayment) by EnergySolutions on account of the principal of or interest on the Loans, any fees and any other amounts owing to the Lender Parties, the Administrative Agent or any of them under this Agreement shall be made not later than 1:00 p.m., New York City time, on the date specified for payment under this Agreement to the Administrative Agent, at the account of the Administrative Agent most recently designated by it for such purpose by notice to EnergySolutions, for the account of the Lender Parties or the Administrative Agent, as the case may be in lawful money of the United States, in immediately available funds without setoff or counterclaim.  Any payment received by the Administrative Agent after 1:00 p.m. (New York

City time) shall be deemed received on the next Business Day.  Receipt by the Administrative Agent of any payment hereunder at or prior to 1:00 p.m., New York City time, on any Business Day shall be deemed to constitute receipt on such Business Day.  In the case of a payment for the account of a Lender Party, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender Party.  If the Administrative Agent shall not have received any payment from EnergySolutions as and when due, the Administrative Agent will promptly notify the Lender Parties accordingly.  Only upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 10.4, from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           EnergySolutions agrees to pay principal, interest, fees and all other Obligations due hereunder, under the Fee Letter and under the other Loan Documents without setoff or counterclaim or any deduction whatsoever (other than any deductions or withholdings required by law on account of Taxes).

(c)           In the event that, prior to the first anniversary of the Closing Date, any Lender receives a Refinancing Prepayment (as defined below), then, at the time thereof, EnergySolutions shall pay to such Lender a prepayment premium equal to 1% of the amount of such Refinancing Prepayment.  As used herein, with respect to any Lender, a “Refinancing Prepayment” is the amount of principal of the Term Loans of such Lender that is either (a) prepaid by EnergySolutions pursuant to Section 2.10 or Section 2.11(c) substantially concurrently with the incurrence by Parent, EnergySolutions or any of their respective Subsidiaries of new loans or other Indebtedness (other than Capitalized Lease Obligations) (whether pursuant to Incremental Commitments or otherwise) or (b) received by such Lender as a result of the mandatory assignment of such Term Loans under the circumstances described in Section 2.20(b) following the failure of such Lender to consent to an amendment of this Agreement that would have the effect of reducing the Applicable Margin with respect to such Term Loans.  Except as expressly set forth in this Section 2.13(c), all repayments and prepayments of Loans hereunder shall be without premium or penalty, but shall be subject to Section 2.14.

(d)           Subject to any contrary provisions in the definition of the term “Interest Period”, if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)           Unless the Administrative Agent shall have received notice from EnergySolutions prior to the date on which any payment is due to any Lender Party hereunder that EnergySolutions will not make such payment in full, the Administrative Agent may assume that EnergySolutions has made such payment in full to the Administrative Agent on such date and the

Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due to such Lender Party.  If and to the extent EnergySolutions shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.14  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by EnergySolutions pursuant to Section 2.20, then, in any such event, EnergySolutions shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender delivered to EnergySolutions and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be conclusive absent manifest error.  EnergySolutions shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15  Payments; Pro Rata Treatment; Sharing of Setoffs.  (a)Pro Rata Treatment.  Except as specifically provided in Section 2.21 or elsewhere in this Agreement or in Section 5.02 of the Guarantee and Collateral Agreement, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(b)           Sharing of Setoffs.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Revolving L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Revolving L/C Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Revolving L/C Disbursements of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the

Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their Loans and participations in Revolving L/C Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by EnergySolutions pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Revolving L/C Disbursements to any assignee or Participant, other than to Parent, EnergySolutions, any of their respective Subsidiaries or other Affiliates (as to which the provisions of this paragraph shall apply).  EnergySolutions consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against EnergySolutions rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of EnergySolutions in the amount of such participation.

(c)           If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent or any Revolving Issuing Bank, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof) (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.16  Increased Costs.  (a)  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)           impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)          subject any Recipient to any Taxes (other than Covered Taxes and taxes excluded from Covered Taxes under Section 2.17(a), including value-added or similar Taxes) on its loans, letters of credit, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, such Issuing Bank or such other Recipient, EnergySolutions will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, EnergySolutions will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to EnergySolutions shall be conclusive absent manifest error.  EnergySolutions shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)           Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that EnergySolutions shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies EnergySolutions of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17  Taxes.  (a)  Subject to the exclusions and limitations of this Section 2.17 and subject to the Lenders’ compliance with Section 2.17(f), any and all payments by any Loan Party hereunder or under the other Loan Documents shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings (including any interest, additions to tax or penalties applicable thereto) (“Taxes”) imposed or assessed on or with respect to payments made under this Agreement or the other Loan Documents by the United States of America or any political subdivisions thereof or therein or any other jurisdiction (including non-U.S. jurisdictions), and all liabilities with respect hereto or thereto (but excluding (i) any tax imposed on or measured by the income or profits of a

Lender or franchise taxes imposed in lieu of net income taxes on overall gross receipts, or any other similar taxes imposed, in each case, as a result of such Lender being organized in, having its principal office or applicable lending office in, engaging in a trade or business in, or having a present or former connection with the jurisdiction imposing such Tax (other than any such trade or business, or connection arising or deemed to arise solely or primarily from any transactions contemplated by this Agreement), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which EnergySolutions is located, and (iii) any withholding tax that is (A) required to be imposed on amounts payable to a Recipient pursuant to any law in force at the time (including FATCA, and in the case of FATCA, including any regulations or official interpretations thereof issued after such time) such Lender becomes a party thereto (or designates a new lending office) or (B) attributable to a Recipient’s failure or inability (other than as a result of Change in Law) to comply with Section 2.17(f), except to the extent that such Recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from EnergySolutions with respect to such withholding tax pursuant to Section 2.17(a) (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Covered Taxes”).  If any Loan Party or the Administrative Agent shall be required by law to withhold or deduct any Covered Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, (i) the sum payable by the Loan Party shall be increased as may be necessary so that after making all required deductions or withholdings on account of Covered Taxes (including deductions applicable to additional sums payable under this Section 2.17) such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings of Covered Taxes been made, (ii) the applicable Loan Party or the Administrative Agent, as the case may be, shall make such deductions or withholdings, and (iii) the applicable Loan Party or the Administrative Agent, as the case may be, shall pay the full amount of Covered Taxes deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b)           EnergySolutions agrees to pay any present or future recordation, transfer, mortgage, stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including any interest and penalties related thereto) imposed by the United States of America or any political subdivision thereof or any other jurisdiction (including non-U.S. jurisdictions) that arise from the execution, delivery, registration of, performance under, or enforcement of, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)           Without duplication of its obligation to pay increased amounts on account of Covered Taxes and Other Taxes pursuant to Sections 2.17(a) and 2.17(b), respectively, EnergySolutions shall indemnify each Recipient for the full amount of Covered Taxes and Other Taxes (including any Covered Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Recipient and any expenses arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally asserted.  Payment by EnergySolutions pursuant to this indemnification shall be made within 30 days from the date such Recipient makes written demand therefor (submitted through the Administrative Agent).  A Recipient’s failure to provide notice to EnergySolutions shall not relieve EnergySolutions of any of its obligations under this Section 2.17(c).  Notwithstanding the foregoing, where notice is not given within one hundred twenty (120) days after a Recipient has actual notice of the assertion of taxes and EnergySolutions does not otherwise have notice of such assertion, no indemnification shall be required for penalties, additions to tax, expenses, and interest accruing on such Covered Taxes or Other Taxes from the date one hundred twenty (120) days after such has actual notice of the assertion of such taxes until the date such notice was actually received by EnergySolutions.

(d)           As soon as practicable (but in any event within 30 days) after the date of any payment of Covered Taxes or Other Taxes by any Loan Party, such Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to the Administrative Agent.  The applicable Loan Party shall compensate each Recipient to the extent that such Recipient is required to pay any Covered Taxes or Other Taxes (or applicable penalties, interest and expenses) as a result of any failure by such Loan Party to so furnish such copy of such receipt.

(e)           The agreements and obligations of the Loan Parties contained in this Section 2.17 shall survive the indefeasible payment in full of the Obligations.

(f)            Notwithstanding any provision to the contrary in this Agreement, to the extent that such Person is at such time legally entitled to do so, on the date a Person becomes a Lender hereunder and at such other times as reasonably requested by EnergySolutions or the Administrative Agent in writing, such Person must provide to EnergySolutions and the Administrative Agent two properly completed and duly executed originals of each of the following, as applicable:  (i) Form W-8ECI (in the case of a non-U.S. Person claiming exemption from withholding because the income is effectively connected with a U.S. trade or business), (ii) Form W-8BEN (in the case of a non-U.S. Person claiming exemption from, or reduction of, withholding tax under an income tax treaty or under the portfolio interest exemption), (iii) with respect to any interest in this Agreement in which a participation has been sold, a Form W-8IMY along with accompanying Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption), (iv) any other applicable form, certificate or document necessary to establish such non-U.S. Person’s entitlement to exemption from United States Federal withholding tax or reduced rate with respect to all payments to be made to such non-U.S. Person under this Agreement (including in the case of a Lender claiming the benefits of the exemption for portfolio interest, (x) a certificate to the effect that such foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of EnergySolutions within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code), or (v) Form W-9 (claiming exemption from backup withholding tax), or any successor forms.  Each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will, to the extent that such Lender is at such time legally entitled to do so, deliver to EnergySolutions and the Administrative Agent two new accurate and complete original signed copies of the applicable certification form.  If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the

Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.17(f), FATCA shall include any regulations or official interpretations thereof.

(g)           If a Recipient determines, in its good faith sole discretion, that it has received a refund of any Covered Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Covered Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of such Recipient, agrees to repay to such Recipient the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority with respect to such refund) in the event such Recipient is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Party or any other Person.  Notwithstanding anything to the contrary, in no event will any Recipient be required to pay any amount to a Loan Party the payment of which would place such Recipient in a less favorable net after-tax position than such Recipient would have been in if the additional amounts giving rise to such refund of any Covered Taxes or Other Taxes had never been paid.

(h)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16, 2.17(a) or 2.17(c) with respect to such Lender, it will, if requested by EnergySolutions, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.17 shall affect or postpone any of the obligations of any Loan Party or the rights of any Lender pursuant to Section 2.16, 2.17(a) or 2.17(c).

(i)            Each Lender Party shall severally indemnify the Administrative Agent for any Taxes (but in the case of Covered Taxes, only to the extent that EnergySolutions has not already indemnified the Administrative Agent for any such Covered Taxes and without limiting the obligation of EnergySolutions to do so), in each case attributable to such Lender Party that are paid or payable by the Administrative Agent in connection with this Agreement or any other Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.17(i) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender Party a certificate stating the amount of

Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

SECTION 2.18  Increase in Commitments.  (a)  Borrower Request.  EnergySolutions may by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) request, from time to time prior to the Term Maturity Date or the Revolving Maturity Date, as applicable, (i) the extension of one or more new Term Commitments (any such new Term Commitment being referred to herein as an “Incremental Term Commitment”) or (ii) one or more increases in the existing Revolving Commitments or extensions of new Revolving Commitments (any such increase in or extension of Revolving Commitments being referred to herein as an “Incremental Revolving Commitment”), in each case in an aggregate amount not to exceed the Incremental Commitments Cap.  Each Incremental Commitment shall be (A) an integral multiple of $5,000,000 and not less than $25,000,000 or (B) if the Incremental Commitment Cap at such time shall be less than $25,000,000, shall be equal thereto.  EnergySolutions may elect in the notice delivered pursuant to this Section 2.18(a) (such election being referred to herein as the “Deposit L/C Increase Election”) that the proceeds of the Term Loans made pursuant to an Incremental Term Commitment (such Term Loans being referred to herein as “Incremental Term Loans”), be deposited in the Deposit L/C Escrow Account as collateral for the payment and performance of EnergySolutions’ reimbursement obligations to the Deposit Issuing Banks in respect of Deposit Letters of Credit and that the Deposit L/C Specified Amount be increased by an amount equal to the amount of such deposit.  Each notice delivered pursuant to this Section 2.18(a) shall specify (x) the date (the “Increase Effective Date”) on which EnergySolutions proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (y) the identity of the financial institutions to whom EnergySolutions proposes that any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b)           Conditions.  An Incremental Commitment shall become effective, as of the Increase Effective Date specified therefor; provided that:

(i)            each of the conditions set forth in Section 3.2 shall be satisfied;

(ii)           no Default or Event of Default shall have occurred and be continuing or would result therefrom or from the borrowings to be made on such Increase Effective Date and the use of proceeds thereof;

(iii)          the Secured Leverage Ratio, calculated after giving pro forma effect to the establishment of such Incremental Commitment, the incurrence of Indebtedness thereunder (assuming, in the case of an Incremental Revolving Commitment, that such Commitment is fully used and, in the case of a Term Commitment, that the entire principal amount of Term Loans made thereunder constitutes Indebtedness for Money Borrowed) and any substantially concurrent use of the proceeds thereof, shall not exceed (A) if such Incremental Commitment is established prior to the first anniversary of the

Closing Date, 1.50:1.00 or (B) if such Incremental Commitment is established at any time thereafter, 1.75:1.00;

(iv)          EnergySolutions shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with such Incremental Commitment; and

(v)           the Administrative Agent shall have consented to any Lender’s providing such Incremental Commitments if such consent would be required under Section 10.4 for an assignment of Loans or Commitments, as applicable, to such Lender.

(c)           Terms of New Loans and Commitments.  The terms and conditions of Loans made pursuant to any Incremental Commitment shall be as follows:

(i)            the terms and conditions of the Incremental Loans shall be, except as otherwise set forth herein, identical to the terms and conditions of the existing Loans and may be part of the same Class of Loans and Borrowings;

(ii)           any Incremental Term Loans shall not amortize (on a percentage basis) at a greater rate than the existing Term Loans and shall not mature prior to the Term Maturity Date;

(iii)          in the event that the initial yield on any Incremental Loans (in each case taking into account any applicable interest rate “floor”, as well as any original issue discount or upfront fees (other than arrangement fees to the extent not shared with the Lenders providing such Incremental Loans), which shall be equated to such interest margin assuming a four-year average life and without any present value discount) exceeds (the amount of such excess being referred to herein as the “Yield Differential”) by more than 25 basis points the Applicable Margin then in effect for Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable, then the Applicable Margin then in effect for such Loans shall automatically be increased by the amount of the Yield Differential over 25 basis points, effective on the Increase Effective Date; provided that any Yield Differential in respect of the Revolving Loans, after giving effect to the foregoing increase in the Applicable Margin, shall be permitted only to the extent it results from the payment of upfront fees in respect of the Incremental Revolving Commitments (it being understood that the Applicable Margin for all Revolving Loans of the same Type shall at all times be the same);

(iv)          participation in the Incremental Commitments shall be offered to banks, financial institutions and other entities that would be Eligible Assignees reasonably acceptable to EnergySolutions and the Administrative Agent.

(d)           Adjustment of Revolving Loans.  In the case of Incremental Revolving Commitments, each of the Revolving Lenders having a Revolving Commitment prior to the Increase Effective Date (the “Pre-Increase Revolving Lenders”) will automatically and without any further action by any party be deemed to have assigned to the Revolving Lenders which are acquiring Incremental Revolving Commitments on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and the Post-Increase Revolving Lenders will automatically and without any further action by any party be deemed to have assumed and purchased from the Pre-Increase Revolving Lenders, such participation interests in the Revolving Loans and Revolving L/C Exposure outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such deemed assignments and assumptions, the Revolving Loans and Revolving L/C Exposure shall be held by the Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Pro Rata Shares after giving effect to the Incremental Revolving Commitments.  The deemed assignments of Eurodollar Revolving Loans made pursuant to this paragraph (d) shall be subject to compensation by EnergySolutions pursuant to the provisions of Section 2.14 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto.

(e)           Making of New Term Loans.  On any Increase Effective Date on which Incremental Term Commitments become effective, subject to the satisfaction of the foregoing terms and conditions, each Lender providing an Incremental Term Commitment shall make an Incremental Term Loan to EnergySolutions in an amount equal to its Incremental Term Commitment.  EnergySolutions shall cause the proceeds of any Incremental Term Loans, in respect of which it shall have made a Deposit L/C Increase Election in the notice delivered to the Administrative Agent pursuant to paragraph (a) of this Section 2.18, to be deposited in the Deposit L/C Escrow Account as collateral for the payment and performance of its reimbursement obligations to the Deposit Issuing Banks in respect of Deposit Letters of Credit, in the manner set forth in and subject to the provisions of Section 2.6(m), whereupon the Deposit L/C Specified Amount shall be automatically increased by an amount equal to the amount of such deposit.

(f)            Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this Section 2.18 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably in right of payment from the Guarantees and Security Interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Security Interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Loans or Commitments.

(g)           Amendment to Loan Documents.  EnergySolutions and the Administrative Agent may, without the consent of any other Lender, enter into an amendment to any Loan Document (an “Incremental Facility Amendment”) to appropriately include any credit commitments or extensions contemplated by this Section 2.18, including to provide that any Incremental Loans shall share in the optional and mandatory prepayments and commitment reductions on the same basis as the then outstanding Loans.  Each Incremental Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and EnergySolutions (an “Accession Agreement”), and on the Increase Effective Date Schedule 2.1 shall be deemed to have been amended to reflect the Incremental Commitments of such Incremental Lender as provided in such Accession Agreement.

SECTION 2.19  Termination and Reduction of Commitments and Deposit L/C Specified Amount.  (a)  Termination of Commitments; Cancellation of Deposit L/C Specified Amount.  Unless previously terminated or cancelled, (i) the Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date, (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date and (iii) the Deposit L/C Specified Amount shall be automatically cancelled on the Term Maturity Date.

(b)           Reduction of Revolving Commitments.  EnergySolutions may at any time terminate, or from time to time permanently reduce, the Revolving Commitments; provided that (i) each partial reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) EnergySolutions shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of Revolving Loans in accordance with Section 2.11(a), the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c)           Reduction of the Deposit L/C Specified Amount.  EnergySolutions may at any time cancel, or from time to time permanently reduce by an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, the Deposit L/C Specified Amount; provided that the prepayment of Term Loans required by Section 2.11(e) shall be effected as provided in such Section; and provided further that no cancellation or partial reduction of the Deposit L/C Specified Amount shall be permitted hereunder if after giving effect thereto and the foregoing prepayments of Term Loans, the Deposit L/C Escrow Account Balance shall be less than the greater of (i) the Deposit L/C Exposure and (ii) the Deposit L/C Specified Amount.

(d)           Borrower Notice.  EnergySolutions shall notify the Administrative Agent of any election to terminate, cancel or reduce the Revolving Commitments or the Deposit L/C Specified Amount under this Section 2.19 at least three Business Days prior to the effective date of such termination, cancellation or reduction, specifying the effective date thereof.  Such notice, in the case of the cancellation or reduction of the Deposit L/C Specified Amount, shall be accompanied by a certificate signed by an Authorized Signatory of EnergySolutions certifying (i) as to whether a Default has occurred and is continuing and (ii) that all requirements set forth in Section 2.19(c) with respect to the cancellation or reduction of the Deposit L/C Specified Amount have been and will be satisfied.  Promptly following receipt of any such notice and certificate, if applicable, the Administrative Agent shall advise the Revolving Lenders, or the Deposit Issuing Banks and the Term Lenders, as applicable, of the contents thereof.  Each notice delivered by EnergySolutions pursuant to this Section 2.19 shall be irrevocable (it being agreed that such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by EnergySolutions (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied).  Each termination, cancellation or reduction of the Revolving Commitments or the Deposit L/C Specified Amount effected pursuant to this Section 2.19 shall be permanent and, in the case of a partial reduction of the Revolving Commitments, shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

SECTION 2.20  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.16, or if EnergySolutions is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any respect deemed material by it.  EnergySolutions hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)           If (i) any Lender requests compensation under Section 2.16, (ii) EnergySolutions is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender hereunder or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.10 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Majority Lenders (or, in circumstances where Section 10.10 does not require the consent of the Majority Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then EnergySolutions may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.10), all its interests, rights and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) EnergySolutions shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Revolving Issuing Bank), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Revolving L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or EnergySolutions, (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling EnergySolutions to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by EnergySolutions, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.21  Defaulting Lenders.  Notwithstanding any provision of this Agreement referring to Pro Rata Shares or ratable allocation of payments or any other provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)           commitment fees shall cease to accrue on the unused amount of such Defaulting Lender’s Revolving Commitment pursuant to Section 2.9(b);

(b)           the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.10); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or of all Lenders affected thereby;

(c)           if any Revolving L/C Exposure exists at the time such Revolving Lender becomes a Defaulting Lender:

(i)            all or any part of the Revolving L/C Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Revolving L/C Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, EnergySolutions shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Revolving Issuing Banks only EnergySolutions’ obligations corresponding to such Defaulting Lender’s Revolving L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.6(l) for so long as such Revolving L/C Exposure is outstanding;

(iii)          in the event EnergySolutions fails to make timely payment of a Revolving L/C Disbursement in accordance with Section 2.6(h) and the Revolving Lenders are required to fund participations or Revolving Loans under Section 2.6(h) in respect of any unreimbursed Revolving L/C Disbursement, then, prior to any such funding by the Revolving Lenders of participations or Revolving Loans, cash collateral deposited by EnergySolutions in accordance with clause (ii) above, if any, shall be applied to the reimbursement of the non-reallocated portion of such unreimbursed Revolving L/C Disbursement (which will then be deemed reimbursed or paid for all purposes hereof), and the Revolving Lenders (other than such Defaulting Lender) will fund such participations or Revolving Loans in the amounts reflecting their individual Pro Rata Shares of the then unreimbursed amount of such Revolving L/C Disbursement (after giving effect to the foregoing application of cash collateral);

(iv)          if EnergySolutions cash collateralizes any portion of such Defaulting Lender’s Revolving L/C Exposure pursuant to clause (ii) above, EnergySolutions shall not be required to pay any participation fees to such Defaulting Lender pursuant to Section 2.9(c) with respect to such Defaulting Lender’s Revolving L/C Exposure during the period such Defaulting Lender’s Revolving L/C Exposure is cash collateralized;

(v)           if the Revolving L/C Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the commitment fees and participation fees payable to the Revolving Lenders pursuant to Sections 2.9(c) and 2.9(d) shall be adjusted in accordance with the Non-Defaulting Lenders’ Pro Rata Shares; and

(vi)          if all or any portion of such Defaulting Lender’s Revolving L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Revolving Issuing Bank or any other Revolving Lender hereunder, all participation fees payable under Section 2.9(c) with respect to such Defaulting Lender’s Revolving L/C Exposure shall be payable to the applicable Revolving Issuing Bank until and to the extent that such Revolving L/C Exposure is reallocated and/or cash collateralized;

(d)           notwithstanding anything to the contrary contained herein, so long as such Revolving Lender is a Defaulting Lender, any prepayment or repayment of Revolving Loans hereunder shall be applied, first, to the payment of the Revolving Borrowings in which such Revolving Lender did not participate, and, then, to the payment of all other Revolving Borrowings; and

(e)           so long as such Revolving Lender is a Defaulting Lender, no Revolving Issuing Bank shall be required to issue, amend or increase any Revolving Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Revolving L/C Exposure will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by EnergySolutions in accordance with Section 2.21(c), and participating interests in any such newly issued or increased Revolving Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(a)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to any Revolving Lender’s parent entity shall occur following the date hereof and for so long as such event shall continue or (ii) any Revolving Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Lender commits to extend credit, such Revolving Issuing Bank shall not be required to issue, amend or increase any Revolving Letter of Credit unless it shall have entered into arrangements with EnergySolutions or such Revolving Lender, satisfactory to such Revolving Issuing Bank, to defease any risk to such Revolving Issuing Bank in respect of such Revolving Lender hereunder.

In the event that the Administrative Agent, EnergySolutions and each Revolving Issuing Bank agree that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Revolving L/C Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Pro Rata Share.

ARTICLE III

Conditions Precedent

SECTION 3.1  Closing Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the conditions precedent set forth in this Section 3.1 shall be satisfied (or waived in accordance with Section 10.10):

(a)           The Administrative Agent shall have received (i) counterparts of this Agreement duly executed by Parent, EnergySolutions, the Administrative Agent and the other parties hereto (or evidence satisfactory to the Administrative Agent, which may include a facsimile or other electronic transmission, that each of the parties hereto has signed a counterpart of this Agreement) and (ii) such other documents and agreements as the Administrative Agent shall reasonably determine necessary to evidence the Commitments, Guarantees and Liens created pursuant to this Agreement and the other Loan Documents, all in form and substance satisfactory to the Administrative Agent.

(b)           The Administrative Agent shall have received, for each Loan Party, (i) a Loan Certificate, signed by the secretary or assistant secretary of such Loan Party and dated the Closing Date, containing a certificate of incumbency with respect to each Authorized Signatory of such Loan Party and attaching: (A) a true, complete and correct copy of the certificate or articles of incorporation, certificate of formation or other organizational document, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State or similar official of the state of organization of such Loan Party, (B) a certificate as to the good standing of such Loan Party in its state of organization and each other state in which it is required to qualify or has qualified to do business, in each case issued as of a recent date by the Secretary of State or similar official of each such state, (C) a true, complete and correct copy of the resolutions of the board of directors or other governing body of such Loan Party, authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party, (D) a true, complete and correct copy of the bylaws, operating agreement or comparable document of such Loan Party, as in effect on the Closing Date and at the time of adoption of the resolutions referred to in clause (C) above and (E) a true, complete and correct copy of any agreement in effect as of the Closing Date with respect to the voting rights, ownership interests or management of such Loan Party and (ii) such other documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent.

(c)           The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of each of Parent and EnergySolutions, confirming compliance with the conditions set forth in Sections 3.1(g), 3.1(k), 3.1(l), 3.2(a) and 3.2(b).

(d)           The Administrative Agent shall have received (i) the results of a recent lien search in each jurisdiction contemplated by the Perfection Certificate (including in the United States

Patent and Trademark Office and the United States Copyright Office) with respect to each Loan Party, (ii) copies of the financing statements (or similar documents) disclosed by such lien search and (iii) evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or substantially contemporaneously with the initial funding of the Loans on the Closing Date will be, released.

(e)           The Administrative Agent shall have received favorable written legal opinions (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Closing Date) of (i) Weil, Gotshal & Manges LLP, counsel to EnergySolutions and certain other Loan Parties, (ii) Parr Brown Gee & Loveless, Utah counsel to EnergySolutions and certain other Loan Parties, (iii) Stites & Harbison, PLLC, Tennessee counsel to EnergySolutions and certain other Loan Parties, (iv) Morgan, Lewis & Bockius, regulatory counsel to EnergySolutions and the Loan Parties and (iv) local counsel to EnergySolutions and the other Loan Parties in each jurisdiction where a Mortgaged Property is located, and the laws of which are not covered by the opinions referred to in clauses (i) through (iii) above, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(f)            The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by an Authorized Signatory of each Loan Party, together with all attachments contemplated thereby.

(g)           The Collateral and Guarantee Requirement shall have been satisfied.

(h)           The Administrative Agent shall have received copies of reasonably satisfactory insurance brokers’ letters, binders or certificates covering the assets of Parent, EnergySolutions and each of their respective Subsidiaries and otherwise meeting the requirements of Section 5.5, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required by Section 5.5.

(i)            The Administrative Agent and the Arrangers shall have received all fees, expenses and other amounts due and payable on or prior to the Closing Date required to be paid under the Fee Letter or any Loan Document, including reimbursement or payment of all out-of-pocket expenses (including the reasonable fees, disbursements and other charges of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Arrangers) required to be reimbursed or paid by EnergySolutions, for which invoices have been presented to EnergySolutions on or prior to the Closing Date.

(j)            The Administrative Agent shall have received (i) evidence reasonably satisfactory to it that all Necessary Authorizations have been obtained, are in full force and effect and are not subject to any pending or threatened reversal or cancellation and (ii) a certificate, dated the Closing Date and signed by an Authorized Signatory of each of Parent and EnergySolutions, confirming the foregoing.

(k)           Prior to or substantially concurrently with the initial funding of the Loans on the Closing Date, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreements shall have been or shall be paid in full, all letters of credit issued thereunder shall have been or shall be terminated or cash collateralized or shall have become Existing Letters of Credit, the commitments thereunder shall have been or shall be terminated and all Guarantees and Liens existing in connection therewith shall have been or shall be discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence of the foregoing.  Immediately after giving effect to the Transactions to be consummated on the Closing Date, none of Parent, EnergySolutions or any of their respective Subsidiaries shall have outstanding any Indebtedness other than (i) Indebtedness incurred under the Loan Documents, (ii) the Senior Notes and (iii) other Indebtedness set forth on Schedule 7.1.

(l)            Parent and EnergySolutions shall have received, or substantially contemporaneously with the initial funding of Loans on the Closing Date shall receive, gross cash proceeds of not less than $300,000,000 from the issuance of the Senior Notes.  The Administrative Agent shall have received a copy of the Senior Notes Documents, certified by an Authorized Signatory of Parent and EnergySolutions as being true, complete and correct, and the terms and conditions of the Senior Notes and the provisions of the Senior Notes Documents shall be reasonably satisfactory to the Administrative Agent.

(m)          All intercompany Indebtedness of the Loan Parties shall have been subordinated to their respective obligations under the Loan Documents, in each case pursuant to a Subordination Agreement.

(n)           The Administrative Agent shall have received the Historical Financial Statements and annual financial projections (which, in the case of such projections for the year 2010, shall be presented on a quarterly basis) for Parent and its consolidated Subsidiaries for the years 2010 through 2014.

(o)           The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief financial officer of each of Parent and EnergySolutions, in form and substance satisfactory to the Administrative Agent, together with such other evidence reasonably requested by the Administrative Agent, confirming that the Loan Parties are Solvent on a consolidated basis after giving effect to the Transactions.

(p)           Parent and EnergySolutions shall have established procedures, satisfactory to the Administrative Agent, for the deposit of $310,000,000 of the proceeds of the Term Loans on the Closing Date in the Deposit L/C Escrow Account.

(q)           The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Notwithstanding the foregoing, if Parent and EnergySolutions shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any Control Agreement, Mortgage Policy, survey with respect to any Mortgaged Property or any certificate representing Equity Interests in any Loan Party in each case set forth on Schedule 5.17, that is required to be delivered in order to satisfy the requirements of the Collateral and Guarantee Requirement, such delivery shall not be a condition precedent to the obligations of the Lenders and the Issuing Banks hereunder on the Closing Date, but shall be required to be accomplished as provided in Section 5.17.

The Administrative Agent shall notify Parent, EnergySolutions and the Lender Parties of the Closing Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 10.10) at or prior to 5:00 p.m., New York City time, on December 31, 2010 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

SECTION 3.2  Each Credit Event.  The obligation of the Lenders to make Loans on the occasion of any Borrowing (including the initial funding of the Loans on the Closing Date) and of the Issuing Banks to issue, amend, renew or extend Letters of Credit hereunder is subject to the satisfaction (or waiver in accordance with Section 10.10) of the following conditions precedent:

(a)           All of the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (and, in the case of any representation and warranty that is already qualified or modified by materiality in the text thereof, in all respects) as of the date of such Borrowing or the date of such issuance, amendment, renewal or extension of a Letter of Credit, as applicable, as if made on such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), before as well as after giving effect such Borrowing, such issuance, amendment, renewal or extension of a Letter of Credit or the application of the proceeds from any of the foregoing.

(b)           No Default shall have occurred and be continuing or would result from such Borrowing, such issuance, amendment, renewal or extension of a Letter of Credit or the application of proceeds from any of the foregoing.

(c)           The Administrative Agent shall have received a duly executed Borrowing Request in accordance with the requirements hereof.

(d)           The Administrative Agent shall have received any such additional documentary information reasonably requested and reasonably satisfactory to the Administrative Agent confirming the satisfaction of any of the foregoing conditions in this Section 3.2 if, in the good faith judgment of Administrative Agent, such request is warranted under the circumstances.

On the date of any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Parent and EnergySolutions shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section 3.2 have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in this Agreement.

ARTICLE IV

Representations and Warranties

Each of Parent and EnergySolutions hereby agrees, represents and warrants in favor of the Administrative Agent and each Lender Party that:

SECTION 4.1  Organization; Ownership; Power; Qualification.  Parent, EnergySolutions and each of their respective Subsidiaries is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all necessary power and authority and all material Necessary Authorizations to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified, in good standing and authorized to do business in each jurisdiction (other than its jurisdiction of organization) in which the character of its properties or the nature of its business makes such qualification or authorization prudent, except where the failure to be so qualified and in good standing, individually or in the aggregate with all other exceptions to the representations and warranties in Section 4.4(d), could not reasonably be expected to result in a Material Adverse Change.

SECTION 4.2  Authorization; Enforceability.  Parent, EnergySolutions and each of their respective Subsidiaries has the power and has taken all necessary action to authorize it to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms and to consummate the Transactions and the other transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by each of Parent and EnergySolutions and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, the legal, valid and binding obligation of Parent, EnergySolutions or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications:  (i) an order for specific performance and an injunction are discretionary remedies and may not be available where damages are considered an adequate remedy at law, (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of Parent, EnergySolutions or any of their respective Subsidiaries, as the case maybe), (iii) enforcement may be subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and may be limited by public policies which may affect the enforcement of certain rights or remedies provided for in this Agreement or the other Loan Documents and (iv) enforcement may be subject to Applicable Law requiring regulatory approvals prior to any direct or indirect transfer of control of Licenses and Environmental Permits.

SECTION 4.3  Subsidiaries and Joint Ventures.  Schedule 4.3A sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Parent, EnergySolutions or any other Subsidiary, in (a) each Subsidiary and (b) each joint venture in which Parent, EnergySolutions or any other Subsidiary owns any Equity Interests, and identifies each Subsidiary Guarantor and each Special Purpose Subsidiary.  Except as set forth on Schedule 4.3B, EnergySolutions has the unrestricted right to vote the issued and outstanding shares of its Subsidiaries organized as corporations and the unrestricted right to vote its partnership and membership interests in its Subsidiaries organized as partnerships or limited liability companies in accordance with the terms of the applicable partnership agreement or operating agreement.  The shares of all Subsidiaries of Parent organized as corporations have been duly authorized and issued and are fully paid and nonassessable.

SECTION 4.4  Consents; Conflicts; Liens.  Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement and the other Loan Documents by Parent, EnergySolutions and each of their respective Subsidiaries and the consummation of the Transactions, do not and will not (a) require any material consent or approval, governmental or otherwise, not already obtained, (b) violate any Applicable Law, (c) conflict with, result in a breach of or constitute a default under the certificate or articles of incorporation or other organizational document, by-laws, operating agreement, partnership agreement or comparable document of Parent, EnergySolutions or any of their respective Subsidiaries, or under any material indenture, agreement or other instrument to which Parent, EnergySolutions or any of their respective Subsidiaries is a party or by which any of them or their respective properties may be bound, (d) conflict with, result in a breach of or constitute a default or violation of the terms and conditions of any of the Necessary Authorizations, except in the case of any conflict, breach, default or violation of any Environmental Permit that could not reasonably be expected to result, individually or in the aggregate with all other exceptions to the representations and warranties in Section 4.1(c), in a Material Adverse Change or (e) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Parent, EnergySolutions or any of their respective Subsidiaries except for Permitted Liens.

SECTION 4.5  Business.  Parent, EnergySolutions and each of their respective Subsidiaries is engaged in the business of owning, operating and investing in the Permitted Businesses.

SECTION 4.6  Necessary Authorizations.  The Necessary Authorizations have been duly authorized by the grantors thereof and are in full force and effect.  Parent, EnergySolutions and each of their respective Subsidiaries is in compliance in all material respects with all provisions of the Necessary Authorizations.  Parent, EnergySolutions and each of their respective Subsidiaries has secured all Necessary Authorizations and all such Necessary Authorizations are in full force and effect.  None of the material Necessary Authorization is the subject of any pending or, to the knowledge of Parent or EnergySolutions, threatened revocation.

SECTION 4.7  Compliance with Law.  Parent, EnergySolutions and each of their respective Subsidiaries is in compliance with all Applicable Laws except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Change.

SECTION 4.8  Title to Assets.  Parent, EnergySolutions and each of their respective Subsidiaries has (a) good, defensible, insurable, legal and beneficial fee simple title to (in the case of fee interests in real property), (b) valid and enforceable leasehold interests in (in the case of leasehold interests in real or personal property) and (c) good and defensible title to (in the case of all other personal property), all of its properties, and no such properties are subject to any Liens except for Permitted Liens.

SECTION 4.9  Litigation.  Except as set forth on Schedule 4.9, there is no action, suit, revocation, proceeding or investigation pending against or, to knowledge of Parent or EnergySolutions, threatened against or in any other manner relating adversely to, Parent, EnergySolutions or any of their respective Subsidiaries or any of their respective properties, including any of the Necessary Authorizations, in any court or before any arbitrator of any kind or before or by any Governmental Authority, which (a) challenges the validity of this Agreement or any other Loan Document, (b) challenges the continued possession and use of any License by Parent, EnergySolutions or any of their respective Subsidiaries or any Person in which EnergySolutions has, directly or indirectly, an Investment, and such challenge could result in a Default or Event of Default pursuant to Section 8.1(k) or (c) could reasonably be expected to result in a Material Adverse Change.

SECTION 4.10  Taxes.  Except as set forth on Schedule 4.10, all Federal, state and other tax returns (including information returns) of Parent, EnergySolutions and each of their respective Subsidiaries required by law to be filed have been duly filed, and all Federal, state and other Taxes, including withholding taxes, assessments and other governmental charges or levies required to be paid by Parent, EnergySolutions or any of their respective Subsidiaries or imposed upon Parent, EnergySolutions or any of their respective Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except (a) any such Taxes (i) the payment of which is being contested by Parent, EnergySolutions or any of their respective Subsidiaries, in good faith by appropriate proceedings, (ii) for which adequate reserves in accordance with GAAP have been provided on the books of Parent, EnergySolutions and each of their respective Subsidiaries and (iii) as to which no Lien other than a Permitted Lien has attached and no foreclosure, distraint, sale or similar proceedings have been commenced or (b) to the extent the failure of such tax returns to have been so filed or such Taxes to have been paid could not reasonably be expected to have a Material Adverse Change.  Parent, EnergySolutions and each of their respective Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable, except as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Change.  Parent, EnergySolutions and each of their respective Subsidiaries is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Change.  None of Parent, EnergySolutions or any of their respective Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Change.  EnergySolutions is “disregarded as an entity separate from its owner” within the meaning of Treasury Regulation Section 301.7701-3 for U.S. Federal income purposes and is classified substantially similarly for all relevant state and local tax purposes.

SECTION 4.11  Financial Statements.  Parent has furnished or caused to be furnished to the Administrative Agent and the Lenders audited consolidated financial statements for the fiscal year ended December 31, 2009 and unaudited consolidated financial statements for the fiscal quarters ended March 31, 2010 and June 30, 2010 (the “Historical Financial Statements”), which are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of Parent and its Subsidiaries on a consolidated basis on and as at such dates and the results of operations for the periods then ended.  Except as provided on Schedule 4.10, as of the Closing Date, none of Parent, EnergySolutions or any of their respective Subsidiaries has any material liabilities, contingent or otherwise, unusual long-term commitments or unrealized losses other than (a) as disclosed in the Historical Financial Statements or the financial statements delivered pursuant to Section 6.1 or 6.2 and (b) as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Change.

SECTION 4.12  No Material Adverse Change.  Since December 31, 2009, there has occurred no circumstance, event or condition which has had or which could reasonably be expected to have a Material Adverse Change.

SECTION 4.13  ERISA.  Parent, EnergySolutions, each of their respective Subsidiaries and each of their respective Plans is in compliance in all respects with ERISA and the Code, including Section 4980B of the Code, except as could not reasonably be expected to have a Material Adverse Change.  None of Parent, EnergySolutions or any of their respective Subsidiaries has failed to meet any minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA with respect to any Plan.  No ERISA Affiliate has failed to meet any minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA with respect to any ERISA Affiliate Plan, except as could not reasonably be expected to have a Material Adverse Change.  No Reportable Event, for which the 30-day notice requirement has not been waived, has occurred and is continuing with respect to any Plan, except as could not reasonably be expected to result in a Material Adverse Change.  No Plan or trust created thereunder, or “party in interest” (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would reasonably be expected to subject Parent or any of its Subsidiaries to a tax or penalty in any amount on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code or an obligation to indemnify any other person for such tax or penalty, except as could not reasonably be expected to result in a Material Adverse Change.  None of Parent, EnergySolutions, any of their respective Subsidiaries or any of their respective ERISA Affiliates has received a determination that any Plan is, or is expected to be in “at risk” status (as defined in Section 303(i)(4) of ERISA or 430(i)(4) of the Code) except as could not be reasonably be expected to result in a Material Adverse Change.  None of Parent, EnergySolutions, any of their respective Subsidiaries or any of their respective ERISA Affiliates (a) has incurred or reasonably expects to incur any liability with respect to a withdrawal from any Multiemployer Plan except as could not reasonably be expected to have a Material Adverse Change, or (b) has received any notice concerning a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, except as could not reasonably be expected to have a Material Adverse Change.

SECTION 4.14  Compliance with Margin Regulations.  None of Parent, EnergySolutions or any of their respective Subsidiaries is engaged principally in or has as one of its important activities the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, any margin stock within the meaning of Regulations U of the Board of Governors of the Federal Reserve System nor will any proceeds of the Loans or Letters of Credit be used for any such purpose.

SECTION 4.15  Investment Company Act.  None of Parent, EnergySolutions or any of their respective Subsidiaries is required to register under the provisions of the Investment Company Act of 1940.  The execution and performance by Parent, EnergySolutions and each of their respective Subsidiaries of this Agreement and the other Loan Documents does not violate any provision of such Act or require any consent, approval or authorization of, or registration with, the SEC or any other Governmental Authority pursuant thereto.

SECTION 4.16  Governmental Regulation.  Except as set forth on Schedule 4.16, none of Parent, EnergySolutions or any of their respective Subsidiaries is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the other Loan Documents.

SECTION 4.17  Absence of Defaults.  Parent, EnergySolutions and each of their respective Subsidiaries is in compliance in all respects with all provisions of its certificate or articles of incorporation or other organizational documents and by-laws, operating agreement, partnership agreement or comparable document, as the case may be, and no circumstance, event or condition has occurred or failed to occur (including any circumstance, event or condition which could create a Default hereunder by cross-default) which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or with the passage of time or giving of notice or both would constitute, (a) an Event of Default or (b) a material default by Parent, EnergySolutions or any of their respective Subsidiaries under any material agreement or other instrument relating to Indebtedness of Parent, EnergySolutions or any of their respective Subsidiaries in the amount of $5,000,000 or more, any of the Necessary Authorizations, or any judgment, decree or order in the amount of $5,000,000 or more to which Parent, EnergySolutions or any of their respective Subsidiaries is a party or by which Parent, EnergySolutions or any of their respective Subsidiaries or any of their respective properties may be bound or affected.  None of Parent, EnergySolutions or any of their respective Subsidiaries is a party to or bound by any contract or agreement continuing after Closing Date, or bound by any Applicable Law, that could have a Material Adverse Change or result in the loss of any License.

SECTION 4.18  Accuracy and Completeness of Information.  All information, reports, prospectuses and other papers and data relating to, and furnished to the Arrangers, the Administrative Agent or the Lender Parties by or on behalf of, Parent, EnergySolutions or any of their respective Subsidiaries, were, taken as a whole, at the time furnished, true, complete and correct in all material respects to the extent necessary to give the Arrangers, the Administrative Agent and the Lender Parties true and accurate knowledge of the subject matter thereof.  No fact or situation is currently known to Parent or EnergySolutions which has had or could reasonably be expected to have a Material Adverse Change.

SECTION 4.19  Agreements with Affiliates.  Except as set forth on Schedule 4.19 or otherwise permitted hereunder, none of Parent, EnergySolutions or any of their respective Subsidiaries has any written agreements or binding arrangements of any kind with any Affiliate, including any management or consulting agreement.

SECTION 4.20  Collateral Matters.  (a)  The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Guarantee and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Guarantee and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Permitted Encumbrances and (iii) when the Administrative Agent obtains control of each Deposit L/C Escrow Account, either through possession or by entry into a Control Agreement with respect to such account, the security interest created under the Guarantee and Collateral Agreement in the Deposit L/C Collateral (as defined therein) in favor of the Secured Parties will constitute a fully perfected security interest in all right, title and interest of the pledgors in, to and under the Deposit L/C Collateral, with the priority set for in the Guarantee and Collateral Agreement, subject only to Permitted Encumbrances.

(b)           Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Permitted Liens that are by operation of law prior and superior to the rights of the Administrative Agent.

(c)           Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section 4.20, the security interest created under the Guarantee and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Permitted Encumbrances (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Closing Date).

(d)           Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section 4.20, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Permitted Encumbrances (provided that to the extent such Security Document is a “fixture filing”, such Security Document will constitute a fully perfected security interest in all rights, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, but subject to Permitted Liens that are by operation of law prior and superior to the rights of the Administrative Agent).

SECTION 4.21  Indebtedness.  None of Parent, EnergySolutions or any of their respective Subsidiaries has outstanding, as of the Closing Date and after giving effect to the Transactions to be consummated on the Closing Date, any Indebtedness other than (a) Indebtedness incurred under the Loan Documents, (b) the Senior Notes, (c) other Indebtedness permitted under Section 7.1.

SECTION 4.22  Real Property.  As of the Closing Date, other than as set forth on Schedule 4.22, none of Parent, EnergySolutions or any of their respective Subsidiaries currently owns or leases, or has previously owned or leased, any real property.

SECTION 4.23  Intellectual Property.  Parent, EnergySolutions and each of their respective Subsidiaries owns, possesses or is licensed to use all patents, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights and other intellectual property necessary to conduct its business in all respects as now conducted, without known conflict with any such intellectual property of any other Person, except to the extent that the failure to so own, possess or be licensed to use any such intellectual property could not reasonably be expected to result in a Material Adverse Change, and no such intellectual property of Parent, EnergySolutions or any of their respective Subsidiaries is subject to any Liens other than Permitted Liens.  All licenses and rights with respect to all such intellectual property of Parent, EnergySolutions and each of their respective Subsidiaries are in full force and effect in all respects, except to the extent that the failure to so be in full force and effect could not reasonably be expected to result in a Material Adverse Change, and are not subject to any pending or, to the knowledge of Parent or EnergySolutions, threatened attack or revocation.

SECTION 4.24  Patriot Act.  None of Parent, EnergySolutions or any of their respective Subsidiaries is in violation of any laws relating to terrorism or money laundering, including the Patriot Act.

SECTION 4.25  Solvency.  As of the Closing Date, the Loan Parties, taken as a whole, are, both before and after the making of any Loan, the issuance of any Letter of Credit and the consummation of any other Transaction on the Closing Date, Solvent.

SECTION 4.26  Environmental Matters.  (a)  Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change:

(i)                                     the operations of Parent, EnergySolutions, each of their respective Subsidiaries and each of their respective Properties are and have been in compliance with all applicable Environmental Laws and Environmental Permits, including obtaining, maintaining and timely applying to obtain, amend or renew all Environmental Permits necessary for the operations thereof, and none of Parent, EnergySolutions or any of their respective Subsidiaries has any liability under any such Environmental Laws or Environmental Permits;

(ii)                                  none of Parent, EnergySolutions or any of their respective Subsidiaries, or any real property currently or previously owned, operated, leased or undergoing closure, post-closure or decommissioning activities by Parent, EnergySolutions or any of their respective Subsidiaries or any predecessor thereof, has become subject to any Environmental Liability;

(iii)                               none of Parent, EnergySolutions or any of their respective Subsidiaries has received notice of any claim or governmental investigation with respect to any Environmental Liability (including any such claim or investigation seeking to revoke any Environmental Permit necessary for the operations of Parent, EnergySolutions or any of their respective Subsidiaries) or, to the knowledge of Parent or EnergySolutions or any of their respective Subsidiaries, is aware of any basis for any Environmental Liability;

(iv)                              Parent, EnergySolutions and each of their respective Subsidiaries has obtained and currently maintains all funds required by Applicable Law to secure all obligations, whether by law or by contract, of Parent, EnergySolutions or any of their respective Subsidiaries for closure and post-closure care, including decommissioning, of any property or facility;

(v)                                 no Lien has been placed upon any currently owned Property or, to the knowledge of Parent or EnergySolutions, any leased or operated Property, or to the knowledge of Parent or EnergySolutions, is threatened to be placed upon any Property under any Environmental Law;

(vi)                              none of Parent, EnergySolutions or any of their respective Subsidiaries, any past or current facilities or operations of Parent, EnergySolutions or any of their respective Subsidiaries, or any predecessor of or owner of premises leased or operated by Parent, EnergySolutions or any of their respective Subsidiaries, is subject to any outstanding settlement or order, writ, injunction, ruling, assessment, judgment, plan, arbitration award or decree from any Person (A) identifying or alleging noncompliance with or liability under any Environmental Law, (B) requiring any Remedial Action or (C) requiring payment of any claim with respect to any Environmental Liability;

(vii)                           there is no claim with respect to any Environmental Liability pending against, or to knowledge of Parent or EnergySolutions, threatened against, affecting or involving any Person whose liability for such claim has been assumed, contractually or by the operation of law, by Parent, EnergySolutions or any of their respective Subsidiaries;

(viii)                        none of Parent, EnergySolutions or any of their respective Subsidiaries, or to the knowledge of Parent or EnergySolutions, any predecessor of or owner of premises leased or operated by Parent, EnergySolutions, any of their respective Subsidiaries or any predecessor thereof, has filed any notice under any Environmental Law reporting a Release of Hazardous Material that is not otherwise authorized under applicable Environmental Law or the Environmental Permits;

(ix)                                there have been no Releases of Hazardous Materials at, on, in or under any real property now or during the period of ownership, operation or lease by Parent, EnergySolutions of any of their respective Subsidiaries or otherwise, to the knowledge of Parent or EnergySolutions, previously owned, operated or leased, or undergoing closure, post-closure or decommissioning activities, by Parent, EnergySolutions or any of their respective Subsidiaries, or any predecessor of Parent, EnergySolutions or any of their respective Subsidiaries, or at any third-party location at which any of such parties have treated, recycled, stored or disposed of or arranged for the treatment, recycling, storage or disposal of wastes, that have given or could give rise to Remedial Action under any Environmental Law;

(x)                                   no real property now or, to the knowledge of Parent or EnergySolutions, previously owned, leased, operated or undergoing closure, post-closure or decommissioning activities (collectively, “Site”) by Parent, EnergySolutions or any of their respective Subsidiaries is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System List or on any similar list of sites requiring investigation or cleanup (collectively, “List”), and no Site of any predecessor of Parent, EnergySolutions or any of their respective Subsidiaries is listed or, to the knowledge of Parent or EnergySolutions, proposed for listing on any such List; and

(xi)                                to the knowledge of Parent or EnergySolutions, there is no proposed or introduced legislation, law, rule, regulation or order (including any proposed or introduced legislation, law, rule, regulation or order under discussion by any applicable state or local Governmental Authority) relating to applicable Environmental Laws or the enforcement thereof, or the grant or interpretation of applicable Environmental Permits, that would result in expenditures or changes in the operation of the Permitted Business by Parent, EnergySolutions or any of their respective Subsidiaries.

SECTION 4.27  Employee Relations.  Except as set forth on Schedule 4.27, as of the Closing Date (a) Parent, EnergySolutions and each of their respective Subsidiaries is not party to any collective bargaining agreement and (b) no labor union has been recognized as the representative of the employees of Parent, EnergySolutions or any of their respective Subsidiaries, and none of Parent, EnergySolutions or any of their respective Subsidiaries is aware of any pending, threatened or contemplated strikes, work stoppage or other material labor disputes involving the employees of Parent, EnergySolutions or any of their respective Subsidiaries.

ARTICLE V

General Covenants

So long as any of the Obligations shall be outstanding and unpaid, any Letter of Credit shall be outstanding, any L/C Disbursement shall be unreimbursed or EnergySolutions shall have the right to borrow or request the issuance, amendment, renewal or extension of any Letter of Credits hereunder (whether or not the conditions to any such credit extension have been or can be fulfilled), and unless the Majority Lenders, or such greater number or percentage of Lenders as may be expressly provided herein, shall otherwise consent in writing:

SECTION 5.1  Preservation of Existence and Similar Matters.  Parent and EnergySolutions each will, and will cause each of their respective Subsidiaries to:

(a)                                  except as otherwise permitted hereunder, preserve and maintain its existence, rights, franchises, licenses and privileges in the state of its incorporation, organization or formation and in each other state in which it operates a material part of its business, including the Necessary Authorizations (other than any such the loss of which could not reasonably be expected to result in a Material Adverse Change); and

(b)                                 qualify and remain qualified and authorized to do business in each jurisdiction (including its jurisdiction of incorporation, organization or formation) in which the character of its properties or the nature of its business requires such qualification or authorization, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Change.

SECTION 5.2  Business; Compliance with Applicable Law.  Parent and EnergySolutions each will, and will cause each of their respective Subsidiaries to, (a) engage only in the Permitted Business and not in any other business activity and (b) comply with the requirements relating to the Licenses and of all Applicable Laws except to the extent the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

SECTION 5.3  Maintenance of Properties.  Parent and EnergySolutions each will, and will cause each of their respective Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good working order and condition (reasonable wear and tear excepted and except for surplus and obsolete properties and properties damaged from casualty) all properties used in their respective businesses (whether owned or held under lease) and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto except, in each case, to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Change.

SECTION 5.4  Accounting Methods and Financial Records.  Parent and EnergySolutions each will, and will cause each of their respective Subsidiaries on a consolidated basis to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made in accordance with GAAP and reflecting all transactions required to be reflected by GAAP and keep accurate and complete records in all material respects of their respective properties and assets.

SECTION 5.5  Insurance.  Parent and EnergySolutions each will, and will cause each of their respective Subsidiaries to:

(a)                                  Maintain insurance, including public liability coverage insurance with financially sound and reputable insurance companies in such amounts (and with no greater risk retention) and against such risks, in each case as is prudent and not materially inconsistent with past practice (including larceny, embezzlement, employee fidelity and other criminal misappropriation insurance).

(b)                                 Keep their respective assets insured with financially sound and reputable insurance companies or self-insured against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosions and hazards insured against by extended coverage, on terms and in amounts which are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, in accordance with industry standards, all premiums thereon to be paid by EnergySolutions and each Subsidiary.

(c)                                  Require that each insurance policy for EnergySolutions and the Subsidiaries provide for at least 30 days’ prior written notice to the Administrative Agent of any termination of or proposed cancellation or non-renewal of such policy, or material reduction in coverage, and name, other than with respect to directors and officers liability insurance coverage, the Administrative Agent (for itself and for the benefit of the Secured Parties) as additional named loss payee and additional named insured.

SECTION 5.6  Payment of Taxes and Claims.  Parent and EnergySolutions each will, and will cause each of their respective Subsidiaries to, timely file all tax returns (including information returns), required by Federal, state or other tax authorities and pay and discharge all Taxes, including withholding taxes, assessments and governmental charges or levies required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might reasonably be expected to become a Lien or charge upon any of their properties, except (i) that no such tax, assessment, charge, levy or claim need be paid where the validity or amount thereof is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and no foreclosure, distraint, sale or similar proceedings shall have been commenced and (ii) for failures to do so that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

SECTION 5.7  Visits and Inspections.  Subject to compliance with any applicable safety regulations and procedures, Parent and EnergySolutions each will, and will cause each of their respective Subsidiaries to, permit representatives of the Administrative Agent and (after making reasonable efforts to consolidate visits and inspections with those of the Administrative Agent and other Lenders) any of the Lenders, upon reasonable notice to Parent, EnergySolutions or the relevant Subsidiary and during normal business hours, to (a) visit and inspect the properties of Parent, EnergySolutions or such Subsidiary, (b) inspect and make extracts from and copies of their respective books and records and (c) discuss with their respective principal officers and independent accountants their respective businesses, assets, liabilities (including contingent liabilities), financial positions, results of operations and business prospects so long as EnergySolutions is given reasonable opportunity to be present at such discussions, all at EnergySolutions’ expense in the case of actions described in the foregoing clauses (a) through (c) by the Administrative Agent’s representatives; provided, however, that unless an Event of Default shall have occurred and be continuing, EnergySolutions shall not be obligated to reimburse the Administrative Agent for more than one such visit or inspection per year.

SECTION 5.8  Payment of Indebtedness.  Parent and EnergySolutions each will, and will cause each of their respective Subsidiaries to, pay any and all of their respective Indebtedness when and as it becomes due, other than amounts disputed in good faith and for which adequate reserves have been set aside in accordance with GAAP.

SECTION 5.9  Use of Proceeds.  The proceeds of the Term Loans in the amount of $250,000,000 shall be used to refinance the Indebtedness of EnergySolutions and Duratek outstanding under the Existing Credit Agreements and proceeds in the amount of $310,000,000 shall be deposited in the Deposit L/C Escrow Account for the purpose of cash collateralizing EnergySolutions’ reimbursement obligations to the Deposit Issuing Banks in respect of Deposit Letters of Credit.  The proceeds of the Revolving Loans and drawings under the Revolving Letters of Credit shall be used for working capital and other general corporate purposes.  Deposit Letters of Credit will replace synthetic letters of credit issued under the Existing Credit Agreements and will provide credit support for the obligations of Parent and EnergySolutions under the Zion Agreements.  No proceeds of the Loans or drawings under the Letters of Credit hereunder shall be used for the purchase or carrying or the extension of credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

SECTION 5.10  Real Estate.  Parent and EnergySolutions, each at its sole cost and expense will, and will cause each of their respective Subsidiaries (other than Special Purpose Subsidiaries) to, grant a Mortgage to the Administrative Agent, for itself and for the benefit of the Secured Parties, as collateral security for the Secured Obligations, and record such Mortgage in the appropriate recording office, in each case in form and substance reasonably satisfactory to the Administrative Agent, covering each material fee-owned parcel of real estate hereafter acquired directly or indirectly by Parent, EnergySolutions or any of their respective Subsidiaries (other than Special Purpose Subsidiaries).  Each such Mortgage shall be granted and recorded, promptly (but in no event more than 30 days) after any such acquisition.  Parent and EnergySolutions, each at its sole cost and expense will, and will cause each of their respective Subsidiaries to, deliver to the Administrative Agent all documentation, including opinions of counsel, flood determinations, property and liability insurance certificates and Mortgage Policies, which in the reasonable opinion of the Administrative Agent is appropriate, either in connection with any request for approval of a proposed Permitted Acquisition or Real Property Acquisition or thereafter in connection with such grant, including any survey or any Phase I environmental site assessment requested by the Administrative Agent or any Lender in form and substance acceptance to such requesting party.

SECTION 5.11  Interest Rate Hedging.  As promptly as practicable, and in any event within 60 days of the Closing Date, and at the end of each fiscal quarter thereafter, EnergySolutions shall have in effect (to the extent necessary to comply with the requirements of this sentence) one or more Hedge Agreements in such aggregate notional amount as shall be necessary so that no less than 50% of the then outstanding Long-Term Funded Indebtedness of EnergySolutions shall effectively bear interest at a fixed rate.  Hedge Agreements entered into pursuant to this Section 5.11 shall provide interest rate protection on terms (including consideration of the creditworthiness of the counterparty thereto) reasonably acceptable to the Administrative Agent for an average period of the lesser of (a) two years from the date of each such Hedge Agreement and (b) the period remaining from the date thereof until the Term Maturity Date.

SECTION 5.12  Covenants Regarding Formation of Subsidiaries and the Making of Acquisitions.  If any Subsidiary or Domestic DRE is formed or acquired after the Closing Date, Parent and EnergySolutions will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), (a) notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary or Domestic DRE (except if it is a non-wholly owned Subsidiary if, but only for so long as, as of the end of and for most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 or 6.2 (or, prior to the first delivery of any such financial statements, as of the end of and for the period of four consecutive fiscal quarters most recently ended prior to the Closing Date), (1) the consolidated total assets of such Subsidiary do not exceed $5,000,000 and the consolidated total revenues of such Subsidiary do not exceed $5,000,000 as of the end of and for such period and (2) the combined consolidated total assets all Domestic Subsidiaries and Domestic DREs that are not Subsidiary Guarantors do not exceed $10,000,000 and the combined consolidated revenues of all such Subsidiaries do not exceed $10,000,000 of the combined consolidated revenues of Parent and all its consolidated Subsidiaries as of the end of and for such period) and (ii) any Equity Interests or Indebtedness of such Subsidiary owned by any Loan Party and (b) deliver, or cause to be delivered, to the Administrative Agent documents and opinions in respect of such Subsidiary or Domestic DRE of the type referred to in paragraphs (b) and (e) of Section 3.1.

SECTION 5.13  Deposit Accounts.  Parent and EnergySolutions will cause all cash owned by Parent, EnergySolutions and their respective Subsidiaries at any time, other than (i) cash held in non-domestic accounts used in the operation of Non-U.S. Subsidiaries and (ii) cash in an aggregate amount not greater than $1,000,000 at any time held in payroll and other local operating accounts, to be held in deposit accounts maintained in the name of one or more Loan Parties and will, in each case as promptly as practicable, notify the Administrative Agent of the existence of any deposit account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to clause (f) of the definition of the term “Collateral and Guarantee Requirement” but is not yet in effect.

SECTION 5.14  Further Assurances.  Parent, EnergySolutions and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties.  Parent and EnergySolutions will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.15  Maintenance of Ratings.  The Loan Parties shall at all times during the term hereof use commercially reasonable efforts to maintain ratings in respect of the Loans from S&P and Moody’s.

SECTION 5.16  Environmental Compliance.  Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, Parent and EnergySolutions each will, and will cause each of their respective Subsidiaries to:

(a)                                  comply with all Environmental Laws and Environmental Permits now or hereafter applicable to the Property or the Permitted Business at its own cost and expense (including legal, consultant and other professional fees and expenses and costs of investigation);

(b)                                 obtain and maintain in full force and effect all Environmental Permits required under applicable Environmental Law for the operation of the Permitted Business;

(c)                                  conduct and complete, at its sole cost and expense, any investigation, study, sampling, monitoring or testing (collectively, “Environmental Testing”) and undertake any investigation, cleanup, removal, remedial, corrective, mitigation, response, monitoring or any other activity (collectively, “Environmental Cleanup Activities”) required by any applicable Governmental Authority or Environmental Law, or by contract, with respect to Hazardous Materials at, in, on, under or from the Property, or any other real property for which Parent, EnergySolutions or any of their respective Subsidiaries has assumed, by law, contract or otherwise, responsibility for such Environmental Testing or Environmental Cleanup Activities, and any such Environmental Testing or Environmental Cleanup Activities shall be undertaken with appropriate diligence and in full compliance with all applicable Environmental Laws;

(d)                                 provide as promptly as practicable (and in any event within 20 days of receipt thereof) to the Administrative Agent written notice of and copies of all written nonprivileged and material communications relating to (i) any pending or threatened claim or investigation with respect to any Environmental Liability pertaining to the Property, or the use or operation thereof, of Parent, EnergySolutions and their respective Subsidiaries or the Permitted Business or (ii) any fact, condition, event or other circumstance with respect to the Property or any other facility or property presently or formerly owned, leased, operated or undergoing closure, post-closure or decommissioning activities by Parent, EnergySolutions, any of their respective Subsidiaries or any Person for which Parent, EnergySolutions or any such Subsidiary is responsible, which is reasonably likely to result in a material claim with respect to any Environmental Liability pertaining to the Property, Parent, EnergySolutions or any such Subsidiary; all such notices shall describe in reasonable detail the nature of the claim, investigation, fact, condition, event or other circumstance and Parent’s, EnergySolutions’ or such Subsidiary’s response thereto;

(e)                                  at any time, Parent or EnergySolutions receives notice that an adverse change in the environmental condition of the Property has occurred or an adverse environmental condition with respect to the Property has been discovered, and at EnergySolutions’ or Parent’s sole cost and expense, (i) diligently commence (or cause another Person to commence) to cure such condition, to the extent required by applicable Environmental Laws (including commencing any evaluation or assessment of such conditions and the development of an appropriate plan with respect thereto), within 30 days after receipt of such notice (or such shorter period as may be required by applicable Environmental Laws or in the event of an emergency) and (ii) thereafter diligently prosecute (or cause another Person to diligently prosecute) such cure to completion; and

(f)                                    Parent and EnergySolutions shall provide to the Administrative Agent such detailed reports relating to any material claim with respect to any Environmental Liability as may reasonably be requested by the Administrative Agent or the Lenders.

SECTION 5.17  Certain Post-Closing Collateral Obligations.  As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.17 or such later date as the Administrative Agent agrees to in writing, Parent, EnergySolutions and each other Loan Party will deliver the documents and take the actions specified on Schedule 5.17 that would have been required to be delivered or taken on or prior to the Closing Date but for the penultimate sentence of Section 3.1, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

ARTICLE VI

Information Covenants

So long as any of the Obligations shall be outstanding and unpaid, any Letter of Credit shall be outstanding, any L/C Disbursement shall be unreimbursed or EnergySolutions shall have the right to borrow or request the issuance, amendment, renewal or extension of any Letter of Credit hereunder (whether or not the conditions to any such credit extension have been or can be fulfilled), and unless the Majority Lenders, or such greater number or percentage of Lenders as may be expressly provided herein, shall otherwise consent in writing, EnergySolutions shall furnish or cause to be furnished to each Lender and the Administrative Agent, at their respective offices:

SECTION 6.1  Quarterly Statements and Information.  Within 45 days after the last day of each of the first three quarters of each fiscal year of Parent (or, so long as Parent shall be subject to periodic reporting obligations under the Exchange Act, by the date five days after the date that the Quarterly Report on Form 10-Q of Parent for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), the unaudited consolidated balance sheet of Parent on a consolidated basis with all of its Subsidiaries, as at the end of such quarter and as at the end of the preceding fiscal year, and the related statements of income and cash flows of Parent on a consolidated basis with all of its Subsidiaries, for such fiscal quarter and for the then elapsed portion of the fiscal year, which, in the case of such consolidated statement of income, shall set forth in comparative form such figures as at the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and the corresponding prior period or periods (but only for any such prior period for which such comparative figures are available), and shall be certified by a Financial Officer of Parent to be, in his or her opinion, complete and correct in all material respects and to present fairly, in accordance with GAAP for interim financial statements, the financial position of Parent on a consolidated basis with all of its Subsidiaries as at the end of such fiscal quarter and the results of operations for such fiscal quarter, and for the then elapsed portion of the fiscal year, subject only to normal year-end adjustments.

SECTION 6.2  Annual Financial Statements and Information.  Within 120 days after the end of each fiscal year of Parent (or, so long as Parent shall be subject to periodic reporting obligations under the Exchange Act, by the date five days after the date that the Annual Report on Form 10-K of Parent for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), (a) the audited consolidated balance sheet of Parent on a consolidated basis with all of its Subsidiaries, as of the end of such fiscal year, (b) the related audited consolidated statements of income for such fiscal year and, to the extent available and not previously provided to the Administrative Agent, for the previous two fiscal years, (c) the related audited consolidated statements of changes in shareholders’ equity for such fiscal year and, to the extent available and not previously provided to the Administrative Agent, for the previous two fiscal years and (d) the related audited consolidated statements of cash flows for such fiscal year and, to the extent available and not previously provided to the Administrative Agent, for the previous two fiscal years, which shall all be accompanied by an opinion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) of Ernst & Young LLP or other independent registered public accounting firm of recognized national standing or otherwise reasonably acceptable to the Administrative Agent, together with a statement of such accountants to the effect that such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Parent and its consolidated Subsidiaries on a consolidated basis as of the end and for such year in accordance with GAAP and that in connection with their audit, they did not obtain knowledge during the course of their examination that caused them to believe that Parent was not in compliance with the terms, covenants, provisions or conditions of Section 7.6.

SECTION 6.3  Performance Certificates.  Each time annual or quarterly financial statements are furnished pursuant to Section 6.1 or 6.2, a Performance Certificate signed by a Financial Officer of Parent and EnergySolutions:

(a)                                  stating, as at the end of such fiscal quarter or fiscal year, as the case may be, whether or not Parent and its Subsidiaries, on a consolidated basis, were in compliance with the requirements of Sections 7.6 and 7.15 and setting forth reasonably detailed calculations in support thereof;

(b)                                 stating that, to his or her knowledge, no Default or Event of Default has occurred as at the end of such fiscal quarter or fiscal year, as the case may be, or if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by EnergySolutions with respect thereto;

(c)                                  stating whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of Parent most recently theretofore delivered under Section 6.1 or 6.2 (or, prior to the first such delivery, referred to in Section 4.11) and, if any such change has occurred, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate;

(d)                                 certifying that all reports, notices, certificates and other documents required to be provided under Sections 6.4 and 6.5 have been provided in accordance with such Sections; and

(e)                                  in the case of such annual financial statements being furnished pursuant to Section 6.2 for a fiscal year ended on or after December 31, 2010, setting forth a reasonably detailed calculation of Excess Cash Flow for such fiscal year and Available Excess Cash Flow as of the end of such fiscal year (or, in the case of the fiscal year ending on December 31, 2010, for and as of the last day of the partial year commencing on October 1, 2010 and ending on December 31, 2010).

SECTION 6.4  Other Reports and Notices.  (a)  Promptly upon receipt thereof, copies of any final letters submitted to the Audit Committee (or equivalent committee) of the Board of Directors of Parent or EnergySolutions by its independent public accountants, reporting significant deficiencies or material weaknesses in internal controls over financial reporting.

(b)                                 Promptly upon receipt thereof, copies of any material notice or report regarding any License held by Parent, EnergySolutions or any of their respective Subsidiaries, the loss of which could reasonably be expected to result in a Material Adverse Change.

(c)                                  In connection with any proposed Acquisition by EnergySolutions or any of its Subsidiaries described in Section 7.5(d)(ii), or any proposed Real Property Acquisition, and promptly upon each request, such data, certificates, reports, statements, opinions of counsel prepared for the Administrative Agent and the Lenders, or any of them, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of EnergySolutions or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request, including a Phase I environmental site assessment in connection with any proposed Real Property Acquisition.

(d)                                 Annually, a certificate of insurance indicating that the requirements of Section 5.5 remain satisfied for such fiscal year.

(e)                                  Annually, and in no event later than February 28 of any year, a copy of Parent’s annual budget for itself and its Subsidiaries, on a consolidated basis, for such fiscal year (including a projected consolidated statement of income for such fiscal year and setting forth the assumptions used for purposes of preparing such budget with such level of detail as is consistent with the assumptions contained in the Confidential Information Memorandum delivered to the Lenders prior to the Closing Date) and, promptly after the same become available, any significant revisions approved by the Board of Directors of Parent to such budget.

(f)                                    Promptly upon receipt thereof, notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking or expropriation of any material portion of any Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

(g)                                 Within 90 days after the end of each fiscal year of Parent, a certificate of an Authorized Signatory of each of Parent and EnergySolutions setting forth (i) all Equity Interests or Indebtedness owned by any Loan Party, (ii) all intellectual property registered or the subject of an application for registration by any Loan Party, (iii) all commercial tort claims in respect of which a complaint or a counterclaim has been filed by any Loan Party and that, in each case, (A) if so owned or filed by a Loan Party as of the Closing Date would have been required to be set forth on the applicable schedule to the Guarantee and Collateral Agreement pursuant to the terms of such agreement and (B) have not been set forth on such schedule or on a certificate previously delivered pursuant to this clause and (iv) the information required pursuant to the Perfection Certificate or certifying that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 6.4(g).

(h)                                 Prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.

(i)                                     Prompt written notice of (i) the acquisition by any Loan Party of, or any real property or leasehold interest otherwise becoming, a Mortgaged Property after the Closing Date and (ii) the acquisition by any Loan Party of any other assets after the Closing Date, the value of which is equal to or greater than $1,000,000 individually or in the aggregate, other than any assets constituting Collateral under the Security Documents in which the Administrative Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

(j)                                     Within 45 days after the last day of each fiscal quarter of Parent, financial and operations status reports relating to the Zion Acquisition and EnergySolutions’ decommissioning obligations related thereto, in a form as agreed to by the Administrative Agent and EnergySolutions.

(k)                                  Annually, and in no event later than February 28 of any year, fund reports created for EnergySolutions by any trustee in connection with the Zion Acquisition or pursuant to the Zion Agreements; provided that such reports include (i) fund performance, (ii) beginning and end of year allocation mix, (iii) beginning and end of year net asset value and (iv) a summary of the investment policy.

(l)                                     Promptly after the same become publicly available, copies of all periodic reports, proxy statements and registration statements (other than on Form S-8) filed by Parent, EnergySolutions or any of their respective Subsidiaries with the SEC or with any national securities exchange.  Information required to be delivered pursuant to this clause (l) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov.

(m)                               Promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Parent, EnergySolutions or any of their respective Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 6.5  Notice of Litigation and Other Matters.  Notice specifying the nature and status of all of the following events, promptly, but in any event not later than 15 days after any officer or manager of Parent or EnergySolutions becomes aware of the occurrence of any such event:

(a)                                  the occurrence of, or receipt by Parent or EnergySolutions of any written notice claiming the occurrence of, any Default;

(b)                                 the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against, or to the extent known to EnergySolutions or Parent, in any other way relating adversely to, Parent, EnergySolutions or any of their respective Subsidiaries, or any of their respective properties, assets or businesses or any License that have resulted or could reasonably be expected to result in a Material Adverse Change;

(c)                                  any change with respect to the business, assets, liabilities, financial position, results of operations or business prospects of Parent, EnergySolutions or any of their respective Subsidiaries that has resulted or could reasonably be expected to result in a Material Adverse Change;

(d)                                 the occurrence or non-occurrence of any event (i) that constitutes, or that with the passage of time or giving of notice or both would constitute, a material default by Parent, EnergySolutions or any of their respective Subsidiaries under any material agreement other than this Agreement to which Parent, EnergySolutions or any of their respective Subsidiaries is a party or by which any of their respective properties may be bound or (ii) that could reasonably be expected to result in a Material Adverse Change, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

(e)                                  (i) the occurrence of a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that would result in the imposition on Parent, EnergySolutions or any of their respective Subsidiaries of a tax or penalty, (ii) any Reportable Event (for which the 30-day notice requirement has not been waived) with respect to any Plan, (iii) any failure by any Plan to meet the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA, (iv) the institution or, to the knowledge of Parent, EnergySolutions or any of their respective Subsidiaries, threatened institution by the PBGC of proceedings under ERISA to terminate or to partially terminate any Plan or ERISA Affiliate Plan or appoint a trustee to administer any such Plan or (v) the commencement of or, to the knowledge of Parent, EnergySolutions or any of their respective

Subsidiaries, threatened commencement of any litigation regarding any such Plan, in each case, that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; and

(f)                                    the occurrence of any event subsequent to the Closing Date which, if such event had occurred prior to the Closing Date, would have constituted an exception to the representation and warranty in Section 4.13.

Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

ARTICLE VII

Negative Covenants

So long as any of the Obligations shall be outstanding and unpaid, any Letter of Credit shall be outstanding, any L/C Disbursement shall be unreimbursed or EnergySolutions shall have the right to borrow or request the issuance, amendment, renewal or extension of any Letter of Credit hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders, or such greater number or percentage of Lenders as may be expressly provided herein, shall otherwise consent in writing:

SECTION 7.1  Limitation on Indebtedness; Derivative Contracts.  Parent and EnergySolutions each shall not, and shall not permit any of their respective Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness, or enter into any Derivative Contract, except:

(a)                                  the Obligations (other than Loans made pursuant to Section 2.18);

(b)                                 current accounts payable, accrued expenses, customer advance payment liabilities in connection with FASB 143 and liabilities that are related to litigation, in each case, incurred in, or resulting from the conduct of, the ordinary course of the Permitted Business;

(c)                                  Indebtedness secured by Permitted Liens described in clauses (g) and (h) of the definition of the term “Permitted Liens”;

(d)                                 Obligations under (i) the Secured Hedge Agreements, (ii) Hedge Agreements entered into pursuant to Section 5.11 and (ii) Derivative Contracts permitted under Section 7.12;

(e)                                  Guarantees expressly permitted under Section 7.5;

(f)                                    Indebtedness, including the Senior Notes, existing as of the Closing Date and listed on Schedule 7.1 and Refinancing Indebtedness in respect thereof;

(g)                                 Indebtedness of EnergySolutions and its Subsidiaries (other than Indebtedness of the type acquired or assumed in accordance with Section 7.1(l)) evidenced by Capitalized Lease Obligations or purchase money Indebtedness in an aggregate principal amount not to exceed $40,000,000 at any time outstanding;

(h)                                 so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Additional Permitted Debt to the extent that (i) such Additional Permitted Debt is issued to the seller as all or part of the consideration for any Permitted Acquisition or Real Property Acquisition or (ii) the Net Proceeds thereof are used within 90 days after the date of issuance thereof to finance all or a part of any Permitted Acquisition or Real Property Acquisition (including to refinance any Indebtedness of either the Acquisition Entity or the business acquired) and to pay the related fees and expenses; provided that (x) the sum of (1) the aggregate principal amount of all Additional Permitted Debt incurred pursuant to this Section 7.1(h) and (2) the aggregate principal amount of all Indebtedness incurred pursuant to Section 7.1(i) shall not exceed $25,000,000 at any time outstanding and (y) if all or any portion of the Net Proceeds of such Additional Permitted Debt are not so used within such 90-day period (or such earlier date, if any, as EnergySolutions determines not to (or that it cannot) consummate a Permitted Acquisition within such 90-day period), such remaining portion shall be repaid to the extent not prohibited by the terms thereof, and to the extent not so repaid, an amount equal to such remaining portion shall be applied by EnergySolutions on the last day of such period (or such earlier date of determination, if any) as a prepayment of Term Loans in accordance with Section 2.10(b);

(i)                                     Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness) or Real Property Acquisition (provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or Real Property Acquisition and (y) such Indebtedness does not constitute Indebtedness for Money Borrowed, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute Indebtedness for Money Borrowed for purposes of this clause (y)) and Refinancing Indebtedness in respect of Indebtedness initially incurred under this Section 7.1(i); provided that the aggregate principal amount of all Indebtedness permitted by this Section 7.1(i) (including any such Refinancing Indebtedness) shall not exceed at any time outstanding the aggregate principal amount which, when added to the aggregate principal amount of all Indebtedness then outstanding pursuant to Section 7.1(h), equals $25,000,000;

(j)                                     so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Indebtedness incurred by EnergySolutions and its Subsidiaries for the purpose of providing cash collateral or letters of credit to secure performance bonds and/or fidelity bonds required to be furnished in connection with service contracts entered into by EnergySolutions or its Subsidiaries in the ordinary course of the Permitted Business in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, provided that no more than $2,500,000 of such Indebtedness may be secured by a Lien on the property of EnergySolutions and its Subsidiaries;

(k)                                  Indebtedness of any Subsidiary to Parent, EnergySolutions or any other Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than Parent, EnergySolutions or any other Subsidiary, (ii) any such Indebtedness owing by any Loan Party shall be subordinated to the Obligations pursuant to a Subordination Agreement, (iii) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note that shall have been pledged pursuant to the Administrative Agreement and (iv) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 7.5;

(l)                                     reimbursement and other obligations of EnergySolutions or its Subsidiaries in connection with performance bonds and/or fidelity bonds that are (i) unsecured or (ii) secured only by (A) cash proceeds of Revolving Loans or by Letters of Credit issued hereunder or (B) cash proceeds from Indebtedness or letters of credit incurred pursuant to clause (j) above, which bonds are required to be furnished by EnergySolutions or any of its Subsidiaries in connection with service contracts entered into by EnergySolutions or such Subsidiaries in the ordinary course of the Permitted Business;

(m)                               Guarantees by EnergySolutions or any Subsidiary Guarantor in respect of any Indebtedness of EnergySolutions or any Subsidiary Guarantor, in each case otherwise permitted by this Section 7.1 (other than Additional Permitted Debt, except to the extent permitted to be guaranteed in accordance with the definition of the term “Additional Permitted Debt”);

(n)                                 Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(o)                                 Indebtedness incurred pursuant to Section 2.18; provided that the proceeds of such Indebtedness shall not be used to make any Restricted Payments or any Restricted Debt Payments;

(p)                                 Indebtedness incurred by Non-U.S. Subsidiaries in an aggregate amount not to exceed, at the time any such Indebtedness is incurred, the greater of (i) $15,000,000 and (ii) an amount equal to 15% of the combined total assets of all Non-U.S. Subsidiaries as of the last day of the most recent fiscal quarter for which financial statements have been provided pursuant to Section 6.1 or 6.2;

(q)                                 Indebtedness under a UK working capital facility in an aggregate principal amount not to exceed $40,000,000 at any time outstanding, provided that such facility shall be used solely to provide working capital to support the performance by EnergySolutions or its Subsidiaries under contracts with the UK Governmental Authorities and any drawings under such facility are limited to amounts anticipated to be repaid with revenues under such contracts;

(r)                                    Indebtedness of any Special Purpose Subsidiary other than ZionSolutions not to exceed $10,000,000 per such Special Purpose Subsidiary;

(s)                                  Indebtedness arising from unsecured obligations of EnergySolutions or Parent pursuant to documents identified in clauses (b), (h) and (l) in the definition of the term “Zion Agreements”;

(t)                                    Indebtedness arising from unsecured obligations of EnergySolutions or Parent pursuant to any SPS Project Documentation (other than the Zion Agreements), including any guarantee bond; provided that the aggregate amount of such obligations shall not exceed $50,000,000 per Special Purpose Subsidiary (other than Zion Solutions) at any time; provided further that the aggregate amount of all such obligations shall not exceed $150,000,000 at any time;

(u)                                 other Additional Permitted Debt issued for cash, provided that (i) the Applicable Section 7.1(u) Prepayment Percentage of the Net Proceeds thereof is applied, notwithstanding anything else contained herein, (i) first, to prepay amounts outstanding under the Term Loans until the Term Loans are repaid in full and, second, to prepay any outstanding Revolving Loans (it being understood that this proviso shall not apply to Refinancing Indebtedness in respect of Indebtedness initially incurred under this Section 7.1(u)) and (ii) after giving effect to the incurrence of such Additional Permitted Debt and the use of proceeds therefrom, the covenants in Section 7.6 would have been satisfied on a pro forma basis as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 6.1 or 6.2 (the “Latest Financial Reporting Date”), and Refinancing Indebtedness in respect of such Additional Permitted Debt.

SECTION 7.2  Limitation on Liens.  Parent and EnergySolutions each shall not, and shall not permit any of their Subsidiaries to, create, assume, incur or permit to exist any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens.

SECTION 7.3  Amendment of Material Documents.  Parent and EnergySolutions each shall not, and shall not permit any of their respective Subsidiaries to, (a) enter into any amendment of its articles or certificate of incorporation, certificate of formation, by-laws, operating agreement, partnership agreement or comparable organizational document, except in each case to the extent that such amendment is not materially adverse to the interests of the Lenders or (b) amend, modify or waive any of its rights under the Senior Notes Documents or any agreement or instrument governing or evidencing any Indebtedness in an aggregate principal amount of $10,000,000 or more, except in each case to the extent that such amendment, modification or waiver (i) is not materially adverse to the interests of the Lenders or (ii) is permitted by the definition of the term “Refinancing Indebtedness”; it being understood and agreed, in each case, that any such amendment, modification or waiver that restricts the ability of Parent or any of its Subsidiaries to provide credit support in respect of the Secured Obligations (including pursuant to the provision of Guarantees or the grant of Liens) shall be deemed to be materially adverse to the interests of the Lenders.

SECTION 7.4  Liquidation, Merger, Consolidation, Disposition of Assets.  (a)  Disposition of Assets.  Parent and EnergySolutions each shall not, and shall not permit any of their respective Subsidiaries to, at any time sell, lease, license, abandon, transfer, assign or otherwise dispose of any of their assets, including any Equity Interest owned by it but excluding any Excluded Asset Sales, unless (i) any Net Proceeds therefrom are applied as provided in Section 2.11(b), (ii) any such sale, lease, license or disposition resulting in Net Proceeds in excess of $2,500,000 is made for fair market value as determined in good faith by the managers or board of directors of EnergySolutions, (iii) at least 75% of the consideration received consists of cash or readily marketable cash equivalents or the assumption of Indebtedness of EnergySolutions or any Subsidiary and no Default then exists or would be caused thereby and (iv) as to any such sale, lease, license or other disposition where the aggregate consideration to be received is in excess of $20,000,000, the Majority Lenders shall have given their express prior written consent, after receiving such information and documents as the Administrative Agent or any Lender may request.  At the time of any such Permitted Asset Sale hereunder in which the aggregate consideration therefor exceeds $10,000,000, EnergySolutions shall provide the Administrative Agent and the Lenders with projections assuming the consummation of the

Permitted Asset Sale and demonstrating pro forma compliance with Section 7.6 for the remaining term of this Agreement.

(b)                                 Liquidation, Merger or Consolidation.  Parent and EnergySolutions each shall not, and shall not permit any of their respective Subsidiaries (other than any Special Purpose Subsidiary) to, at any time liquidate or dissolve (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger or consolidation; provided that if no Default then exists or would result therefrom, the following transactions are permitted:  (i) a merger or consolidation among EnergySolutions and one or more of its Subsidiaries that is a wholly-owned Subsidiary Guarantor, provided that EnergySolutions is the surviving Person; (ii) a merger or consolidation between or among two or more Subsidiaries, provided that if any of the entities is a Subsidiary Guarantor, the surviving entity shall be a Subsidiary Guarantor; (iii) subject to clauses (i) and (ii) above, an Acquisition permitted hereunder effected by a merger or consolidation in which EnergySolutions, a Subsidiary or an entity that becomes a Subsidiary is the surviving Person; (iv) a liquidation or dissolution of one or more Subsidiaries into its or their parent entity, provided that EnergySolutions or one of its Subsidiaries (other than any Special Purpose Subsidiary is such parent entity; and (v) any transaction or series of related transactions whereby EnergySolutions becomes a corporation organized under the laws of the State of Delaware or the State of Utah, so long as, following such transaction or transactions, no Person other than Parent has an economic or voting interest in EnergySolutions, provided that at least 10 days prior to executing any transaction or transactions permitted by clause (v) of this Section 7.4(b), EnergySolutions shall provide written notice to the Administrative Agent and shall execute any amendment to the Loan Documents reasonably requested by the Administrative Agent so that the Collateral and Guarantee Requirement shall be and remain satisfied.  Notwithstanding anything to the contrary in any Loan Document (other than this Agreement), any reorganization permitted pursuant to clause (v) of this Section 7.4(b) shall be deemed not to be a breach of any representation or warranty in any Loan Document, so long as EnergySolutions complies with the notification and documentation requirements in such clause (v).  Notwithstanding anything to the contrary contained above, EnergySolutions must at all times be a wholly owned Subsidiary of Parent.

SECTION 7.5  Investments and Acquisitions.  Parent and EnergySolutions each shall not, and shall not permit any of their respective Subsidiaries to, make any Investment in any Person, or make any Acquisition or Real Property Acquisition, except that so long as no Default exists before and after giving effect thereto:

(a)                                  Cash Equivalents.  Parent, EnergySolutions and each of their respective Subsidiaries may, directly or through a brokerage account, purchase (i) marketable direct obligations of the United States of America, its agencies and instrumentalities maturing within one year from the date of acquisition thereof, (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) dollar-denominated time deposits, certificates of deposit and bankers’ acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (i) and (ii) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States of America rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person; (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above; and (vii) overnight investments of excess balances in commercial checking accounts with a commercial bank that (x) is organized under the laws of the United States of America, any State thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any State thereof or the District of Columbia, (y) is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation and (z) is a Revolving Lender hereunder (collectively, “Cash Equivalents”).

(b)                                 Acquisitions.  Subject to compliance with Section 7.5(d), EnergySolutions and its Subsidiaries may make Permitted Acquisitions and Real Property Acquisitions.

(c)                                  Investments.  Subject to compliance with Section 7.5(d), Parent, EnergySolutions and their respective Subsidiaries may make the following Investments (collectively, “Permitted Investments”):

(i)                                     EnergySolutions and its Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of EnergySolutions or such Subsidiaries;

(ii)                                  EnergySolutions and its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of their customers and suppliers or in good faith settlement of delinquent obligations of, and other disputes with, their customers and suppliers arising in the ordinary course of business;

(iii)                               Parent, EnergySolutions and their respective Subsidiaries may make Investments consisting of loans and advances to officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business and in an aggregate amount not to exceed $1,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(iv)                              EnergySolutions and its Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by the definition of the term “Permitted Asset Sale”;

(v)                                 Parent, EnergySolutions and their respective Subsidiaries may enter into (i) Secured Hedge Agreements, (ii) Hedge Agreements required under Section 5.11 and (ii) Derivative Contracts permitted under Section 7.12;

(vi)                              investments by Parent, EnergySolutions and their respective Subsidiaries in Equity Interests in their subsidiaries; provided that (x) such subsidiaries are Subsidiaries prior to such investments, (y) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement” and (z) the aggregate amount of such investments by Loan Parties in, and loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (xii)) and of investments in joint ventures shall not exceed $60,000,000 at any time outstanding;

(vii)                           loans or advances made by Parent, EnergySolutions or any of their respective Subsidiaries to any Subsidiary; provided that (x) the Indebtedness resulting therefrom is permitted by Section 7.1(k) and (y) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (vi) above;

(viii)                        Guarantees by Parent, EnergySolutions or any of their respective Subsidiaries of Indebtedness (other than Additional Permitted Debt, except to the extent permitted to be guaranteed in accordance with the definition of the term “Additional Permitted Debt”) or other obligations of Parent, EnergySolutions or any of their Subsidiaries (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any Letter of Credit or any other letter of credit or letter of guaranty); provided that (x) a Subsidiary that has not Guaranteed the Secured Obligations pursuant to the Guarantee and Collateral Agreement shall not guarantee any Indebtedness or other obligations of any Loan Party, (y) Parent shall not guarantee any Indebtedness or other obligation of any Subsidiary except for any such Guarantees under the Loan Documents and (z) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (vi) above;

(ix)                                Investments by Parent, EnergySolutions and their respective Subsidiaries in joint ventures; provided that the amount of such investments shall be subject to the limitation set forth in clause (vi) above;

(x)                                   Investments which at the time made are in amount not in excess of Available Excess Cash Flow immediately prior to such time and the amount of which reduces such Available Excess Cash Flow;

(xi)                                Guarantees of obligations of any Loan Party relating to and entered into in the ordinary course of the Permitted Business;

(xii)          Investments outstanding as of the Closing Date and set forth on Schedule 7.5;

(xiii)         Investments in ZionSolutions pursuant to the Zion Agreements in an aggregate amount not greater than the aggregate amount of Investments to be made pursuant to the Zion Agreements in the forms most recently delivered to the Administrative Agent prior to the date hereof (without, for the avoidance of doubt, giving effect to any other amendments or modifications thereof pursuant to clause (o) of the definition of the term “Zion Agreements”);

(xiv)                         Investments by EnergySolutions and its Subsidiaries in Special Purpose Subsidiaries other than ZionSolutions not to exceed $10,000,000 per Special Purpose Subsidiary;

(xv)                            unsecured obligations of EnergySolutions or Parent pursuant to documents identified in clauses (b), (h) and (l) in the definition of the term “Zion Agreements”;

(xvi)                         unsecured obligations of EnergySolutions or Parent pursuant to any SPS Project Documentation (other than the Zion Agreements), including any guarantee bond; provided that the aggregate amount of such obligations shall not exceed $50,000,000 per Special Purpose Subsidiary (other than Zion Solutions) and $150,000,000 for all Special Purpose Subsidiaries; and

(xvii)       unsecured obligations under agreements of EnergySolutions or any of its Subsidiaries entered into in connection with the provision or acquisition of services, supplies and equipment in the ordinary course of the Permitted Business.

(d)                                 Conditions to Permitted Acquisitions, Real Property Acquisitions and Permitted Investments.  No Permitted Acquisition, Real Property Acquisition or Permitted Investment permitted under Section 7.5(b) or 7.5(c) may be consummated unless:

(i)                                     (A) Parent and EnergySolutions shall be in pro forma compliance with the financial covenants set forth in Section 7.6 before and after giving effect to such Permitted Acquisition, Real Property Acquisition or Permitted Investment, as the case may be, (B) no Default shall have occurred and be continuing (or would occur after giving effect thereto) and (C) such Permitted Acquisition, Real Property Acquisition or Permitted Investment shall not be reasonably expected to have a Material Adverse Change;

(ii)                                  with respect to any Permitted Acquisition, Real Property Acquisition or Permitted Investment of more than $20,000,000, EnergySolutions shall provide the Administrative Agent and the Lenders with notice thereof, not less than 10 days prior to the proposed consummation thereof, and with copies of all material information pertaining to such Permitted Acquisition, Real Property Acquisition or Permitted Investment, as the case may be, and a certificate signed by an Authorized Signatory of EnergySolutions, certifying pro forma compliance with the covenants listed in clause (i) of this Section 7.5(d), together with any calculations necessary to demonstrate such compliance; and

(iii)                               Sections 5.10, 5.12 and 6.4(c) have been complied with.

SECTION 7.6  Financial Covenants.  Parent, EnergySolutions and their respective Subsidiaries shall not:

(a)                                  Leverage Ratio.  Permit the Leverage Ratio on any date to exceed the ratio for the period that includes such date set forth below:

Period Ending:	Maximum Leverage Ratio:
September 30, 2010	4.75
December 31, 2010	4.75
March 31, 2011	4.50
June 30, 2011	4.50
September 30, 2011	4.50
December 31, 2011	4.50
March 31, 2012	4.25
June 30, 2012	4.25
September 30, 2012	4.25
December 31, 2012	4.25
March 31, 2013	4.00
June 30, 2013	4.00
September 30, 2013	4.00
December 31, 2013	4.00
March 31, 2014	3.75
June 30, 2014	3.75
September 30, 2014	3.75
December 31, 2014	3.75
March 31, 2015	3.50
June 30, 2015	3.50
September 30, 2015	3.50
December 31, 2015	3.50
March 31, 2016	3.50
June 30, 2016	3.50
September 30, 2016	3.50

(b)                                 Interest Coverage Ratio.  Permit the Interest Coverage Ratio for any period to be less than the ratio for such period set forth below:

Period Ending:	Minimum Interest Coverage Ratio:
September 30, 2010	2.00
December 31, 2010	2.00
March 31, 2011	2.00
June 30, 2011	2.00
September 30, 2011	2.00
December 31, 2011	2.00
March 31, 2012	2.00
June 30, 2012	2.00

September 30, 2012	2.00
December 31, 2012	2.00
March 31, 2013	2.00
June 30, 2013	2.00
September 30, 2013	2.00
December 31, 2013	2.00
March 31, 2014	2.00
June 30, 2014	2.00
September 30, 2014	2.00
December 31, 2014	2.25
March 31, 2015	2.25
June 30, 2015	2.25
September 30, 2015	2.25
December 31, 2015	2.25
March 31, 2016	2.25
June 30, 2016	2.25
September 30, 2016	2.25

SECTION 7.7  Affiliate Transactions; Restricted Payments; Restricted Debt Payments.  (a)  Parent and EnergySolutions each shall not, and shall not permit any of their respective Subsidiaries to, at any time enter into any transaction or series of related transactions with any Affiliate of Parent, EnergySolutions or any other Subsidiary, other than (i) (A) in the ordinary course of business or (B) in an amount less than $500,000 per year in the aggregate for all such transactions and (ii) in each case, on terms that are no less favorable to Parent, EnergySolutions or such Subsidiary than those that would reasonably be obtained by Parent, EnergySolutions or such Subsidiary at that time in a comparable arm’s-length transaction with an unrelated third party, except (1) as described on Schedule 4.19, (2) reasonable and customary fees and expenses paid to non-officer members of the board of directors (or similar governing body) of Parent, EnergySolutions or such Subsidiary, (3) transactions between or among the Loan Parties not involving any other Affiliate or (4) any Restricted Payment permitted under Section 7.7(b).

(b)                                 Parent and EnergySolutions each shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than (i) so long as no Default has occurred and is continuing at the time thereof or would result therefrom, Restricted Payments to the holders of Equity Interests of Parent during any period of four consecutive fiscal quarters in an amount not to exceed $10,000,000, (ii) so long as no Default has occurred and is continuing at the time thereof or would result therefrom, Restricted Payments in an aggregate cumulative amount for all such Restricted Payments under this clause (ii) not, when taken together with the cumulative amount of expenditures made pursuant to Section 7.7(c)(vii), in excess of 30% of the amount of cumulative Available Excess Cash Flow (computed, however, without deductions in respect of Permitted Uses pursuant to clause (ii) of the definition of such term); provided that the amount of any such Restricted Payment at the time made does not exceed the Available Excess Cash Flow immediately prior to such time and Available Excess Cash Flow is reduced by the amount of such Restricted Payment when made, (iii) dividends or other distributions made by any Subsidiary with respect to its capital stock, partnership or membership interests or other similar Equity Interests, ratably to the holders of such Equity Interests; provided that cash dividends paid by EnergySolutions to Parent may only be paid at such times and in such amounts as shall be necessary to permit Parent to make Restricted Payments otherwise permitted to be made by it hereunder or to discharge its other permitted liabilities as and when due, (iv) dividends or other distributions paid by Parent to holders of its Equity Interests payable solely in additional Equity Interests of Parent permitted hereunder, (v) repurchases by Parent of Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (vi) cash payments by Parent in lieu of the issuance of fractional shares representing insignificant interests in Parent in connection with the exercise of warrants, options or other securities convertible into or exercisable for capital stock in Parent, (vii) Restricted Payments by Parent, not exceeding $2,000,000 in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or agreements for directors, officers or employees of Parent, EnergySolutions or their respective Subsidiaries and (viii) Tax Distributions.

(c)                                  Parent and EnergySolutions each shall not, and shall not permit any of their respective Subsidiaries to, make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancellation or termination of any Indebtedness in an aggregate principal amount of $5,000,000 or more, except:

(i)                                     payments of or in respect of Indebtedness created under the Loan Documents;

(ii)                                  regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of subordinated indebtedness prohibited by the subordination provisions thereof;

(iii)                               refinancings of Indebtedness to the extent permitted under Section 7.1;

(iv)                              payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder;

(v)                                 prepayments of Capitalized Lease Obligations;

(vi)                              payments or purchases of Indebtedness made solely with Equity Interests of Parent (other than Disqualified Equity Interests); and

(vii)                           prepayments, purchases or redemptions of other Indebtedness provided that the aggregate cumulative amount of expenditures in connection with all such prepayments, purchases or redemptions under this clause (vii) do not exceed, when taken together with the cumulative amount of Restricted Payments made pursuant to Section 7.7(b)(ii), 30% of Available Excess Cash Flow (computed, however, without deductions in respect of Permitted Uses pursuant to clause (ii) of the definition of such term); provided that the amount of any such expenditure at the time made does not exceed the Available Excess Cash Flow immediately prior to such time and Available Excess Cash Flow is reduced by the amount of such expenditure when made.

SECTION 7.8  ERISA Liabilities.  Parent and EnergySolutions each shall not, and shall not permit any of their respective Subsidiaries to, permit the assets of any of their Plans to be less than the accumulated benefit obligations of all such Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standard Board Accounting Standards Codification No. 715-Compensation-Retirement Benefits) by an amount that could reasonably be expected to have a Material Adverse Change if the Plans were terminated.

SECTION 7.9  Limitation on Preferred Stock.  Parent and EnergySolutions each shall not, and shall not permit any of their respective Subsidiaries (other than any Special Purpose Subsidiary) to issue any preferred stock or other preferred Equity Interests; provided that Parent may issue preferred stock or other preferred Equity Interests that, in each case, do not constitute Disqualified Equity Interests.

SECTION 7.10  Negative Pledge.  (a)  Parent and EnergySolutions each shall not, and subject to clause (b) below, shall not permit any of their respective Subsidiaries (other than Special Purpose Subsidiaries) to, enter into or permit to exist any agreement or arrangement (other than this Agreement, any other Loan Document or the Senior Notes Documents) that limits or conditions the ability of Parent, EnergySolutions or any of their respective Subsidiaries to create, incur, assume or suffer to exist Liens on any asset or property of such Person except that this Section 7.10 shall not prohibit (i) any negative pledge incurred or provided in connection with any Lien referred to in clause (e) of the definition of the term “Permitted Lien” solely to the extent any such negative pledge relates to the property secured by or the subject of such Lien, (ii) any restrictions on any Subsidiary under any agreement in effect at the time such Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (iii) any agreements governing any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any such prohibition or limitation shall only be effective against the assets financed thereby), (iv) customary restrictions on assignment of contracts contained within such contracts, (v) customary restrictions with respect to an asset imposed pursuant to an agreement for the disposition of such asset (so long as such disposition is permitted by Section 7.4 and which agreement is not proscribed by a provision hereof other than those contained in this Section 7.10(a)), (vi) customary restrictions in joint venture agreements of joint ventures that are not Subsidiaries and (vii) restrictions or conditions in agreements and other documents governing or evidencing Additional Permitted Debt to the extent such restrictions and conditions do not affect the ability of Parent, EnergySolutions or any of their respective Subsidiaries to create Liens securing the Secured Obligations in favor of the Administrative Agent and for the benefit of the Secured Parties.

(b)                                 To the extent any Special Purpose Subsidiary or the direct parent company of any Special Purpose Subsidiary is restricted or prohibited by the United States Nuclear Regulatory Commission or any other Governmental Authority, or by a counterparty to such Special Purpose Subsidiary’s SPS Project Documentation, from granting Liens on such Special Purpose Subsidiary’s assets or Equity Interests, as applicable, for the benefit of the Secured Parties, then such Special Purpose Subsidiary or its direct parent company shall not, and shall cause each of its respective subsidiaries not to, create, incur, assume or suffer to exist Liens, other than Permitted Liens, on the assets or Equity Interests of such Special Purpose Subsidiary for the benefit of any Person that is not a counterparty to such Special Purpose Subsidiary’s SPS Project Documentation.

SECTION 7.11  Payment Restrictions Affecting Subsidiaries.  Parent and EnergySolutions each shall not, directly or indirectly, enter into or suffer to exist, or permit any of their respective Subsidiaries (other than any Special Purpose Subsidiary) to enter into or suffer to exist, any agreement or arrangement limiting the ability of EnergySolutions or any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, EnergySolutions or any of its Subsidiaries (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (a) the Loan Documents and the Senior Notes Documents, (b) any agreement in effect at the time a Person not previously a Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (c) restrictions on the transfer (other than in favor of the Administrative Agent for the benefit of the Secured Parties) of any asset subject to a Permitted Lien, (d) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of EnergySolutions or any of its Subsidiaries (other than in favor of the Administrative Agent for the benefit of the Secured Parties), (e) customary provisions restricting assignment (other than in favor of the Administrative Agent for the benefit of the Secured Parties) of any licensing agreement (in which EnergySolutions or any of its Subsidiaries is the licensee) or other contract entered into by EnergySolutions or any of its Subsidiaries in the ordinary course of business or (f) customary provisions in agreements and other documents governing or evidencing Additional Permitted Debt restricting the ability of EnergySolutions to make Restricted Payments to Parent.

SECTION 7.12  Speculative Transactions.  Parent and EnergySolutions each shall not, and shall not permit any of their respective Subsidiaries to, enter into any Derivative Contract other than a Hedge Agreement.

SECTION 7.13  Name, Jurisdiction of Organization; Business; Fiscal Year.  Parent and EnergySolutions agree not to effect or permit any change referred to in Section 6.4(h) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  None of Parent, EnergySolutions or any of their respective Subsidiaries shall enter into or conduct any business other than a Permitted Business.  Parent, EnergySolutions and each of their respective Subsidiaries will maintain a fiscal year ending on December 31, provided that they may, not more than once during the term of this Agreement, adopt and thereafter maintain a fiscal year ending on or within seven days of December 31, in accordance with a 4-4-5 week quarterly close schedule or a calendar close schedule (it being understood that the adoption of such a fiscal year will not be the basis for any adjustments to the covenants or the calculation of Excess Cash Flow under this Agreement).

SECTION 7.14  Permitted Activities.  (a)  Notwithstanding anything herein to the contrary, Parent shall not (a) incur, directly or indirectly, any Indebtedness (other than Indebtedness permitted by Section 7.1 and the Senior Notes); (b) create or suffer to exist any

Liens upon any property or asset now owned or hereafter acquired by it other than Liens created under the Security Documents or permitted pursuant to Section 7.2; (c) engage in any business or activity, or own any property or asset, other than (i) owning all the Equity Interests in EnergySolutions, (ii) performing its obligations and activities incidental thereto under the Loan Documents and (iii) making Restricted Payments and Investments to the extent permitted by this Agreement; (d) consolidate with, merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests in EnergySolutions; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than EnergySolutions; (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; and (h) become an obligor in respect of Indebtedness incurred pursuant to Section 7.1(u).

SECTION 7.15  Maximum Capital Expenditures.  (a)The aggregate Capital Expenditures of Parent, EnergySolutions and their respective Subsidiaries on a consolidated basis in any fiscal year shall not be greater than the amount set forth below in respect of such fiscal year

Fiscal Year	Maximum Capital Expenditures
2010	$40,000,000
2011	$40,000,000
2012	$40,000,000
2013	$40,000,000
2014	$40,000,000
2015	$40,000,000
2016	$40,000,000

However, to the extent the aggregate Capital Expenditures of Parent, EnergySolutions and their respective Subsidiaries on a consolidated basis in any one fiscal year (ending on or after December 31, 2011) are less than the maximum amount permitted pursuant to this Section 7.15, then EnergySolutions and its Subsidiaries on a consolidated basis may expend an additional amount on Capital Expenditures in a subsequent fiscal year equal to the amount of the lesser of the shortfall from such fiscal year and 50% of the amount permitted for Capital Expenditures in the prior fiscal year; provided, however, that Capital Expenditures in any fiscal year shall first be deemed to utilize the full amount set forth in the table above for such fiscal year before being applied to any such carryover amount and in no circumstance may any shortfall be carried forward from more than one fiscal year at any time.

(b)                                 Parent, EnergySolutions and their respective Subsidiaries can make Capital Expenditures at any time in excess of the amounts otherwise permitted by Section 7.15(a) so long as the amount of any such Capital Expenditure at the time when made does not exceed the Available Excess Cash Flow immediately prior to such time and Available Excess Cash Flow is reduced by the amount of such Capital Expenditure when it is made.

ARTICLE VIII

Events of Default

SECTION 8.1  Events of Default.  Each of the following events shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

(a)                                  any representation, warranty, certification or other statement made or deemed made under this Agreement or any other Loan Document or in any report, notice or certificate provided pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect or misleading in any material respect when made or when deemed made;

(b)                                 EnergySolutions shall default (i) in the payment of any principal amount of the Loans or (ii) in the payment of any interest, fees or other amounts payable to any of the Lender Parties or the Administrative Agent, when due, and such default, in the case of this clause (ii), shall not be cured by payment in full within three Business Days;

(c)                                  Parent, EnergySolutions or any of their respective Subsidiaries shall default in the performance or observance of any agreement or covenant contained in Article VII or Section 5.1 (to the extent requiring EnergySolutions to be in good standing in its jurisdiction of organization), 5.9, 5.17 or 6.5(a);

(d)                                 Parent, EnergySolutions or any of their respective Subsidiaries shall default in the performance or observance of any agreement or covenant contained in this Agreement and not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of 30 days after the earlier of (i) the date any officer or manager of Parent or EnergySolutions becomes aware of such default and (ii) the date notice of such default to EnergySolutions from the Administrative Agent or any Lender becomes effective in accordance with Section 10.1;

(e)                                  there shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1) by Parent, EnergySolutions, any of their respective Subsidiaries or any other obligor thereunder, which shall not be cured within a period of 30 days after the earlier of (i) the date any officer or manager of Parent or EnergySolutions becomes aware of such default and (ii) the date notice of such default to EnergySolutions from the Administrative Agent or any Lender becomes effective in accordance with Section 10.1;

(f)                                    there shall be entered and remain unstayed a decree or order for relief in respect of Parent, EnergySolutions or any of their respective Subsidiaries under Title 11 of the United States Code or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of Parent, EnergySolutions or any of their respective Subsidiaries, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of Parent,

EnergySolutions or any of their respective Subsidiaries; or an involuntary petition shall be filed or case commenced against Parent, EnergySolutions or any of their respective Subsidiaries and a temporary stay entered and (i) such petition and stay shall not be diligently contested or (ii) such petition and stay shall continue undismissed for a period of 45 consecutive days;

(g)                                 Parent, EnergySolutions or any of their respective Subsidiaries shall file a petition, answer or consent seeking relief under Title 11 of the United States Code or any other applicable Federal or state bankruptcy law or other similar law, or Parent, EnergySolutions or any of their respective Subsidiaries shall consent to the institution of proceedings thereunder or to the filing of any such petition or shall seek or consent to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Parent, EnergySolutions or any of their respective Subsidiaries, or of any substantial part of their respective properties, or Parent, EnergySolutions or any of their respective Subsidiaries shall fail generally to pay its respective debts as they become due, or Parent, EnergySolutions or any of their respective Subsidiaries shall take any action in furtherance of any such action;

(h)                                 a judgment shall be entered by any court against Parent, EnergySolutions or any of their respective Subsidiaries for the payment of money which, individually or in the aggregate with other such judgments (to the extent the amount of such judgment exceeds the amount of insurance coverage therefor, net of any deductible or co-payment, and as to which the related carrier has been notified of such judgment and has responded in writing and not denied insurance coverage therefor, including the amount of such coverage), exceeds $10,000,000, or a warrant of attachment or execution or similar process shall be issued or levied against property of Parent, EnergySolutions or any of their respective Subsidiaries which, together with all other such property of Parent, EnergySolutions or any of their respective Subsidiaries subject to other such process, exceeds in value $10,000,000 in the aggregate, and within 60 days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal, or after the expiration of any such stay, such judgment, warrant or process shall not have been paid, discharged or reduced to an amount less than $5,000,000;

(i)                                     (i) there shall be at any time any failure to meet any minimum funding standard as defined in Section 302 of ERISA or in Section 412 of the Code, with respect to any Plan or any ERISA Affiliate Plan; (ii) a trustee shall be appointed by a United States District Court to administer any such Plan or ERISA Affiliate Plan; (iii) the PBGC or a plan administrator shall institute proceedings to terminate any Plan or ERISA Affiliate Plan; or Parent, EnergySolutions or any of their respective Subsidiaries shall incur any liability under Title IV of ERISA in connection with the termination of any Plan or an ERISA Affiliate Plan (other than liabilities for benefit obligations that are sufficiently funded at the time of termination in accordance with applicable provisions of Title IV of ERISA); (iv) any Plan, or trust created under any such Plan, shall engage in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject Parent, EnergySolutions or any of their respective Subsidiaries to a tax or penalty in any amount on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code or an obligation to indemnify any other person for such tax or penalty; or (v) the incurrence by Parent, EnergySolutions or any their respective Subsidiaries of any liability with respect to a withdrawal or partial withdrawal from any Multiemployer Plan or the receipt by Parent, EnergySolutions or any of their respective

Subsidiaries of any notice, or the receipt by any Multiemployer Plan from Parent, EnergySolutions or any of their respective Subsidiaries of any notice, concerning the imposition on Parent, EnergySolutions or any of their respective Subsidiaries of withdrawal liability as defined under Title IV of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization with the meaning of Title IV of ERISA, and, in each case, such event or condition, together with other such events or conditions, if any, would reasonably be expected to subject Parent and the Subsidiaries to any tax, liability or penalty in excess of $5,000,000;

(j)                                     there shall occur (i) any default under any Material Indebtedness of Parent, EnergySolutions or any of their respective Subsidiaries that results in such Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf, to accelerate the maturity of such Indebtedness; (ii) any default under any Derivative Contract having a notional principal amount of $5,000,000 or more; or (iii) unless otherwise permitted herein, any defeasance or any other action the result of which is to defease or repay any Subordinated Indebtedness of EnergySolutions or the Senior Notes without the prior payment in full of the Obligations;

(k)                                  one or more of the Necessary Authorizations shall be terminated or revoked such that EnergySolutions and the Subsidiaries are no longer able to operate their businesses or any portion thereof or any of such Necessary Authorizations shall fail to be renewed at the stated expiration thereof such that EnergySolutions and the Subsidiaries are no longer able to operate their businesses or any portion thereof and retain the revenue received therefrom, except in the event that the termination or revocation could not reasonably be expected to have a Material Adverse Change;

(l)                                     (i) any Security Document or any other Loan Document, or any material provision of any such document, shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, (ii) a proceeding shall be commenced by Parent, EnergySolutions or any of their respective Subsidiaries or by any Governmental Authority having jurisdiction over Parent, EnergySolutions or any of their respective Subsidiaries seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof) or (iii) Parent, EnergySolutions or any of their respective Subsidiaries shall deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Security Document or any other Loan Document;

(m)                               any Security Document shall for any reason fail or cease to create a valid, first priority Lien on any material portion of the Collateral purported to be covered thereby, subject to any Permitted Lien, or any such Lien shall cease to be perfected, except if such failure or cessation results from the Administrative Agent’s failure to file any UCC-l financing statement or UCC-3 continuation statement in the appropriate jurisdiction or to maintain possession or control of such portion of the Collateral or from a sale or assignment of such portion of the Collateral by the Administrative Agent; or

(n)                                 there shall occur a Change of Control.

SECTION 8.2  Remedies.  (a)  If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(f) or 8.1(g)) shall have occurred and shall be continuing, the Administrative Agent may, and at the request of the Majority Lenders shall, formally declare that an Event of Default has occurred and (i) terminate all or any portion of the Commitments of each Lender and the obligation of each Lender to make Loans and of the Issuing Banks to issue Letters of Credit and (ii) declare the principal of and interest on the Loans and all other amounts owed to the Lender Parties and the Administrative Agent under this Agreement and any other Obligations to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly, in each case, waived, anything in this Agreement or any other Loan Document to the contrary notwithstanding, and the Commitments shall thereupon forthwith terminate and all such amounts shall be immediately due and payable.

(b)                                 Upon the occurrence and continuance of an Event of Default specified in Section 8.1(f) or 8.1(g), all principal, interest and other amounts due outstanding hereunder, and all other Obligations, shall thereupon and concurrently therewith become due and payable, the Commitments of each Lender and the obligation of each Lender to make Loans and of the Issuing Banks to issue Letters of Credit shall forthwith terminate and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, all without any action by the Administrative Agent, the Lender Parties or the Majority Lenders or any of them and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

(c)                                  Upon acceleration of the Obligations, as provided in Section 8.2(a) or 8.2(b), the Administrative Agent and the Lender Parties shall have all of the post-default rights granted to them, or any of them, under the Loan Documents and under Applicable Law.

(d)                                 Upon acceleration of the Obligations, as provided in Section 8.2(a) or 8.2(b), the Administrative Agent, upon request of the Majority Lenders, shall have the right to the appointment of a receiver for the properties and assets of EnergySolutions and the Subsidiaries, both to operate and to sell such properties and assets, and EnergySolutions, for itself and on behalf of the Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection Parent, EnergySolutions or any of their respective Subsidiaries may have thereto or the right to have a bond or other security posted by the Administrative Agent on behalf of the Secured Parties, in connection therewith.

(e)                                  The rights and remedies of the Administrative Agent and the Lender Parties hereunder shall be cumulative and not exclusive.

SECTION 8.3  Required Consents and Transfer of Licenses Upon Event of Default.  If an Event of Default specified in Section 8.1 shall have occurred and be continuing and the Administrative Agent exercises a remedy under any Loan Document or Applicable Law, Parent and EnergySolutions shall, at the request of the Administrative Agent:  (a) use commercially reasonable efforts to seek and obtain all required prior approvals and consents to the direct or indirect transfer of control of the Property, the Permitted Business or the applicable Licenses or Environmental Permits, including all approvals and consents required by any Environmental Law, License or Environmental Permit, (b) cooperate with the Administrative Agent, or any receiver or other Person appointed by the Administrative Agent, to assist such Person in identifying the Licenses and Environmental Permits required to own, maintain, operate or transfer the Property or the Permitted Business from and after the occurrence of such Event of Default and (c) use commercially reasonable efforts to either transfer to the Administrative Agent or a Person designated by the Administrative Agent the Licenses and Environmental Permits of EnergySolutions, where permissible, or obtain new Licenses and Environmental Permits for the Administrative Agent or Person designated by the Administrative Agent.  Such efforts, cooperation and assistance shall include EnergySolutions’, Parent’s or their respective agents’ attendance at public hearings and, to the extent necessary, the use of the knowledge, expertise and information of Parent, EnergySolutions and their respective agents, experts and employees.

ARTICLE IX

The Administrative Agent

Each of the Lender Parties hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized by the Lenders to execute any and all Loan Documents (including the Guarantee and Collateral Agreement) and other documents with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by this Agreement, and each Lender hereby acknowledges the provisions set forth in the Guarantee and Collateral Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Lender were a party to the Guarantee and Collateral Agreement.  In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lender Parties hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender Party’s behalf.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent, EnergySolutions, any of their respective Subsidiaries or any other Affiliate of any of the foregoing as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, EnergySolutions, any of their respective Subsidiaries or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 10.10) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Parent, EnergySolutions, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  The Administrative Agent may consult with legal counsel (who may be counsel for EnergySolutions), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-

agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lender Parties and EnergySolutions.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with EnergySolutions, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by EnergySolutions to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by Parent, EnergySolutions and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lender Parties and EnergySolutions, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Majority Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article IX and Section 10.2, as well as any exculpatory, reimbursement and indemnification provisions set forth elsewhere in this Agreement or in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender Party, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender Party, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption or an Accession Agreement as provided in Section 2.18(g) pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a “syndication agent” or a “documentation agent” shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank) but shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and none of Parent, EnergySolutions or any other Loan Party shall have any rights as a third-party beneficiary of any such provisions.

ARTICLE X

Miscellaneous

SECTION 10.1  Notices.  (a)  All notices and other communications provided for hereunder shall be in writing and shall be mailed by certified or registered mail, faxed, e-mailed (to the extent provided in paragraph (c) below) or delivered by hand or overnight courier service.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)            If to Parent or EnergySolutions, to it at:

423 West 300 South, Suite 200

Salt Lake City, UT 84101

Attn:  Mark McBride

Tel:  801-303-1687

Fax:  801-413-5649

E-mail:   mcmcbride@energysolutions.com

(ii)           If to the Administrative Agent, to it at:

1111 Fannin Street, Floor 10

Houston, TX, 77002-6925, United States

Attn: Leslie Hill

Tel:   713-750-2318

Fax: 713-427-6307

E-mail: leslie.d.hill@chase.com

with a copy to such counsel to the Administrative Agent as the Administrative Agent may designate in writing from time to time.

(iii)          If to any Lender Party, to it at such address (or fax number) as shall have been previously provided by such Lender Party to the Administrative Agent in writing.

Copies shall be provided to Persons other than the parties hereto only in the case of notices under Article VIII.

(b)                                 Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (c) below shall be effective as provided in such paragraph.

(c)                                  Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender Party if such Lender Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent, Parent or EnergySolutions may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(d)                                 Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 10.2  Expenses; Indemnity; Damage Waiver.  (a)  Parent and EnergySolutions shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates (including the reasonable and documented fees, charges and disbursements of not more than one outside legal counsel for all indemnified parties plus, if necessary, one local counsel per relevant jurisdiction plus, in the case of a conflict of interest or separate defenses available to the indemnified parties, one additional counsel per affected party), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, execution and delivery of the Engagement Letter and the Fee Letter, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing (limited to one outside legal counsel for the Administrative Agent plus one outside legal counsel for all other indemnified parties plus, if necessary, one local counsel per relevant jurisdiction plus, in the case of a conflict of interest or separate defenses available to the indemnified parties, one additional counsel per affected party), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.2, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Parent and EnergySolutions shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable fees, charges and disbursements of not more than one outside legal counsel for all Indemnitees plus, if necessary, one local counsel per relevant jurisdiction plus, in the case of a conflict of interest or separate defenses available to the indemnified, one additional counsel per affected party), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Engagement Letter, the Fee Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Engagement Letter, the Fee Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by Parent, EnergySolutions or any of their respective Subsidiaries, or any Environmental Liability related in any way to Parent, EnergySolutions or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Engagement Letter, the Fee Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c)                                  To the extent that Parent and EnergySolutions fail to pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time (or most recently outstanding and in effect).

(d)                                 To the extent permitted by applicable law, neither Parent nor EnergySolutions shall assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) except, with respect to any Indemnitee, to the extent resulting from gross negligence or willful misconduct by such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section 10.2 shall be payable promptly after written demand therefor.  For the avoidance of doubt, this Section 10.2 shall not apply to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

SECTION 10.3  Setoff.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and during the continuance thereof, the Administrative Agent and the Lender Parties are hereby authorized by Parent and EnergySolutions at any time and from time to time, without notice to Parent, EnergySolutions or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by any Lender Party or the Administrative Agent to or for the credit or the account of Parent, EnergySolutions or any of their respective Subsidiaries against and on account of the Obligations irrespective of whether (a) any Lender Party or the Administrative Agent shall have made any demand hereunder or (b) the Administrative Agent shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such Obligations or any of them shall be contingent or unmatured.  Upon direction by the Administrative Agent with the consent of the Majority Lenders, each Lender Party holding deposits of Parent, EnergySolutions or any of their respective Subsidiaries shall exercise its setoff rights as so directed.

SECTION 10.4  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Parent nor EnergySolutions may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Parent or EnergySolutions without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.4.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 10.4), the Arrangers, and, to the extent expressly contemplated hereby, the Related Parties of any of the Administrative Agent, the Arrangers, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) EnergySolutions; provided that no consent of EnergySolutions shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default has occurred and is continuing, for any other assignment; and provided further that EnergySolutions shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Revolving L/C Exposure, each Revolving Issuing Bank.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000 unless each of EnergySolutions and the Administrative Agent otherwise consents; provided that no such consent of EnergySolutions shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent, EnergySolutions and their Related Parties or their securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Law, including Federal, state and foreign securities laws; and

(E) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to EnergySolutions described in Section 108(e)(4) of the Code.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 10.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.17 and 10.2).

(iv)                              The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of EnergySolutions, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount and, if applicable, currencies of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Parent, EnergySolutions, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by EnergySolutions and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 10.4 and any written consent to such assignment required by this Section 10.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.  Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c)                                  (i) Any Lender may, without the consent of EnergySolutions, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) Parent, EnergySolutions, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to EnergySolutions described in Section 108(e)(4) of the Code.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the

Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.10(b) that affects such Participant or requires the approval of all the Lenders.  Subject to paragraph (c)(ii) of this Section 10.4, Parent and EnergySolutions agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.16 and 2.17 to the same extent as if it were a Lender (subject to the requirements and limitations therein, including the requirements under Section 2.17(f)) and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.15 and 2.20 as if it were an assignee under paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(b) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of EnergySolutions, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless EnergySolutions is notified of the participation sold to such Participant and such Participant agrees, for the benefit of EnergySolutions, to comply with Section 2.17(h) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.5  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any other provisions of the Engagement Letter or the Fee Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.6  Governing Law and Jurisdiction.  (a)  THIS AGREEMENT, ANY NOTES AND ANY LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)                                 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(c)                                  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.1.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 10.7  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.8  Interest.  (a)  In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by EnergySolutions or inadvertently received by any Lender, then such excess sum shall be credited as a payment of principal, unless EnergySolutions shall notify the Administrative Agent or such Lender in writing that it elects to have such excess returned forthwith.  It is the express intent hereof that EnergySolutions not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by EnergySolutions under Applicable Law.

(b)                                 Notwithstanding the use by the Lenders of the Base Rate, the Federal Funds Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to EnergySolutions at interest rates related to such reference rates.

SECTION 10.9  Table of Contents and Headings.  The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience of reference only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

SECTION 10.10  Amendments and Waivers.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, EnergySolutions, the Administrative Agent and the Majority Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Majority Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Parent, EnergySolutions and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.8, or the required date of reimbursement of any L/C Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) change Section 2.15(a) or 2.15(b) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Majority Lenders, the provisions of this Section and the definition of the term “Majority Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release Parent or any Subsidiary Guarantor from its Guarantee under the Guarantee and Collateral Agreement (except as expressly provided in Section 10.11 or the Guarantee and Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (G) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 10.11 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), and (H) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, and (2) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by Parent, EnergySolutions and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.  Notwithstanding the foregoing provisions of this Section 10.10(b), (x) the Term Loans or Revolving Commitments of any Class may be

extended to a later maturity or termination date with the agreement and consent of the Majority Lenders (or the Majority in Interest Lenders of such Class if such extension affects only the rights of Lenders of holding Loans or having Commitments of such Class) and each extending Lender of such Class, and each such extending Lender can receive payment of interest rates and fees in respect of its extended Loans or Commitments different from the interest rates and fees payable to the non-extending Lenders of such Class, which payment shall be deemed not to violate the pro rata provisions in this Agreement, and (y) with the agreement and consent of the Persons referred to therein, and without the necessity of obtaining the approval of any other Lenders hereunder, Incremental Facility Amendments may be entered into pursuant to Section 2.18.

SECTION 10.11  Release of Liens and Guarantees.  A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Guarantor shall automatically be released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Majority Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  Upon any sale or other transfer by any Loan Party (other than to Parent, EnergySolutions or any of their respective Subsidiaries) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 10.10, the security interests in such Collateral created by the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 10.11 shall be without recourse to or warranty by the Administrative Agent.

SECTION 10.12  Other Relationships.  No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent or its Affiliates and each Lender Party or its respective Affiliates to enter into or maintain business relationships with EnergySolutions or any of its Affiliates beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

SECTION 10.13  Directly or Indirectly.  If any provision in this Agreement refers to any action taken or to be taken by any Person or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

SECTION 10.14  Reliance on and Survival of Various Provisions.  All covenants, agreements, statements, representations and warranties made herein or in any certificate delivered pursuant hereto (a) shall be deemed to have been relied upon by the Administrative Agent and each of the Lender Parties notwithstanding any investigation heretofore or hereafter made by them and notwithstanding that the Arrangers, the Administrative Agent or any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder and (b) shall survive the execution and delivery of this Agreement and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, a Revolving Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Revolving Letter of Credit issued by such Revolving Issuing Bank (whether as a result of the obligations of EnergySolutions (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Revolving Issuing Bank, or being supported by a letter of credit that names such Revolving Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Revolving Letter of Credit shall cease to be a “Revolving Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Revolving Letter of Credit, and no obligations with respect thereto, under Sections 2.6(f) and 2.6(h).  The provisions of Sections 2.14, 2.15(c), 2.16, 2.17, 10.2, 10.19 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.15  Senior Debt.  (a) In the event that Parent, EnergySolutions or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, Parent and EnergySolutions shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is or may be outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 10.16  Confidentiality.  The Lender Parties shall hold all information which has been identified as non-public, proprietary or confidential by EnergySolutions obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound financial service industry practices; provided, however, that the Lender Parties may make disclosure of any such information (a) to their examiners, Affiliates, outside auditors, counsel, consultants, appraisers and other professional advisors in connection with this Agreement; (b) to any pledgee referred to in Section 10.4(d) or any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such pledgee, contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16; (c) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender Party’s investment portfolio in connection with ratings issued with respect to such Lender Party; (d) as reasonably required by any proposed syndicate member or any proposed transferee or Participant in connection with the contemplated transfer of any Loans or participation therein (so long as such proposed syndicate member or proposed transferee or Participant agrees to be bound by the provisions of this Section 10.16); (e) as required or requested by any Governmental Authority or representative thereof; (f) in connection with the exercise of any right or remedy under this Agreement, the Secured Hedge Agreements, any other Loan Document or related document; (g) as required by any law, rule, regulation or judicial process; or (h) with respect to any litigation to which any Loan Party, any Lender Party or any of their respective Affiliates is a party.  In no event shall the Administrative Agent or any Lender Party be obligated or required to return any materials furnished to it by EnergySolutions.  The foregoing provisions shall not apply to a Lender Party with respect to information that (i) is or becomes generally available to the public (other than through a breach of this Section 10.16 by such Lender Party), (ii) is already in the possession of such Lender Party on a nonconfidential basis, or (iii) comes into the possession of such Lender Party in a manner not known to such Lender Party to involve a breach of a duty of confidentiality owing to EnergySolutions.

SECTION 10.17  Patriot Act Notice.  Each Lender Party and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  EnergySolutions shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender Parties in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 10.18  Non-Public Information.  (a)  Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Parent, EnergySolutions or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to Parent, EnergySolutions and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b)                                 Parent, EnergySolutions and each Lender acknowledges that, if information furnished by Parent or EnergySolutions pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Administrative Agent may post any information that Parent or EnergySolutions has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if Parent or EnergySolutions has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.

(c)                                  Each of Parent and EnergySolutions agrees, at the request of the Administrative Agent, to specify whether any information furnished by Parent or EnergySolutions to the Administrative Agent pursuant to, or in connection with, this Agreement contains MNPI (it being acknowledged that nothing in this paragraph shall be deemed to obligate the Administrative Agent to make any such request).

SECTION 10.19  Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)                                 The obligations of EnergySolutions in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, EnergySolutions agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of EnergySolutions contained in this Section 10.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.20  WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.21  No Fiduciary Relationship.  Each of Parent and EnergySolutions, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Parent, EnergySolutions, their respective Subsidiaries and other Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENERGYSOLUTIONS, INC.,

by
/s/ Richard Tooze
Name: Richard Tooze
Title: Treasurer

ENERGYSOLUTIONS, LLC,

by
/s/ Richard Tooze
Name: Richard Tooze
Title: Treasurer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by
/s/ Peter Christensen
Name: Peter Christensen
Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

by
/s/ John D. Toronto
Name: John D. Toronto
Title: Director

by
/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Associate

CITIBANK, N.A.,

by
/s/ Stuart G. Dickson
Name: Stuart G. Dickson
Title: Vice President

ZIONS BANK,

by
/s/ Rob McGee
Name: Rob McGee
Title: Vice President